As filed with the Securities and Exchange Commission on February 15, 2005

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Propex Fabrics Inc.

(Exact name of registrant as specified in its charter)

Delaware	2221	36-2692811
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

260 The Bluffs Austell, Georgia 30168 (770) 941-1711	Philip D. Barnes 260 The Bluffs Austell, Georgia 30168 (770) 941-1711
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary W. Orloff, Esq.

Bracewell & Patterson, L.L.P.

711 Louisiana Street, Suite 2900

Houston, Texas 77002-2781

Phone: (713) 221-1306

Fax: (713) 221-2166

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
10% Senior Notes due 2012	$150,000,000	100%	$150,000,000	$17,655
Guarantees of 10% Senior Notes due 2012(2)	(3)	(3)	$0	None (3)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act.
(2)	See the Table of Additional Registrants on the next page for a list of the additional registrant guarantors.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate registration fee is required with respect to the guarantees.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in its Charter(1)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
Propex Fabrics International Holdings I Inc.	Delaware	20-1597532
Propex Fabrics International Holdings II Inc.	Delaware	20-1597629

(1)	The address, including zip code, and telephone number, including area code, of each additional registrant’s principal executive offices is c/o Propex Fabrics Inc., 260 The Bluffs, Austell, Georgia 30168, (770) 944-1711.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated February 15, 2005

$150,000,000

PROPEX FABRICS INC.

Offer to exchange 10% Exchange Senior Notes

due 2012 for any and all outstanding

10% Senior Notes due 2012

This prospectus, and accompanying letter of transmittal, relate to our proposed exchange offer. We are offering to exchange up to $150,000,000 aggregate principal amount of new 10% exchange senior notes due 2012, which we call the exchange notes, for any and all outstanding 10% senior notes due 2012, which we call the original notes, previously issued in a private offering and which have various transfer restrictions because they were not issued pursuant to a registration statement.

In this prospectus we sometimes refer to the exchange notes and the original notes collectively as the notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2005, unless extended.

•	The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will be issued free of the transfer restrictions and covenants regarding exchange and registration rights applicable to the original notes.

•	The exchange notes, like the original notes, will be unsecured and will rank equally with all of our existing and future unsecured and unsubordinated debt and senior to all of our future subordinated debt. The exchange notes, like the original notes, will be effectively subordinated to all of our secured debt, including debt under our new credit facility, to the extent of the value of the assets securing the debt under the credit facility. As of December 1, 2004, we had approximately $115 million of secured debt outstanding. The exchange notes will not be senior to any outstanding indebtedness.

•	All original notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of original notes may be withdrawn at any time prior to expiration of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	The exchange of original notes for exchange notes will not be a taxable event for United States federal income tax purposes.

•	Holders of original notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•	Original notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but except under limited circumstances, will have no further exchange or registration rights under the registration rights agreement discussed in this prospectus.

Please see “ Risk Factors” beginning on page 9 for a discussion of factors you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, the accompanying letter of transmittal and related documents and any amendments or supplements to this prospectus carefully before making your investment decision.

The date of this prospectus is             , 2005.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the notes. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

A number of terms commonly used in the polypropylene synthetic fabrics industry and this prospectus are defined in the glossary section of this prospectus.

i

SUMMARY

This summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. Therefore, you are encouraged to read the entire prospectus carefully, including the risks discussed in the “Risk Factors” section and the financial statements and the footnotes to those statements, which are included in this prospectus. This prospectus includes the historical financial statements of the BP Fabrics and Fibers Business, which we acquired on December 1, 2004, pursuant to the stock purchase agreement described in this prospectus. Unless otherwise noted, references to “EBITDA” and “pro forma” have the meanings set forth under “—Summary Historical Financial Information.”

Our Company

We are the world’s largest producer of primary and secondary carpet backing, and a leading manufacturer and marketer of polypropylene synthetic fabrics used in a variety of other industrial applications. We have been engaged in the textile industry since 1884 and operated primarily under the name Amoco Fabrics and Fibers Company from 1968 until the acquisition described under “—The Transactions.” We pioneered the introduction of synthetic woven polypropylene carpet backing as a replacement to natural jute carpet backing, as well as the development of woven and nonwoven fabrics for other applications.

We operate globally in the three geographic regions of North America, Europe and Brazil, from which we market our products to over 40 countries. In North America, our largest market, our operations consist of two segments: furnishings and industrial fabrics. Within our furnishings segment, we sell both primary and secondary carpet backing, as well as nonwoven and some woven synthetic fabrics for use in furniture and bedding internal construction applications. In our industrial fabrics segment, we sell synthetic fabrics for geotextile, packaging and protective covering applications. We market our products under a variety of brands, including Polybac® and Actionbac®, and we believe that our products are among the most recognized in the industry and are highly respected for their quality and performance.

We primarily sell our products to leading carpet manufacturers, well-known furniture and bedding manufacturers and distributors of industrial fabrics. We have excellent relationships with our over 300 customers, and we have served many of our key customers for over 30 years. We believe we supply more synthetic fabrics to each of our top ten customers than any other supplier, and these customers represent over 50% of our revenues.

Our principal office is located at 260 The Bluffs, Austell, Georgia, 30168. Our telephone number is (770) 941-1711.

The Transactions

On October 4, 2004, we entered into a stock purchase agreement with BP Amoco Chemical Holding Company, an indirect subsidiary of BP p.l.c. For purposes of this description, we refer to BP p.l.c. and BP Amoco Chemical Holding Company and certain of its affiliates collectively as “BP.” Pursuant to the stock purchase agreement, BP sold to us all the outstanding capital stock of the entities comprising the fabrics business of BP. BP also sold to us specified assets comprising BP’s Canadian fabrics business and various intellectual property assets and various other assets associated with the fabrics business. The total consideration payable to the sellers was approximately $340.0 million, subject to post-closing working capital adjustments and other post-closing adjustments. The foregoing actions are referred to in this prospectus as the “acquisition.”

As part of the acquisition, we acquired Propex do Brasil Ltda., a Brazilian company. We did not receive approval from the appropriate Brazilian regulatory authorities prior to completing the acquisition. Although we expect to receive approval from the Brazilian regulatory authorities, if Brazilian regulatory authorities fail to approve the acquisition as contemplated by the stock purchase agreement, or impose restrictions we consider unacceptable, we will attempt to sell the business of the Brazilian subsidiary. If we are unable to sell the business within the time period required by the Brazilian regulatory authorities, we will sell the subsidiary back to BP for $31.5 million, consisting of $28.5 million in cash, a $2.0 million reduction in the junior subordinated note and a $1.0 million refund of a portion of the $10.0 million consideration for BP p.l.c.’s covenant not to compete, subject to various adjustments. The Brazilian operations had total assets of $25.0 million at September 30, 2004 and generated $28.8 million of net revenue for the nine months ended September 30, 2004.

At the closing of the acquisition, an investor group including investment entities affiliated with The Sterling Group, L.P., Genstar Capital, L.P. and Laminar Direct Capital, L.P., which we refer to collectively as the “sponsors,” BNP Paribas Private Capital Group, through Paribas North America, Inc., and certain members of our senior management purchased for cash $70.0 million of the common stock of Propex Fabrics Holdings Inc., our parent company. The cash proceeds were contributed to us and used to fund a portion of the purchase price for the acquisition. The balance of the purchase price was paid from the proceeds from the original notes and borrowings under a new credit facility consisting of a $110.0 million senior term loan and a revolving credit facility of $65.0 million.

The offering of the original notes, the execution of and initial borrowings under the new credit facility and the equity issuance by Propex Fabrics Holdings Inc. are referred to collectively in this prospectus as the “financings.” We refer to the acquisition and the financings together as the “transactions.”

Corporate Structure

We are a Delaware corporation and a wholly-owned subsidiary of Propex Fabrics Holdings Inc. Propex Fabrics Holdings Inc. was formed in connection with the acquisition and has no independent business operations. The following chart depicts our organizational structure.

(1)	Propex Fabrics Holdings Inc. is a guarantor of the new credit facility.

(2)	Propex Fabrics International Holdings I Inc. and Propex Fabrics International Holdings II Inc. are guarantors of the notes and the new credit facility. Their subsidiaries are organized in foreign countries and are not guarantors of the notes or the new credit facility.

(3)	To meet local jurisdictional requirements, Propex Fabrics International Holdings II Inc. owns one share of the capital stock of each of the Brazil operating subsidiary, the Hungarian operating subsidiary, the Mexican operating subsidiary and the Mexican service subsidiary.

The Exchange Offer

Registration Rights Agreement

We sold $150 million in aggregate principal amount of original notes to qualified institutional buyers as defined in Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act through BNP Paribas Securities Corp., as initial purchaser. We entered into a registration rights agreement with the initial purchaser which grants the holders of the original notes limited exchange and registration rights. The exchange offer made pursuant to this prospectus is intended to satisfy such exchange rights.

The Exchange Offer

$1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes. As of the date of this prospectus, $150 million aggregate principal amount of the original notes are outstanding. We will issue exchange notes to holders on the earliest practicable date following the Expiration Date.

Resales of the Exchange Notes

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that, except as described below, the exchange notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by a holder of the exchange notes, other than any such holder that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holder’s business and that such holder has no arrangement or understanding with any person to participate in the distribution of such exchange notes.

Each broker-dealer that receives exchange notes pursuant to the exchange offer in exchange for original notes that such broker-dealer acquired for its own account as a result of market-making activities or other trading activities, other than original notes acquired directly from us or our affiliates, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

If we receive certain notices in the letter of transmittal, this prospectus, as it may be amended or supplemented from time to time, may be used for the appropriate time period by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from us. We have agreed that, if we receive the notices in the letter of transmittal, we will make this prospectus available to any such broker-dealer for use in connection with any such resale.

The letter of transmittal requires broker-dealers tendering original notes in the exchange offer to indicate whether the broker-dealer acquired the original notes for its own account as a result of market-making activities or other trading activities, other than original notes acquired directly from us or any of our affiliates. If no broker-dealer indicates that the original notes were so acquired, we have no obligation under the registration rights agreement to maintain the effectiveness of the registration statement past the consummation of the exchange offer or to allow the use of this prospectus for such resales. See “The Exchange Offer—Registration Rights” and “—Resale of the Exchange Notes; Plan of Distribution.”

Expiration Date

The exchange offer expires at 5:00 p.m., New York City time, on             , 2005, unless we extend the exchange offer in our sole discretion, in which case the term “Expiration Date” means the latest date and time to which the exchange offer is extended.

Conditions to the Exchange Offer	The exchange offer is subject to certain conditions which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering the Original Notes

Each holder of original notes wishing to accept the exchange offer must complete, sign and date the accompanying letter of transmittal in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver such letter of transmittal together with the original notes and any other required documentation to the exchange agent identified below under “Exchange Agent” at the address set forth in this prospectus. By executing the letter of transmittal, a holder will make a number of representations to us. See “The Exchange Offer—Registration Rights” and “—Procedures for Tendering Original Notes.”

Special Procedures for Beneficial Owners

Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on such beneficial owner’s behalf. See “The Exchange Offer—Procedures for Tendering Original Notes.”

Guaranteed Delivery Procedures

Holders of original notes who wish to tender their original notes when those securities are not immediately available or who cannot deliver their original notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the Expiration Date must tender their original notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery.”

Withdrawal Rights	Tenders of original notes pursuant to the exchange offer may be withdrawn at any time prior to the Expiration Date.

Acceptance of Original Notes and Delivery of Exchange Notes

We will accept for exchange any and all original notes that are properly tendered in the exchange offer, and not withdrawn, prior to the exchange offer’s Expiration Date. The exchange notes issued pursuant to the exchange offer will be issued on the earliest practicable date following our acceptance for exchange of original notes. See “The Exchange Offer—Terms of the Exchange Offer.”

Exchange Agent	Wells Fargo Bank, N.A. is serving as exchange agent in connection with the exchange offer.

U.S. Federal Income Tax Considerations	The exchange of original notes for exchange notes pursuant to the exchange offer will not be treated as a taxable exchange for federal income tax purposes. See “Income Tax Considerations.”

Summary Historical Financial Information

The summary historical combined financial information presented below as of and for each of the years ended December 31, 2001, 2002 and 2003 is derived from our audited combined financial statements. The summary historical combined financial information presented below as of and for each of the nine months ended September 30, 2003 and 2004 is derived from our historical unaudited combined financial statements. In the opinion of our management, the unaudited historical combined financial statements include all adjustments necessary for a fair presentation of our financial position and results of operations for such periods.

The summary historical combined financial information for the nine months ended September 30, 2004 is not necessarily indicative of the results that may be expected for the full year ending December 31, 2004.

The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the combined financial statements and the related notes to those financial statements and the unaudited pro forma financial information and the related notes included elsewhere in this prospectus.

	Historical
	Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
				(unaudited)
	(dollars in millions)
Statement of Operations Data:
Net revenue	$491.9	$465.9	$522.3	$397.6	$459.3
Cost of sales	414.9	400.4	454.5	340.8	405.1

Gross profit	77.0	65.5	67.8	56.8	54.2
Selling, general and administrative	54.3	51.6	50.3	35.8	35.9
Restructuring and other similar costs (credits)	6.1	6.8	(1.9)	(1.9)	1.1
Loss on abandonment of long-lived assets	—	—	—	—	2.2
Interest expense	14.8	9.1	6.4	5.2	5.1
Interest income	(1.2)	(1.5)	(1.0)	(0.8)	(0.5)
Other (income) / expense	(0.1)	(1.2)	(0.6)	(0.4)	0.3

Income before income taxes	3.1	0.7	14.6	18.9	10.1
Income taxes	6.9	4.1	5.5	8.3	3.9

Net income (loss)	$(3.8)	$(3.4)	$9.1	$10.6	$6.2

Balance Sheet Data:
Cash and cash equivalents	$26.8	$8.4	$6.6	$4.8	$6.1
Total assets	465.5	451.5	449.0	473.1	476.6
Net working capital (a)	119.6	92.6	100.8	108.1	120.5
Total debt	160.5	157.2	153.3	154.3	154.3
Total parent investment / stockholder’s equity	181.1	98.9	93.1	100.9	91.5

Other Financial Data (Unaudited):
Ratio of earnings to fixed charges (b)	1.2	1.1	3.3	4.6	3.0
EBITDA (c)	$40.3	$31.5	$44.5	$40.6	$32.6
Capital expenditures	14.7	13.3	12.0	6.1	4.3
Net cash provided by operating activities	39.5	34.5	26.9	13.8	6.2
Net cash (used in) investing activities	(13.6)	(13.0)	(6.1)	(0.7)	(3.9)
Net cash (used in) financing activities	(21.6)	(41.4)	(22.7)	(15.7)	(2.8)

	Historical
	Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004

Other Data:
Sales volume (million square yards):
North America
Furnishings	1,597	1,563	1,646	1,256	1,308
Industrial Fabrics	388	373	417	315	367
Europe	476	465	422	313	336
Brazil	94	97	108	82	102
Australia and other	28	27	3	3	—

Total	2,583	2,526	2,596	1,969	2,113

(a)	Net working capital is comprised of current assets, minus current liabilities, excluding current maturities of long-term debt and accrued interest.
(b)	For the purpose of calculating the ratio of earnings to fixed charges, (1) earnings consist of earnings (loss) before fixed charges and income taxes and (2) fixed charges consist of interest expense on all indebtedness. During the periods presented, no interest costs have been capitalized.
(c)	EBITDA is defined as earnings before interest expense, income taxes and depreciation and amortization. EBITDA is not a measure of performance under GAAP. We believe that EBITDA is commonly used by investors and analysts to measure a company’s ability to service its debt. Management uses EBITDA to monitor our operating performance, and financial ratios in our new credit facility are based on EBITDA. However, EBITDA does not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with GAAP, and EBITDA is not necessarily an indicator of whether cash flow will be sufficient to fund our cash requirements. In addition, our definition of EBITDA may differ from that of other companies.

A reconciliation of EBITDA to net income (loss) as set forth in our combined statements of operations is as follows:

	Historical
	Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
	(unaudited)
	(in millions)
Net income (loss)	$(3.8)	$(3.4)	$9.1	$10.6	$6.2
Adjustments:
Depreciation and amortization	23.6	23.2	24.5	17.3	17.9
Interest expense, net	13.6	7.6	5.4	4.4	4.6
Income taxes	6.9	4.1	5.5	8.3	3.9

EBITDA	$40.3	$31.5	$44.5	$40.6	$32.6

RISK FACTORS

An investment in the notes entails a high degree of risk. You should carefully consider the following risk factors and other information presented in this prospectus before deciding to purchase the notes. The occurrence of any one or more of the following could materially adversely affect your investment in the notes and/or our business and operating results.

Risks Related to the Notes and Our Other Indebtedness

Our substantial debt could adversely affect our financial health, make us more vulnerable to adverse economic conditions and prevent us from fulfilling our obligations under the notes or our new credit facility.

We have a significant amount of debt outstanding and significant debt service requirements. As of December 1, 2004, we had outstanding $265.0 million of total debt, of which $115.0 million was secured debt. As of December 1, 2004, we had $59.5 million of available borrowings under our new credit facility. We may, subject to covenants in our existing and future debt agreements, incur additional debt in the future.

Our high level of debt could have important consequences to holders of notes, such as:

•	limiting our ability to obtain additional financing to fund our working capital, capital expenditures, debt service requirements, potential growth or other purposes;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make payments on our debt;

•	placing us at a competitive disadvantage compared to competitors with less debt;

•	increasing our vulnerability to adverse economic and industry conditions; and

•	increasing our vulnerability to increases in interest rates because borrowings under our new credit facility are subject to variable interest rates.

Our ability to pay interest on the notes and to satisfy our other debt obligations will depend upon, among other things, our future operating performance and our ability to refinance debt when necessary. Each of these factors is to a large extent dependent on economic, financial, competitive and other factors beyond our control. If, in the future, we cannot generate sufficient cash from operations to make scheduled payments on the notes or to meet our other obligations, we would need to refinance some or all of our debt or obtain additional financing or sell assets, or we would be unable to satisfy our debt service requirements.

Restrictive covenants in our debt agreements may restrict the manner in which we can operate our business.

Our new credit facility and the indenture governing the notes limit, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur indebtedness;

•	pay dividends, redeem capital stock or make other restricted payments;

•	incur liens to secure indebtedness;

•	make certain investments;

•	sell certain assets;

•	enter into certain transactions with our affiliates; or

•	merge with another person or sell substantially all of our assets.

If we fail to comply with these covenants, we would be in default under our new credit facility and the indenture, and the principal and accrued interest on the notes and our other outstanding indebtedness may become due and payable. See “Description of New Credit Facility” and “Description of Notes — Certain Covenants.” In addition, our new credit facility contains, and our future indebtedness agreements may contain, additional affirmative and negative covenants that are generally more restrictive than those contained in the indenture.

As a result of these covenants, our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might otherwise be considered beneficial to us. Our new credit facility also requires us, and our future credit facilities may require us, to maintain specified financial ratios and satisfy specified financial tests. Our ability to meet these financial ratios and tests can be affected by events beyond our control. The breach of any of these covenants could result in a default under our new credit facility. Upon the occurrence of an event of default under our current or future credit facilities, the lenders could elect to declare all amounts outstanding under such credit facilities, including accrued interest or other obligations, to be immediately due and payable. If amounts outstanding under such credit facilities were to be accelerated, our assets may not be sufficient to repay in full that indebtedness and our other indebtedness, including the notes.

Despite our substantial indebtedness, we may still be able to incur significantly more debt. This could intensify the risks described above.

The terms of the indenture governing the notes and our new credit facility contain restrictions on our ability and the ability of our subsidiaries to incur additional indebtedness. These restrictions are subject to a number of important qualifications and exceptions and the amount of indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we and our subsidiaries could incur significant additional indebtedness in the future. As of December 1, 2004, we had $59.5 million of available borrowings under our new credit facility. The more we become leveraged, the more we and our security holders become subject to the risks described above.

The notes and the guarantees are unsecured and effectively subordinated to our and our subsidiary guarantors’ secured indebtedness and structurally subordinated to all indebtedness of any non-guarantor subsidiaries.

The notes and the related subsidiary guarantees are not secured by any of our assets. As of December 1, 2004, we and our subsidiary guarantors had $115.0 million of secured debt outstanding. In addition, the indenture governing the notes permits the incurrence of additional debt, some of which may be secured debt. The notes are effectively subordinated to all secured debt to the extent of the value of the assets securing such debt.

If we become insolvent or are liquidated, or if payment under any secured debt is accelerated, the lenders thereunder would be entitled to exercise the remedies available to a secured lender. Accordingly, the lender will have priority over any claim for payment under the notes or the guarantees to the extent of the assets that constitute its collateral. If this were to occur, it is possible that there would be no assets remaining from which claims of the holders of the notes could be satisfied. Further, if any assets did remain after payments to these lenders, the remaining assets might be insufficient to satisfy the claims of the holders of the notes and holders of other unsecured debt that is deemed the same class as the notes, and potentially all other general creditors who would participate ratably with holders of the notes.

We may be prevented from financing, or may not have the ability to raise funds necessary to finance, the change of control offer required by the indenture.

Upon the occurrence of a change of control, each holder of notes outstanding under the indenture may require us to purchase all or a portion of the notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. Our ability to purchase the notes upon a change of control event is prohibited by the terms of our new credit facility. Future agreements may contain a similar provision. Upon a change of control event, we may be required to repay immediately the outstanding principal, any accrued interest on and any other amounts owed by us under our new credit facility, but we may not be able to repay immediately amounts outstanding under our new credit facility. Upon a change of control, we also may not have sufficient funds available to purchase all of the notes tendered to us. Any requirement to offer to purchase any outstanding notes may result in us having to refinance our outstanding debt or obtain necessary consents under our other debt agreements to repurchase the notes, which we may not be able to do. In such case, our failure to purchase notes following a change of control would constitute an event of default under the indenture, which would, in turn, constitute a default under our new credit facility.

We rely on our subsidiaries for a portion of our operating funds, and our subsidiaries have no obligation to supply us with any funds.

We conduct our operations in part through subsidiaries and are dependent upon our subsidiaries for a portion of the funds we need to operate. We are dependent on the transfer of funds from our subsidiaries to make the payments due under the notes. Each of our subsidiaries is a distinct legal entity and has no obligation to transfer funds to us. Our ability to pay the notes, and the ability of our subsidiaries to transfer funds to us, could be restricted by the terms of subsequent financings. The payment of dividends to us by our subsidiaries is subject to various business considerations as well as contractual provisions which may restrict the payment of dividends and distributions and the transfer of assets to us.

Claims of creditors of our non-domestic subsidiaries have priority with respect to the assets and earnings of such subsidiaries over holders of the notes.

None of our non-domestic subsidiaries guarantee the notes. Claims of creditors of our non-domestic subsidiaries, including trade creditors, generally have priority with respect to the assets and earnings of such subsidiaries over our claims or those of our creditors, including holders of the notes. For the year ended December 31, 2003, our non-guarantor subsidiaries generated $142.6 million, or 27.3%, of our net revenue and $4.8 million, or 24.0%, of our income before interest and taxes.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.

The notes are a new issue of securities for which there is no established trading market. We do not intend to have the notes listed on a national securities exchange or quoted on the

National Association of Securities Dealers Automated Quotation System, although the original notes are eligible for trading in the PORTAL MarketSM. At the time of the private placement of the original notes the initial purchaser advised us that it intended to make a market in the original notes, and, if issued, the exchange notes, as permitted by applicable law; however, the initial purchaser is not obligated to make a market in the original notes or the exchange notes, and it may discontinue its market-making activities at any time without notice. Therefore, an active market for the notes or the exchange notes may not develop or, if a market develops, it may not continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the original notes or the exchange notes may experience similar disruptions and such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the original notes or the exchange notes may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar notes, our performance and other factors.

Our controlling stockholders may have interests that conflict with yours.

All of our voting securities are owned by Propex Fabrics Holdings Inc. The sponsors collectively own over 90% of Propex Fabrics Holdings Inc.’s voting securities. In addition, five of the ten initial members of our board of directors, as well as Propex Fabrics Holdings Inc.’s board of directors, consist of representatives of the sponsors, giving the sponsors substantial influence over our affairs and policies. Circumstances may occur in which the interests of these stockholders could be in conflict with your interests, as a noteholder. In addition, these stockholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you.

Risks Related to Our Business

We rely on a small number of customers from whom we receive a significant amount of our revenues.

We primarily sell our products to carpet and other manufacturers and distributors of industrial products. Revenue from our ten largest customers represented 50.8% of our total revenue for the year ended December 31, 2003, and those customers are expected to continue to provide a significant percentage of our revenues in the future. Our top two customers, both carpet manufacturers, accounted for 20.4% and 10.6%, respectively, of our 2003 sales, while carpet manufacturers represented six of our top ten customers. We typically do not have long-term sales contracts with our customers. Moreover, our largest customers have the ability to manufacture carpet backing in-house. If for some reason, any of these customers reduces the amount of product it purchases from us, we may not be able to replace the revenue generated by that customer with sales to other customers. The loss of or significant reduction in business from one or more of these customers could have a material adverse effect on our business.

Sales of our principal products may be affected by cycles in the construction and remodeling industries.

Our principal product, carpet backing, both primary and secondary, accounted for 67.2% of our revenue for the year ended December 31, 2003. The demand for carpet backing is dependent upon the ability of our customers, the major carpet manufacturers, to sell carpeting, which is dependent, in turn, on the remodeling and construction industries. These industries can be cyclical in nature and may vary by geographic region, and our revenues will be affected by factors that affect those industries. These factors, which include new and used home sales, residential and commercial construction rates, remodeling trends, changes in interest rates, the popularity of alternative flooring materials and general economic conditions, could have an adverse impact on our carpet backing business. These factors have had, and may have in the future, a negative impact on our results of operations.

Changes in the price of polypropylene resin, our primary raw material, could negatively affect our business and results of operations.

The price of our primary raw material, polypropylene resin, is volatile and fluctuates based on a number of factors outside our influence, including the overall demand, manufacturing capacity and the price of key feedstocks for polypropylene. As a product of petrochemical processes, polypropylene pricing is also generally impacted by the price of the basic feedstocks, namely crude oil and natural gas. In a rising oil price environment, polypropylene prices will typically rise correspondingly. For example, in 2003 our average cost of polypropylene resin increased by approximately 20% over the prior year. In that respect, oil prices can impact our business through their effect on polypropylene prices. We do not have any long-term price guarantees with our polypropylene resin suppliers. Our failure to achieve corresponding sales price increases in a timely manner, sales price erosion without a corresponding reduction in raw material costs or failure to renegotiate favorable raw material supply contracts are all factors that could have a material adverse effect on our business and results of operations.

The loss of one or more of our raw material suppliers could adversely affect our operations.

We rely on six primary vendors to supply our polypropylene resin. If the supply from one or more of our vendors was interrupted in any significant manner, we would be forced to secure alternative supply arrangements. We may not be able to do so on terms that would be cost-effective or that would prevent a material adverse impact on our operations and financial condition.

The separation from our former corporate parent will require that we incur certain additional costs to operate as a stand-alone entity.

As a stand-alone entity we will have to provide for our own systems, legal and tax advisory services, human resources and administration, employee benefits and business insurance, among other needs. Previously, these systems and services were provided, at least in part, by our former corporate parent. While our historical results include costs associated with each of these systems and services and our pro forma results include our expectations for costs required to provide those systems and services on a stand-alone basis, the actual costs could exceed our expectations. In addition, we will have a different credit profile as a stand-alone entity, which may affect terms and conditions of our purchases and sales. Any amount by which these costs exceed our expectations would negatively affect our business and results of operations.

We operate in highly competitive industries where our growth could be impeded.

With respect to the carpet backing industry, especially in North America, we compete directly with a number of other carpet backing manufacturers. We compete on the basis of performance, durability, service and price. In the past, both we and our competitors have lowered prices in an attempt to gain or regain market share in carpet backing. If, in the future, competitors attempt to employ a similar strategy to gain market share, we may be forced to lower our prices in order to maintain our market position, which could reduce our profitability. In our industrial fabrics markets, customers often require that manufacturers compete on the basis of price. In a particularly challenging pricing environment, it could be difficult to achieve the products sales or margins we normally expect.

Our foreign operations expose us to risks and restrictions not present in our domestic operations.

Our operations outside the United States accounted for 27.1% and 27.2% of our revenue for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively, and we expect our foreign operations to continue to represent a material portion of our business. Foreign operations involve varying degrees of risks and uncertainties inherent in doing business abroad. Such risks include:

•	unexpected changes in regulatory requirements;

•	complications in complying with a variety of foreign laws and regulations, many of which conflict with U.S. laws;

•	currency exchange rate fluctuations;

•	restrictions on repatriation of funds;

•	the disruption of operations from labor and political disturbances, insurrection, or war;

•	export duties and quotas;

•	partial or total expropriation.

Furthermore, customer credit risks are exacerbated in foreign operations because there often is little information available about the credit histories of customers in the foreign countries in which we operate. To the extent that any of the above events occur and we are not able to effectively manage that event, our results could be adversely affected.

Our products expose us to potential product liability, warranty or other claims.

Our products are used across a broad range of applications from residential and commercial floor covering to landfill systems and soil retention on construction projects. It is possible that a customer using our products in any application or a third party could claim that our product was partially responsible for some resulting damage. Any product liability, warranty or other claims against us could exceed our current insurance coverage and the income we derive from the sale of our products. A partially or completely uninsured claim, if successful and of a significant magnitude, could result in substantial losses.

If we are unable to retain our executive officers our growth may be hindered.

Our success depends in part on the performance of and our ability to retain our executive officers, particularly our President, Bradford Mortimer, who, with the other members of our senior management, has been responsible for developing and executing our growth strategy. If we are not successful in retaining our executive officers or replacing them, our business, financial condition or results of operations could be adversely affected. We do not maintain key personnel insurance.

Work stoppages or other labor disruptions at our operations or those of our principal customers could have an adverse effect on our profitability and financial condition.

Substantially all of the employees at our facilities in Brazil, Germany, Hungary and Mexico are represented by labor unions and are subject to collective bargaining agreements. Any work stoppage resulting from a strike or lockout could have a material adverse effect on our financial condition. In addition, many of our customers’ employees are subject to collective bargaining agreements. Any work stoppage or labor disruption at our key customers could slow their demand for our products and adversely affect our profitability.

Liabilities and compliance costs under environmental, health and safety laws and regulations could adversely affect our business.

Our business operations, and our ownership and operation of real property, are subject to federal, state, local and foreign environmental, health and safety laws and regulations pertaining to the emission or discharge of materials into the environment, the handling and disposition of wastes, the safety and health of employees, or otherwise relating to pollution, preservation, remediation and protection of the environment, natural resources and human health and safety. These laws establish a variety of requirements, impose penalties for noncompliance and give rise to potential liability for response costs and damages relating to the spill, disposal or release of hazardous substances. We could incur substantial costs in complying with these laws, or as a result of noncompliance with or liability under these environmental laws. Environmental, health and safety issues relating to us and our operations, including those that could arise from future developments such as stricter laws, regulations, permit conditions or enforcement policies thereunder, may require significant future expenditures.

We have experienced and expect to continue to experience quarterly variations in revenues and gross margins.

Our revenues and gross profit in the fourth quarter have in the past been, and may in the future be, lower than our revenues and gross profit as compared to the first three quarters of the fiscal year. This quarterly variation in our revenues and gross profit is primarily a result of the seasonal nature of several of our key drivers, including homebuilding, civil engineering projects and the agricultural cycle. In addition, quarterly fluctuations in our revenues and gross profit may result from other factors, including the spending patterns of our customers, regional and economic conditions and fluctuations in manufacturing costs.

If we fail to introduce successful new products and product line extensions, we may lose market position and our financial performance may be negatively impacted.

In most markets in which we compete, we regularly introduce new products and product line extensions. If we are unable to identify emerging consumer and technological trends, maintain and improve the competitiveness of our products and introduce these products, we may lose market position, which could have a material adverse effect on our business, financial condition and results of operations. Continued product development and marketing efforts have all the risks inherent in the development of new products and line extensions, including development delays, the failure of new products and line extensions to achieve anticipated levels of market acceptance and the cost of failed product introductions.

Our intellectual property may prove inadequate to support our continued success or may diminish in value, and third parties may claim we are infringing their intellectual property or in breach of intellectual property licenses.

Our future success depends in part on our ability to protect and maintain our intellectual property. Our intellectual property may prove inadequate to assure our continuing success, may be used or misappropriated by others or may diminish in value over time. Competitors may be able to freely make use of our patented technology after our patents expire, or may challenge the validity or scope of our patents, trademarks, trade secrets or agreements touching on intellectual property. We may fail to recognize opportunities to provide, maintain or enforce intellectual property protection for our existing or future businesses. In general, our ability to protect our intellectual property may be weakened, which may have a material adverse effect on our business, financial condition and results of operations.

In addition, we have in the past received, and may in the future receive, communications from third parties claiming that we or our products infringe upon the intellectual property rights of others. Litigation may be necessary to enforce our intellectual property rights, to determine the validity and scope of third-party rights, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources, and could have a material adverse effect on our business, financial condition and results of operations.

THE EXCHANGE OFFER

Registration Rights

At the closing of the offering of the original notes, we entered into the registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders of the original notes, at our cost,

•	within 90 days after the date of the original issuance of the original notes, to file an exchange offer registration statement with the SEC with respect to the exchange offer for the exchange notes, and

•	to use our reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days after the date of original issuance of the original notes.

Upon the exchange offer registration statement being declared effective, we agreed to offer the exchange notes in exchange for surrender of the original notes. We agreed to keep the exchange offer open for not less than 30 days, or longer if required by applicable law.

For each original note surrendered to us pursuant to the exchange offer, the holder of such original note will receive an exchange note having a principal amount equal to that of the surrendered original note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the original note surrendered in exchange therefor or, if no interest has been paid on such original note, from the date of its original issue. The registration rights agreement also provides an agreement to include in the prospectus for the exchange offer certain information necessary to allow a broker-dealer who holds original notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than original notes acquired directly from us or one of our affiliates) to exchange such original notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of exchange notes received by such broker-dealer in the exchange offer. We agreed to maintain the effectiveness of the registration statement for these purposes for 180 days.

The preceding agreement is needed because any broker-dealer who acquires original notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers the offer and sale of the exchange notes pursuant to the exchange offer made pursuant to this prospectus and the resale of exchange notes received in the exchange offer by any broker-dealer who held original notes acquired for its own account as a result of market-making activities or other trading activities other than original notes acquired directly from us or one of our affiliates.

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, after the exchange offer the exchange notes will in general be free of the transfer restrictions and covenants regarding exchange and registration rights applicable to the original notes and tradable without further registration under the Securities Act. However, any purchaser of original notes who is an “affiliate” of ours or who intends to participate in the exchange offer for the purpose of distributing the related exchange notes

•	will not be able to rely on the interpretation of the staff of the SEC,

•	will not be able to tender its original notes in the exchange offer, and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each holder of the original notes, other than certain specified holders, who wishes to exchange original notes for exchange notes in the exchange offer will be required to make certain representations, including that

•	it is not an affiliate of ours,

•	any exchange notes to be received by it were acquired in the ordinary course of its business,

•	at the time of commencement of the exchange offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes, and

•	if the holder is not a broker-dealer, the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.

In the event that any changes in law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or if under various circumstances, some holders of original notes so request, or in the case of any holder that participates in the exchange offer, such holder does not receive exchange notes on the date of the exchange that may be sold without restriction under U.S. state and federal securities laws, other than due solely to the status of such holder as an affiliate of ours, we will, at our cost,

•	as promptly as practicable, file a shelf registration statement (which may be an amendment of the registration statement of which this prospectus is a part) covering resales of the original notes,

•	use our reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act, and

•	use all reasonable efforts to keep effective the shelf registration statement until the earlier of two years after the date of original issuance of the original notes, the date the notes become eligible for resale without volume restrictions under Rule 144 under the Securities Act, or until all notes covered by the shelf registration statement have been sold.

We will, in the event of the filing of a shelf registration statement, provide to each holder copies of the prospectus which is a part of the shelf registration statement and take certain other actions as are required to permit unrestricted resales of the original notes. A holder of original notes that sells such original notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to various civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder, including various indemnification obligations. In addition, each holder of the original notes will be required to deliver information to be used in connection with the shelf registration statement within the time period set forth in the registration rights agreement in order to have their original notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

If we fail to meet the targets listed above, then we will pay liquidated damages on the original notes as follows:

•

if the exchange offer registration statement is not filed with the SEC on or prior to 90 days after the issue date, or notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not filed on or prior to the date required by the registration rights agreement, then commencing on the day after either such required filing date, liquidated damages shall accrue on the principal amount of the notes at

0.25% per annum for the first 90 days immediately following each such filing date, such liquidated damages increasing by an additional 0.25% per annum at the end of each subsequent 90-day period; or

•	if the exchange offer registration statement is not declared effective by the SEC on or prior to 180 days after the issue date, or notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not declared effective by the SEC on or prior to the 90th day following the date such shelf registration statement was filed, then, commencing on the day after either such requirement effective date, liquidated damages shall accrue on the principal amount of the notes at 0.25% per annum for the first 90 days immediately following such date, such liquidated damages increasing by an additional 0.25% per annum at the end of each subsequent 90-day period; or

•	if we have not exchanged exchange notes for all notes validly tendered in accordance with the terms of the exchange offer on or prior to the 210th day after the issue date or, if applicable, the shelf registration statement has been declared effective and such shelf registration statement ceases to be effective at any time prior to the second anniversary of the issue date, other than after such time as all notes have been disposed of thereunder, then liquidated damages shall accrue on the principal amount of the notes at 0.25% per annum for the first 90 days commencing on either the 211th day after such issue date, in the case of our failure to exchange exchange notes for all notes validly tendered in accordance with the terms of the exchange offer, or the day the shelf registration statement had been declared effective and such shelf registration statement ceases to be effective at any time prior to the second anniversary of the issue date, such liquidated damages increasing by an additional 0.25% per annum at the end of each subsequent 90-day period;

provided, however, that the liquidated damages on the notes may not accrue under more than one of the foregoing circumstances at any one time and at no time shall the aggregate amount of liquidated damages accruing exceed in the aggregate 1.0% per annum; provided, further, however, that:

•	upon the filing of the exchange offer registration statement or a shelf registration statement, in the first circumstance above;

•	upon the effectiveness of the exchange offer registration statement or a shelf registration statement, in the second circumstance above; or

•	upon the exchange of exchange notes for all notes tendered, or upon the effectiveness of the shelf registration statement which had ceased to remain effective, respectively, in the third circumstance above;

liquidated damages on notes as a result of such circumstance, as the case may be, shall cease to accrue. Any amounts of liquidated damages due pursuant to such circumstance will be payable in cash on the same original interest payment dates as the notes.

This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Except as set forth above, after consummation of the exchange offer, holders of original notes which are the subject of the exchange offer have no registration or exchange rights under the registration rights agreement. See “—Consequences of Failure to Exchange,” and “—Resale of the Exchange Notes; Plan of Distribution.”

Consequences of Failure to Exchange

The original notes which are not exchanged for exchange notes pursuant to the exchange offer and are not included in a resale prospectus which, if required, will be filed as part of an amendment to the registration statement of which this prospectus is a part, will remain restricted securities and subject to restrictions on transfer. The circumstances under which we would file a resale prospectus are more fully described under “—Resale of the Exchange Notes; Plan of Distribution.” The original notes may only be resold

(1)	to us, upon redemption of the original notes or otherwise,

(2)	so long as the original notes are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A,

(3)	in an offshore transaction in accordance with Regulation S under the Securities Act,

(4)	pursuant to an exemption from registration in accordance with Rule 144, if available, under the Securities Act,

(5)	in reliance on another exemption from the registration requirements of the Securities Act, or

(6)	pursuant to an effective registration statement under the Securities Act.

In all of the situations discussed above, the resale must be in accordance with any applicable securities laws of any state of the United States and subject to certain requirements of the registrar or co-registrar being met, including receipt by the registrar or co-registrar of a certification and, in the case of (3), (4) and (5) above, an opinion of counsel reasonably acceptable to us and the registrar.

To the extent that original notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for original notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the original notes not tendered for exchange. The extent of the market and the availability of price quotations for original notes will depend upon a number of factors, including the number of holders of original notes remaining at such time and the interest in maintaining a market in such original notes on the part of securities firms. An issue of securities with a smaller outstanding market value available for trading, called the “float,” may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for original notes that are not exchanged in the exchange offer may be affected adversely to the extent that the amount of original notes exchanged pursuant to the exchange offer reduces the float. The reduced float also may tend to make the trading price of the original notes that are not exchanged more volatile.

Issuance of the exchange notes in exchange for the original notes pursuant to the exchange offer will be made following the prior satisfaction, or waiver, of the conditions set forth in “—Conditions to the Exchange Offer” and only after timely receipt by the exchange agent of such original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of original notes desiring to tender such original notes in exchange for exchange notes should allow sufficient time to ensure timely delivery of all required documentation. Neither we, the exchange agent nor any other person is under any duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. Original notes that may be tendered in the exchange offer but which are not validly tendered will, following the consummation of the exchange offer, remain outstanding and will continue to be subject to the same transfer restrictions currently applicable to such original notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, a copy of which is attached to this prospectus as Annex A, we will accept any and all original notes validly tendered and not withdrawn prior to the Expiration Date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer. However, original notes may be tendered only in integral multiples of $1,000 principal amount.

The form and terms of the exchange notes are the same as the form and terms of the original notes, except that

•	the exchange notes will have been registered under the Securities Act and will not bear legends restricting their transfer pursuant to the Securities Act, and

•	except as otherwise described above, holders of the exchange notes will not be entitled to the rights of holders of original notes under the registration rights agreement.

The exchange notes will evidence the same debt as the original notes which they replace, and will be issued under, and be entitled to the benefits of, the indenture which governs all of the notes.

Solely for reasons of administration and for no other purpose, we have fixed the close of business on             , 2005 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a registered holder of original notes or such holder’s legal representative or attorney-in-fact as reflected on the records of the trustee under the indenture may participate in the exchange offer. There will be no fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer.

Holders of the original notes do not have any appraisal or dissenters’ rights under applicable Delaware law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

We shall be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of the original notes for the purposes of receiving the exchange notes. The exchange notes delivered pursuant to the exchange offer will be delivered promptly after expiration of the exchange offer.

If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of the original notes as promptly as practicable after the Expiration Date.

Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the original notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “Expiration Date” with respect to the exchange offer shall mean 5:00 p.m., New York City time, on                 , 2005, unless we, in our sole discretion, extend the exchange offer, in which case the term “Expiration Date” shall mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement of such acceptance, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the exchange offer.

We reserve the right, in our sole discretion,

•	to delay accepting any original notes,

•	to extend the exchange offer,

•	if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer, or

•	to amend the terms of the exchange offer in any manner.

We may effect any such delay, extension or termination by giving oral or written notice thereof to the exchange agent.

Except as specified in the second paragraph under this heading, any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the original notes. The exchange offer will then be extended for a period of five to 10 business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to 10 business day period.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, termination or amendment of the exchange offer, we shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release of the announcement to the Dow Jones News Service.

Procedures for Tendering Original Notes

Tenders of Original Notes. The tender by a holder of original notes pursuant to any of the procedures set forth below will constitute the tendering holder’s acceptance of the terms and conditions of the exchange offer.

Our acceptance for exchange of original notes tendered pursuant to any of the procedures described below will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only holders are authorized to tender their original notes. The procedures by which original notes may be tendered by beneficial owners that are not holders will depend upon the manner in which the original notes are held.

DTC has authorized DTC participants that are beneficial owners of original notes through DTC to tender their original notes as if they were holders. To effect a tender, DTC participants should either (1) complete and sign the letter of transmittal or a facsimile of the letter of transmittal, have the signature thereon guaranteed if required by Instruction 1 of the letter of transmittal, and mail or deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below under “—Book-Entry Delivery Procedures,” or (2) transmit their acceptance to DTC through the DTC Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible, and follow the procedures for book-entry transfer, set forth below under “—Book-Entry Delivery Procedures. “

Tender of Original Notes Held in Physical Form. To tender effectively original notes held in physical form pursuant to the exchange offer,

•	a properly completed letter of transmittal applicable to such notes (or a facsimile of the letter of transmittal) duly executed by the holder of such notes, and any other documents required by the letter of transmittal, must be received by the exchange agent at one of its addresses set forth below, and tendered original notes must be received by the exchange agent at such address (or delivery effected through the deposit of original notes into the exchange agent’s account with DTC and making book-entry delivery as set forth below) on or prior to the Expiration Date of the exchange offer, or

•	the tendering holder must comply with the guaranteed delivery procedures set forth below.

Letters of transmittal or original notes should be sent only to the exchange agent and should not be sent to us.

Tender of Original Notes Held Through a Custodian. To tender effectively original notes that are held of record by a custodian bank, depository, broker, trust company or other nominee, the beneficial owner of such original notes must instruct such holder to tender the original notes on the beneficial owner’s behalf. A letter of instructions from the record owner to the beneficial owner may be included in the materials provided along with this prospectus which may be used by the beneficial owner in this process to instruct the registered holder of such owner’s original notes to effect the tender.

Tender of Original Notes Held Through DTC. To tender effectively original notes that are held through DTC, DTC participants should either

•	properly complete and duly execute the letter of transmittal (or a facsimile of the letter of transmittal), and any other documents required by the letter of transmittal, and mail or deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below, or

•	transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent’s Message to the exchange agent for its acceptance.

Delivery of tendering original notes held through DTC must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

The method of delivery of original notes and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance or Agent’s Message transmitted through ATOP, is at the election and risk of the person tendering original notes and delivering letters of transmittal. Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the exchange agent prior to such date.

Except as provided below, unless the original notes being tendered are deposited with the exchange agent on or prior to the Expiration Date (accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted Agent’s Message), we may, at our option, reject such tender. Exchange of exchange notes for original notes will be made only against deposit of the tendered original notes and delivery of all other required documents.

Book-Entry Delivery Procedures. The exchange agent will establish accounts with respect to the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the original notes by causing DTC to transfer such original notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of original notes may be effected through book-entry at DTC, the letter of transmittal (or facsimile of the letter of transmittal), with any required signature guarantees or an Agent’s Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth in this prospectus on or prior to the Expiration Date, or compliance must be made with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the exchange agent. The confirmation of a book-entry transfer into the exchange agent’s account at DTC as described above is referred to in this prospectus as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the original notes and that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal and we may enforce such agreement against such participant.

Signature Guarantees. Signatures on all letters of transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an “Eligible Institution”), unless the original notes tendered thereby are tendered

•	by a registered holder of original notes (or by a participant in DTC whose name appears on a DTC security position listing as the owner of such original notes) who has not completed either the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an Eligible Institution.

See Instruction 1 of the letter of transmittal. If the original notes are registered in the name of a person other than the signer of the letter of transmittal or if original notes not accepted for exchange or not tendered are to be returned to a person other than the registered holder, then the signatures on the letter of transmittal accompanying the tendered original notes must be guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the letter of transmittal.

Guaranteed Delivery. If a holder desires to tender original notes pursuant to the exchange offer and time will not permit the letter of transmittal, certificates representing such original notes and all other required documents to reach the exchange agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date of the exchange offer, such original notes may nevertheless be tendered if all three of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, or an Agent’s Message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the Expiration Date, as provided below; and

•	the certificates for the tendered original notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such original notes into the exchange agent’s account at DTC as described above), together with the letter of transmittal (or facsimile of the letter of transmittal), properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal or a properly transmitted Agent’s Message, are received by the exchange agent within two business days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be sent by hand delivery, telegram, facsimile transmission or mail to the exchange agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision of this section, delivery of exchange notes by the exchange agent for original notes tendered and accepted for exchange pursuant to the exchange offer will, in all cases, be made only after timely receipt by the exchange agent of such original notes (or Book-Entry Confirmation of the transfer of such original notes into the exchange agent’s account at DTC as described above), and the letter of transmittal (or facsimile of the letter of transmittal) with respect to such original notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal, or a properly transmitted Agent’s Message.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, would be unlawful.

We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. The interpretation of the terms and conditions of our exchange offer (including the instructions in the letter of transmittal) by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine.

Although we intend to notify holders of defects or irregularities with respect to tenders of original notes through the exchange agent, neither we, the exchange agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

Any original notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if original notes are submitted in a principal amount greater than the principal amount of original notes being tendered by such tendering holder, such unaccepted or non-exchanged original notes will either be

•	returned by the exchange agent to the tendering holders, or

•	in the case of original notes tendered by book-entry transfer into the exchange agent’s account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, credited to an account maintained with such Book-Entry Transfer Facility.

By tendering, each registered holder will represent to us that, among other things,

(1)	the exchange notes to be acquired by the holder and any beneficial owner(s) of the original notes in connection with the exchange offer are being acquired by the holder and any beneficial owner(s) in the ordinary course of business of the holder and any beneficial owner(s),

(2)	the holder and each beneficial owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes,

(3)	the holder and each beneficial owner acknowledge and agree that (x) any person participating in the exchange offer for the purpose of distributing the exchange notes must comply with the registration and prospectus delivery requirements pf the Securities Act in connection with a secondary resale transaction with respect to the exchange notes acquired by such person and cannot rely on the position of the Staff of the SEC set forth in no-action letters that are discussed under “—Resale of the Exchange Notes; Plan of Distribution,” and (y) any broker-dealer that receives exchange notes for its own account in exchange for original notes pursuant to the exchange offer must deliver a prospectus in connection with any resale of such exchange notes, but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an “underwriter” within the meaning of the Securities Act,

(4)	neither the holder nor any beneficial owner is an “affiliate,” as defined under Rule 405 of the Securities Act, of ours except as otherwise disclosed to us in writing, and

(5)	the holder and each beneficial owner understands that a secondary resale transaction described in clause (3) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the SEC.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “—Resale of the Exchange Notes; Plan of Distribution.”

Withdrawal of Tenders

Except as otherwise provided in this prospectus and the letter of transmittal, tenders of original notes pursuant to the exchange offer may be withdrawn, unless accepted for exchange as provided in the exchange offer, at any time prior to the Expiration Date of the exchange offer.

To be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to the Expiration Date of the exchange offer. Any such notice of withdrawal must

•	specify the name of the person having deposited the original notes to be withdrawn,

•	identify the original notes to be withdrawn, including the certificate number or numbers of the particular certificates evidencing the original notes (unless such original notes were tendered by book-entry transfer), and aggregate principal amount of such original notes, and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the original notes into the name of the person withdrawing such original notes.

If original notes have been delivered pursuant to the procedures for book-entry transfer set forth in “—Procedures for Tendering Original Notes—Book-Entry Delivery Procedures,” any notice of withdrawal must specify the name and number of the account at the appropriate book-entry transfer facility to be credited with such withdrawn original notes and must otherwise comply with such book-entry transfer facility’s procedures.

If the original notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal meeting the requirements discussed above is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. A withdrawal of original notes can only be accomplished in accordance with these procedures.

All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion, which determination shall be final and binding on all parties. No withdrawal of original notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, nor shall we or they incur any liability for failure to give any such notification. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the original notes so withdrawn are retendered. Properly withdrawn original notes may be retendered by following one of the procedures described above under “—Procedures for Tendering Original Notes” at any time prior to the Expiration Date of the exchange offer.

Any original notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder of such original notes unless otherwise provided in the letter of transmittal, promptly after the Expiration Date of the exchange offer or, if so requested in the notice of withdrawal, promptly after receipt by us of notice of withdrawal without cost to such holder.

Conditions to the Exchange Offer

The exchange offer shall not be subject to any conditions, other than that

•	the SEC has issued an order or orders declaring the indenture governing the notes qualified under the Trust Indenture Act of 1939,

•	the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the SEC,

•	no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our judgment, might impair our ability to proceed with the exchange offer,

•	there shall not have been adopted or enacted any law, statute, rule or regulation which, in our judgment, would materially impair our ability to proceed with the exchange offer, and

•	there shall not have occurred any material change in the financial markets in the United States or any outbreak or escalation of hostilities or other calamity or crisis the effect of which on the financial markets of the United States, in our judgment, would materially impair our ability to proceed with the exchange offer.

Any determination regarding the satisfaction or waiver of conditions will be made on or before the Expiration Date. If we determine that any of the conditions to the exchange offer are not satisfied, we may

•	refuse to accept any original notes and return all tendered original notes to the tendering holders,

•	extend the exchange offer and retain all original notes tendered prior to the Expiration Date applicable to the exchange offer, subject, however, to the rights of holders to withdraw such original notes (see “—Withdrawal of Tenders”), or

•	waive such unsatisfied conditions with respect to the exchange offer and accept all validly tendered original notes which have not been withdrawn.

If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and will extend the exchange offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to 10 business day period.

Exchange Agent

Wells Fargo Bank, N.A., the trustee under the indenture governing the notes, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notices of Guaranteed Delivery and other documents should be directed to the exchange agent addressed as follows:

By Overnight Delivery or Regular Mail:

Wells Fargo Bank, N.A.

Corporate Trust Operations

Sixth and Marquette

MAC N9303-121

Minneapolis, MN 55479

By Facsimile:

(612) 667-4927

Confirm by

Telephone:

(800) 344-5128

By Registered or Certified Mail:

Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC N9303-121

P.O. Box 1517

Minneapolis, MN 55480-1517

Fees and Expenses

We will bear the expenses of soliciting tenders of original notes. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our officers and regular employees.

No dealer-manager has been retained in connection with the exchange offer and no payments will be made to brokers, dealers or others soliciting acceptance of the exchange offer. However, reasonable and customary fees will be paid to the exchange agent for its services and it will be reimbursed for its reasonable out-of-pocket expenses in connection therewith.

We estimate that our out-of-pocket expenses for the exchange offer will be approximately $            . Such expenses include fees and expenses of the exchange agent and the trustee under the indenture, accounting and legal fees and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of the original notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the original notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

The exchange notes will be recorded at the carrying value of the original notes and no gain or loss for accounting purposes will be recognized. The expenses of the exchange offer will be amortized over the term of the exchange notes.

Resale of the Exchange Notes; Plan of Distribution

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until             , 2005 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions

•	in the over-the-counter market,

•	in negotiated transactions,

•	through the writing of options on the exchange notes or a combination of such methods of resale,

•	at market prices prevailing at the time of resale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes.

Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission on concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

THE TRANSACTIONS

We issued the original notes in connection with the acquisition of the entities and assets comprising the fabrics business of BP p.l.c. on December 1, 2004. On October 4, 2004, we entered into a stock purchase agreement with BP Amoco Chemical Holding Company, an indirect subsidiary of BP p.l.c. BP p.l.c. and BP Amoco Chemical Holding Company and certain of its affiliates are collectively referred to in this section as “BP.” Pursuant to the stock purchase agreement, BP sold to us all the outstanding capital stock of Amoco Fabrics and Fibers Company, a Delaware corporation, Amoco Fabrics Magyarorszag Termelö Korlatolt Felelösségü Tarsagag, a Hungarian corporation, Amoco Fabrics GmbH, a German private limited company, Amoco Fabrics & Fibers de Mexico, S.A. de C.V., a Mexican corporation, Amoco Fabrics & Fibers Servicios, S.A. de C.V., a Mexican corporation, and Propex do Brasil Ltda., a Brazilian company, collectively referred to in the stock purchase agreement as the “Fabrics Companies.” BP also sold to us specified assets comprising BP’s Canadian fabrics business and various intellectual property assets and various other assets associated with the fabrics business. As consideration for the capital stock and assets listed above, we paid to BP approximately $305.0 million in cash and provided BP with a $25.0 million junior subordinated note from our parent, Propex Fabrics Holdings Inc., which was contributed to us as a capital contribution. Additionally, we paid to BP $10.0 million in cash as consideration for the execution by BP p.l.c. of a non-competition agreement. Of the cash consideration, approximately $70.0 million came from a cash contribution to us of the proceeds from Propex Fabrics Holdings Inc.’s sale of its common stock. The total consideration paid to the sellers was approximately $340.0 million, subject to post-closing working capital adjustments and other post-closing adjustments.

As part of the acquisition, we acquired Propex do Brasil Ltda., a Brazilian company. We did not receive approval from the appropriate Brazilian regulatory authorities prior to completing the acquisition. Although we expect to receive approval from the Brazilian regulatory authorities, if Brazilian regulatory authorities fail to approve the acquisition as contemplated by the stock purchase agreement, or impose restrictions we consider unacceptable, we will attempt to sell the business of the Brazilian subsidiary. If we are unable to sell the business within the time period required by the Brazilian regulatory authorities, we will sell the subsidiary back to BP for $31.5 million, consisting of $28.5 million in cash, a $2.0 million reduction in the junior subordinated note and a $1.0 million refund of a portion of the $10.0 million consideration for BP p.l.c.’s covenant not to compete, subject to various adjustments. The Brazilian operations had total assets of $25.0 million at September 30, 2004 and generated $28.8 million of net revenue for the nine months ended September 30, 2004.

Pursuant to the terms of the stock purchase agreement, we, Propex Fabrics Holdings Inc. and our affiliates are indemnified by the sellers for various matters, including misrepresentations or breaches of warranties or covenants and various liabilities of the Fabrics Companies retained by the sellers, subject to various limitations. In addition, we agreed to indemnify BP for various matters, including misrepresentations or breaches of warranties and various obligations and liabilities of the Fabrics Companies that we assumed, subject to various limitations.

The issuance of the original notes was part of the financings to consummate the acquisition. The balance of the funds was provided by borrowings under our new credit facility and the cash contribution described above.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange original notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus under “The Exchange Offer—Terms of the Exchange Offer.” The original notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness.

Proceeds from the sale of the original notes were added to other funds used to consummate the acquisition. See “The Transactions.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 1, 2004. The information set forth below should be read in conjunction with the Unaudited Pro Forma Financial Information and the financial statements and the related notes to those financial statements included elsewhere in this prospectus.

December 1, 2004
(unaudited)
(in millions)
Cash and cash equivalents	$13.8

Long-term debt (including current portion):
New credit facility	$115.0
Senior notes due 2012	150.0

Total long-term debt	265.0
Total stockholder’s equity	95.0

Total capitalization	$360.0

SELECTED HISTORICAL FINANCIAL INFORMATION

The selected historical combined financial information presented below as of and for each of the years ended December 31, 2001, 2002 and 2003 is derived from our audited combined financial statements. The selected historical combined financial information presented below as of and for each of the years ended December 31, 1999 and 2000 and each of the nine month periods ended September 30, 2003 and 2004 is derived from our historical unaudited combined financial statements. In the opinion of our management, the unaudited historical combined financial statements include all adjustments necessary for a fair presentation of our financial position and results of operations for such periods. The unaudited operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2004. The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and the related notes to those financial statements included elsewhere in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
	(unaudited)					(unaudited)
	(dollars in millions)
Statement of Operations Data:

Net revenue	$593.0	$579.7	$491.9	$465.9	$522.3	$397.6	$459.3
Cost of sales	447.4	487.2	414.9	400.4	454.5	340.8	405.1

Gross profit	145.6	92.5	77.0	65.5	67.8	56.8	54.2
Selling, general and administrative	70.2	61.4	54.3	51.6	50.3	35.8	35.9
Restructuring and other similar costs (credits)	30.1	2.3	6.1	6.8	(1.9)	(1.9)	1.1
Loss on abandonment of long-lived assets	—	—	—	—	—	—	2.2
Interest income	—	—	(1.2)	(1.5)	(1.0)	(0.8)	(0.5)
Interest expense	23.9	18.2	14.8	9.1	6.4	5.2	5.1
Other (income) / expense	5.9	2.7	(0.1)	(1.2)	(0.6)	(0.4)	0.3

Income before income taxes	15.5	7.9	3.1	0.7	14.6	18.9	10.1
Income taxes	6.4	2.7	6.9	4.1	5.5	8.3	3.9

Net income (loss)	$9.1	$5.2	$(3.8)	$(3.4)	$9.1	$10.6	$6.2

Balance Sheet Data:

Cash and cash equivalents	$4.1	$13.8	$26.8	$8.4	$6.6	$4.8	$6.1
Total assets	488.3	485.0	465.5	451.5	449.0	473.1	476.6
Net working capital (a)	97.6	121.8	119.6	92.6	100.8	108.1	120.5
Total debt	223.1	222.4	160.5	157.2	153.3	154.3	154.3
Total parent investment	135.9	157.6	181.1	98.9	93.1	100.9	91.5

Other Financial Data (Unaudited):

Capital expenditures	$14.6	$20.7	$14.7	$13.3	$12.0	$6.1	$4.3
Net cash provided by operating activities	81.3	10.1	39.5	34.5	26.9	13.8	6.2
Net cash (used in) investing activities	(12.5)	(20.0)	(13.6)	(13.0)	(6.1)	(0.7)	(3.9)
Net cash provided by (used in) financing activities	(68.5)	18.8	(21.6)	(41.4)	(22.7)	(15.7)	(2.8)
Ratio of earnings to fixed charges (b)	1.6	1.4	1.2	1.1	3.3	4.6	3.0

(a)	Net working capital is comprised of current assets, minus current liabilities, excluding current maturities of long-term debt and accrued interest.
(b)	For the purpose of calculating the ratio of earnings to fixed charges, (1) earnings consist of earnings (loss) before fixed charges and income taxes and (2) fixed charges consist of interest expense on all indebtedness. During the periods presented, no interest costs have been capitalized.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial statements have been derived from our historical combined financial statements adjusted to give pro forma effect to the transactions. See “The Transactions.” The unaudited pro forma financial information set forth below should be read in conjunction with our historical combined financial statements and the notes to those financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The unaudited pro forma consolidated balance sheet gives effect to the transactions as if they had occurred on September 30, 2004, the unaudited pro forma consolidated statements of operations for the year ended December 31, 2003 and the nine months ended September 30, 2004 give effect to the transactions as if they had occurred on January 1, 2003.

The pro forma adjustments and certain assumptions are described in the accompanying notes. The pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable. However, as of the date of this prospectus, we have not completed the valuation studies necessary to estimate the fair values of the assets acquired and liabilities assumed. The pro forma financial information is presented for informational purposes only, and does not purport to represent what our results of operations or financial condition would actually have been had the transactions in fact occurred on the dates set forth above or to project our results of operations or financial condition for any future period or as of any date, respectively. All pro forma adjustments are based on preliminary estimates and assumptions and are subject to revision for working capital, other post-closing adjustments upon completion of the acquisition and the related transactions and the completion of our valuation studies.

The acquisition is accounted for, and is presented in the pro forma consolidated financial information, under the purchase method of accounting prescribed in FAS 141, “Business Combinations,” with the estimated useful lives of intangible assets determined in accordance with FAS 142, “Goodwill and Other Intangible Assets.” The purchase price, including transaction-related fees, has been allocated to the tangible and identifiable intangible assets and liabilities of the acquired business based upon estimates of the fair value. In accordance with the provisions of FAS 142, no amortization of indefinite-lived intangible assets has been or will be recorded.

The initial purchase price of $348.1 million, including $8.1 million of transaction costs, was preliminarily allocated based on management’s estimates as follows (in millions):

Purchase price
Purchase price	$340.0
Direct transaction costs	8.1

Total purchase price	$348.1

Current assets	$221.6	(a)
Capital assets	229.4	(b)
Intangible assets	12.3	(c)
Net deferred tax asset	7.2	(d)
Other non-current assets	4.6	(e)
Current liabilities	(64.0	)(f)
Other non-current liabilities	(6.5	)(g)
Pension and postretirement benefits	(56.5	)(h)

	$348.1

(a)	Current assets, excluding cash and cash equivalents and inventories, are stated at their September 30, 2004 values, which we believe approximate their fair values. Cash and cash equivalents are increased by $6.9 million to $13.0 million to reflect the stock purchase agreement terms, which require $13 million to be present in the Fabrics Companies at the closing of the acquisition.

Inventories of $63.4 million have been increased by $33.5 million to $96.9 million to reflect their estimated fair value.

(b)	Reflects the reduction of the capital assets to $229.4 million, which we believe closely approximates their fair value.

(c)	Represents certain definite-lived intangible assets, such as customer relationships, patents and the non-competition agreement with B.P. We believe the values reflected for these assets closely approximate their fair values. The non-competition agreement will be amortized over a period of two years and the remainder of the intangibles will be amortized over their respective estimated lives.

(d)	Represents the net deferred tax asset resulting from the combination of (1) a $17.6 million deferred tax asset related to assumed pension and postretirement medical liabilities and (2) a $10.4 million deferred tax liability related to the difference between tax book and financial book net asset values under purchase accounting.

(e)	Other assets include software acquisition and implementation costs and minor technology license costs are stated at their September 30, 2004 values, which we believe closely approximate their fair values.

(f)	Current liabilities are stated at their September 30, 2004 values, which we believe approximate their fair values.

(g)	Other non-current liabilities include an undiscounted $5.3 million workers compensation reserve. We have not determined the fair value of this liability.

(h)	We have two defined benefit plans in the United States, a retirement plan in Brazil and a pension plan in Germany. As part of the acquisition, the seller assumed the pension liabilities for current retirees under the German pension plan, while we assumed the pension liabilities for all active German employees. In addition, we assumed the liabilities associated with the two defined benefit plans in the United States and a retirement plan in Brazil. As of December 31, 2003, the combined projected benefit obligation of the two defined benefit plans in the United States, the retirement plan in Brazil and the pension plan in Germany, excluding the obligations related to the current German retirees, exceeded the fair value of the combined related plan assets by $51.5 million.

In addition, we have a retirement medical and life plan in the United States, in which employees and former employees participate, referred to as the “OPEB plan.” In accordance with the stock purchase agreement, the seller assumed all OPEB liabilities associated with current retirees and currently eligible employees. Subsequent to the acquisition, we will provide benefits exclusively to those employees that are within ten years of becoming eligible for the OPEB plan. This plan is an unfunded arrangement and contributions to the plan are in the form of benefit payments. At the closing of the acquisition, the fair value of the liability for the OPEB plan that we will be offering to those employees who are within ten years of becoming eligible was estimated to approximate $5 million.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

September 30, 2004

(in millions)

	Historical	Adjustments	Pro Forma
Assets
Cash and cash equivalents	$6.1	$6.9 (c)	$13.0
Accounts receivable, net	108.3		108.3
Inventories	63.4	33.5 (a)	96.9
Prepaid expenses and other current assets	3.8	(0.4)(c)	3.4
Capital assets	251.5	(22.1)(a)	229.4
Deferred taxes	—	7.2 (a)	7.2
Intangible assets	2.7	9.6 (a)	12.3
Other assets	3.1	1.5 (a)	4.6
Deferred financing costs	—	11.9 (b)	11.9

Total assets	$438.9		$487.0

Liabilities and parent company investment

Liabilities:
Accounts payable	$39.7		$39.7
Accrued liabilities	23.6	(0.8)(c)	22.8
Affiliate debt	154.3	(154.3)(a)	—
Revolving credit facility	—	5.0 (b)	5.0
Term loan	—	110.0 (b)	110.0
Notes offered hereby	—	150.0 (b)	150.0
Restructuring and plant closure accruals	1.5		1.5
Deferred taxes	12.3	(12.3)(a)	—
Accrued pension and postretirement	109.5	(53.0)(a)	56.5
Other liabilities	6.5		6.5

Total liabilities	347.4		392.0

Parent company investment:
Business equity	91.5	(100.1)(a)	95.0
		8.6 (c)
		95.0 (b)

Total liabilities and parent company investment	$438.9		$487.0

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(in millions)

(a)	Represents the adjustment to the carrying value of our net assets as a result of the application of purchase accounting adjustments for the acquisition:

Purchase price	$340.0
Direct transaction costs	8.1

Total	$348.1

The resultant pro forma purchase price adjustments are as follows:

Reduction in capital assets	$22.1
Increase in inventories	33.5
Net deferred tax asset	7.2
Acquired intangible assets, net of historical goodwill	9.6
Elimination of historical Business Equity, adjusted per note (c)	100.1
Elimination of affiliate debt	154.3
Other assets	1.5
Elimination of accrued pension and postretirement benefits to be retained by BP	53.0
Elimination of deferred taxes which will not carry over	12.3

(b)	In order to finance the acquisition and related fees and expenses, we will use the proceeds from the issuance of the notes, the equity investment and borrowings under the new credit facility. The fair value of the consideration to be issued is as follows:

Proceeds of notes offered hereby	$150.0
Proceeds of equity investment	95.0
Proceeds from initial borrowing under the new:
Term loan	110.0
Revolving credit facility	5.0
Less: Deferred financing costs	(11.9)

$348.1

At closing, we paid to BP approximately $305.0 million in cash, subject to a working capital adjustment, and Propex Fabrics Holdings Inc., our parent company, issued to BP a $25.0 million junior subordinated note. Additionally, we paid to BP $10.0 million in cash as consideration for the execution by BP p.l.c. of a non-competition agreement. The total consideration paid by us and Propex Fabrics Holdings Inc. to the sellers was approximately $340.0 million, subject to post-closing adjustments.

At the closing of the acquisition, an investor group purchased for cash $70.0 million of the common stock of Propex Fabrics Holdings Inc. The cash proceeds were contributed to us and used to fund a portion of the purchase price for the acquisition. The balance of the purchase price was paid from the proceeds from the original notes and borrowings under a new credit facility consisting of a $110.0 million senior term loan and a revolving credit facility of $65.0 million.

(c)	Reflects $6.9 million of additional cash required to be left in the company by BP pursuant to the stock purchase agreement and adjustments to reflect the removal of $0.4 million of income tax receivables and $0.8 million of income tax payable from the balance sheet, which were retained by BP in accordance with the terms of the stock purchase agreement.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For The Year Ended December 31, 2003

(in millions)

	Historical	Adjustments		Pro Forma
Net revenue	$522.3	$		$522.3
Cost of sales	454.5		(7.1)(a)	439.6
			(3.3)(b)
			(1.4)(c)
			(3.1)(d)

Gross profit	67.8			82.7
Selling, general and administrative	50.3		(0.5)(b)	55.2
			4.9 (e)
			0.5 (f)
Restructuring and other similar costs (credits)	(1.9)			(1.9)
Interest expense	6.4		16.1 (g)	22.5
Interest income	(1.0)			(1.0)
Other income	(0.6)			(0.6)

Income before income taxes	14.6			8.5
Taxes	5.5		(2.3)(h)	3.2

Net income	$9.1			$5.3

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For The Nine Months Ended September 30, 2004

(in millions)

	Historical	Adjustments	Pro Forma
Net revenue	$459.3		$459.3
Cost of sales	405.1	(2.4)(a)	393.6
		(6.2)(b)
		(1.1)(c)
		(1.8)(d)

Gross profit	54.2		65.7
Selling, general and administrative	35.9	(1.0)(b)	39.1
		3.7 (e)
		0.5 (f)
Restructuring and other similar costs	1.1		1.1
Loss on abandonment of long-lived assets	2.2		2.2
Interest expense	5.1	11.7 (g)	16.8
Interest income	(0.5)		(0.5)
Other expense	0.3		0.3

Income before income taxes	10.1		6.7
Taxes	3.9	(1.3)(h)	2.6

Net income	$6.2		$4.1

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(a)	Reflects the restatement of accounting for inventory from the last-in, first-out, or “LIFO”, method as used historically to the first-in, first-out, or “FIFO”, method which is being used subsequent to the closing of the acquisition.

(b)	Reflects the reduction of expenses related to postretirement health benefits in the United States to $0.5 million, which represents the actuarially determined cost associated with benefits to be provided under the revised benefit arrangements after the acquisition. The adjustment has been allocated in part to cost of sales and in part to selling, general and administrative expense based on the proportion of salaries and wages between these two accounts for the fiscal year ended December 31, 2003 of all United States employees eligible for postretirement benefits. The historical US postretirement health benefits expense was $4.3 million and $7.6 million in the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively.

(c)	Reflects the elimination of expenses related to pensions benefits for retired workers in Germany. BP has retained all such liabilities. The amount of eliminated expense has been determined by actuarial valuations.

(d)	Reflects a reduction in depreciation expense resulting from the allocation of the purchase price to tangible and intangible assets in accordance with SFAS No. 141. The fair value of the net assets was greater than the purchase price, resulting in negative goodwill. Accordingly, the negative goodwill has been allocated on a pro-rata basis to the tangible and intangible assets, and as a result, we recorded a $22 million reduction to the historical carrying value of the tangible assets.

(e)	Reflects increased amortization expense resulting from the amortization of the non-competition agreement over a period of two years and other intangibles over an average 5-year life.

(f)	Reflects the management fee expense we are required to pay in accordance with the Advisory Services Agreement we have with our sponsors.

(g)	Represents the elimination of interest expense on historical affiliate debt and the incurrence of interest expense related to the borrowings under the new credit facility and the issuance of the original notes.

	Year Ended December 31, 2003	Nine Months Ended September 30, 2004
	(in millions)
Interest expense on historical affiliate debt	$(6.4)	$(5.1)
Interest expense on new borrowings(1)	20.9	15.6
Amortization of debt issuance costs(2)	1.6	1.2

Total	$16.1	$11.7

(1)	Represents interest expense based on (i) the $5.0 million draw under the revolving credit facility, (ii) the $110.0 million term loan and (iii) the original notes.

(2)	The amortization of financing costs will be recognized over the remaining term of the related debt by an adjustment to interest expense.

A 0.25% increase in interest rates would increase annual interest expense on amounts outstanding under our new credit facility by approximately $0.3 million.

(h)	Income tax adjustments have been calculated using a combined state and federal statutory income tax rate of 38.0%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. The following discussion presents our historical financial condition and results of operations before the consummation of the transactions. Accordingly, the discussion of historical periods does not reflect the significant impact that the transactions have had on us.

Overview

We are the world’s largest producer of primary and secondary carpet backing, and a leading manufacturer and marketer of polypropylene synthetic fabrics used in a variety of other industrial applications. We operate globally in the three geographic regions of North America, Europe and Brazil, from which we market our products to over 40 countries. North America is our largest region, comprising 79.4% of our 2003 worldwide net revenue. Within North America, we divide our business between furnishings and industrial fabric products. In our larger furnishings segment (comprising 77.0% of our 2003 North America net revenue and 61.2% of our 2003 worldwide net revenue), we are the largest producer of carpet backing in North America and one of the leading suppliers of furniture and bedding internal construction fabrics. In our industrial fabrics segment, we sell synthetic fabrics for geotextile, packaging and protective covering applications. Net revenue represents gross sales less product returns, customer allowances and various discounts, all generated in the ordinary course of business.

We have leading positions in Europe and Brazil, and we primarily market carpet backing and industrial fabrics, respectively, in those regions. Although primarily a regional business in terms of differing customers, competitive issues and economic and other drivers, we have significant overlap of product offerings across the regions. Where product differences exist, we have the ability to take successful products in one region and exploit these new products in our other regions.

Demand for our furnishings products is driven by factors that influence the broader market for floor coverings and furniture and bedding applications. Floor covering demand is driven largely by home remodeling expenditures, frequently related to existing home sales, new housing starts and commercial property construction. The principal macroeconomic factors influencing furniture and bedding sales are housing turnover, the directional movement of consumer confidence expectations and personal income levels. Demand for our industrial fabrics products is driven primarily by civil construction activity, including civil engineering projects and road construction and general economic conditions.

Our basic polypropylene raw material comprises approximately 40% of our cost of goods sold. We are one of the world’s largest consumers of polypropylene, buying over 500 million pounds in 2003. We believe our scale affords us attractive pricing on these raw materials relative to our competitors. However, polypropylene prices fluctuate based on the industry supply and demand balance, the price of crude oil and other factors beyond our control. In 2003, our average cost of polypropylene increased by approximately 20% over the prior year. Historically, we have been able to pass along most polypropylene price increases to our customers. However, during 2002, we made a strategic decision not to pass along certain polypropylene price increases in an effort to regain market share. Our earnings are affected by the timing and the extent to which we are able to pass through higher polypropylene raw material pricing costs to our customers. See “Risk Factors—Risks Related to Our Business—Changes in the price of polypropylene resin, our primary raw material, could negatively affect our business and results of operations.”

In order to maintain our competitiveness, we maintain a comparatively low manufacturing cost structure. Within North America, besides providing certain flexibility benefits, our five U.S. manufacturing locations enable us to efficiently manage our diverse product mix by focusing some plants on running large volume commodity products and focusing other plants on producing smaller volume, more specialty products. Our current management team has developed a culture of continuous cost improvement aimed at monitoring and controlling our administrative expenses.

Business History

We have been engaged in the textile industry since 1884 and operated primarily under the name Amoco Fabrics and Fibers Company from 1968 until the closing of the acquisition. We pioneered the introduction of synthetic woven polypropylene carpet backing as a replacement to natural jute backing, as well as the development of woven and nonwoven fabrics for industrial applications.

In 2001, we engaged in restructuring activity in the United States and Europe in response to the economic downturn that began in 2000. The objective of the restructuring was to reduce excess capacity across our business. As a result, the restructuring led to the elimination of certain management and operating personnel.

In late 2002 and early 2003, we closed our Australian manufacturing operations, ceased our internal sales and marketing activities in Australia and sold the related land and buildings. We continue selling to Australian customers with exported product from the United States and Europe marketed through a third-party distributor. We also restructured the operations of our Seneca, South Carolina plant in 2003 by changing it from a stand-alone plant to a satellite operation, thereby reducing its management personnel. Additionally, the operations of the plant’s manufacturing processes were streamlined, enabling a reduction in its production personnel.

Since we began our restructuring efforts, we have taken steps to sustain our profitability, while growing market shares, effectively managing raw material price movements and improving operational efficiencies. Also during this period, we initiated steps to conduct our business more independently from BP p.l.c. with the objective of positioning our business for an eventual sale and enabling us to maintain our market leadership position as a stand-alone company.

As a division of BP p.l.c.’s chemicals business, an election was made for financial and tax reporting purposes to account for our inventories on a LIFO basis. However, for management and internal reporting purposes, we account for and manage our inventories on a FIFO basis. As such, we included a LIFO adjustment as one of the reconciling items rather than allocate it across reporting segments. After the consummation of the acquisition, we now account for our inventories for financial and tax reporting purposes on a FIFO basis.

Results of Operations

The following table sets forth information about our results of operations:

	Year ended December 31,			Nine months ended September 30,
	2001	2002	2003	2003	2004
				(unaudited)
	(dollars in millions)
Net revenue:
North America
Furnishings	$294.4	$273.2	$313.6	$239.8	$268.7
Industrial fabrics	98.8	89.3	101.3	78.1	93.9
Europe	69.5	74.3	80.3	59.4	67.9
Brazil	19.3	18.3	25.3	18.5	28.8
Australia and other	9.9	10.8	1.8	1.8	0.0

Total net revenue	491.9	465.9	522.3	397.6	459.3
Cost of sales	414.9	400.4	454.5	340.8	405.1

Gross profit	77.0	65.5	67.8	56.8	54.2
Selling, general and administrative	54.3	51.6	50.3	35.8	35.9
Restructuring & other similar costs (credits)	6.1	6.8	(1.9)	(1.9)	1.1
Loss on abandonment of long-lived assets	—	—	—	—	2.2
Other (income)/expense	(0.1)	(1.2)	(0.6)	(0.4)	0.3

Income (loss) before interest and taxes:
North America
Furnishings	30.5	22.2	39.6	37.0	25.2
Industrial fabrics	(14.5)	(12.8)	(12.7)	(8.5)	(7.8)
Europe	(2.1)	1.2	(2.9)	(2.9)	(2.1)
Brazil	3.1	4.0	4.1	3.1	5.4
Australia and other	0.1	(7.3)	2.0	2.2	0.0
Reconciling items:
LIFO adjustment	2.7	3.1	(7.1)	(5.5)	(2.4)
Parent company overhead allocations	(3.1)	(2.1)	(3.0)	(2.1)	(3.6)

Total income (loss) before interest and taxes	16.7	8.3	20.0	23.3	14.7
Interest expense	14.8	9.1	6.4	5.2	5.1
Interest income	(1.2)	(1.5)	(1.0)	(0.8)	(0.5)

Income before income taxes	3.1	0.7	14.6	18.9	10.1
Income taxes	6.9	4.1	5.5	8.3	3.9

Net income (loss)	$(3.8)	$(3.4)	$9.1	$10.6	$6.2

Other Data:
Volume (million square yards):
North America
Furnishings	1,597	1,563	1,646	1,256	1,308
Industrial fabrics	388	373	417	315	367
Europe	476	465	422	313	336
Brazil	94	97	108	82	102
Australia and other	28	27	3	3	—

Total volume	2,583	2,526	2,596	1,969	2,113
Depreciation & amortization	$23.6	$23.2	$24.5	$17.3	$17.9
Capital expenditures	14.7	13.3	12.0	6.1	4.3

Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003

Net revenue

Total net revenue increased $61.7 million, or 15.5%, from $397.6 million for the nine months ended September 30, 2003 to $459.3 million for the nine months ended September 30, 2004. This increase is primarily due to an increase in North America furnishings net revenue of $28.9 million, along with net revenue increases of $15.8 million in North America industrial fabrics, $10.3 million in Brazil and $8.5 million in Europe, partially offset by a decrease in Australia and other of $1.8 million.

North America furnishings net revenue increased 12.1% from $239.8 million for the nine months ended September 30, 2003 to $268.7 million for the same period of 2004 due, in part, to higher volume, primarily in carpet backing products. This volume increase resulted from strong market fundamentals led by increasing strength in consumer spending and in home sales, coupled with maintaining our market share. The remaining net revenue increase resulted from higher unit selling prices in the segment, as we increased carpet backing pricing to reflect rising raw material prices.

North America industrial fabrics net revenue increased 20.2% from $78.1 million for the nine months ended September 30, 2003 to $93.9 million for the same period of 2004 due, in part, to significantly higher volumes spread across many of our industrial fabrics products, particularly our geotextile products. The remaining net revenue increase resulted from higher unit selling prices in geotextile and protective covering products, as we increased prices to cover a portion of rising raw material prices.

Europe net revenue increased 14.3% from $59.4 million for the nine months ended September 30, 2003 to $67.9 million for the same period of 2004, largely due to volume increases in our carpet backing and geotextile products, as the European economy began to show improvement and new distribution channels to the market were established. The remaining net revenue increase resulted from higher unit selling prices in US dollar terms, due to the strengthening of the euro versus the U.S. dollar. In local terms, unit selling prices decreased due to product mix shifts and competitive market conditions.

Brazil net revenue increased 55.7% from $18.5 million for the nine months ended September 30, 2003 to $28.8 million for the same period of 2004 due, in part, to volume increases, reflecting our increased manufacturing capacity, the growing Brazilian economy, the increasingly specialty positioning of our products and an increase in local currency unit selling prices. Strengthening of the Brazilian real versus the U.S. dollar resulted in the remaining increase in net revenue.

Australia and other segment net revenue was $1.8 million in the nine months ended September 30, 2003. There was no comparable net revenue for the nine months ended September 30, 2004 due to the closure of our Australian operations. We continue to supply our Australian customers with products from our North American and European operations.

Cost of sales

Cost of sales increased 18.9% from $340.8 million for the nine months ended September 30, 2003 to $405.1 million for the nine months ended September 30, 2004. The increase in cost of sales primarily reflects the significant increase in the cost of polypropylene, along with additional variable costs associated with an increase in sales volume, the currency impact of the weaker U.S. dollar versus both the euro and the Brazilian real and significantly higher post retirement benefit costs. As a percentage of net revenue, cost of sales increased from 85.7% in the nine months ended September 30, 2003 to 88.2% in the nine months ended September 30, 2004, reflecting the higher raw material costs as well as higher pricing where we passed along a majority of these raw material costs to our customers.

Selling, general and administrative expenses

Selling, general and administrative expenses increased from $35.8 million for the nine months ended September 30, 2003 to $35.9 million for the nine months ended September 30, 2004. As a percentage of net revenue, selling, general and administrative expenses decreased from 9.0% in the first nine months of 2003 to 7.8% in the first nine months of 2004. In North America, selling and corporate service costs declined as a percentage of net revenue due to our increased sales in this region and the relatively fixed nature of these costs. In Australia, $1.0 million of selling and administrative costs were eliminated with the closure of our Australian internal sales and marketing activities at the beginning of 2003. Included within selling, general and administrative expenses is our research and development expense, which totaled $5.6 million in the nine months ended September 30, 2003 and $6.0 in the nine months ended September 30, 2004. As a percentage of net revenue, research and development costs decreased from 1.4% in the nine months ended September 30, 2003 to 1.3% in the same period of 2004.

Restructuring and other similar costs

Restructuring and other similar costs totaled $1.1 million in the nine months ended September 30, 2004, as compared to income of $1.9 million in the nine months ended September 30, 2003. The $1.1 million 2004 charge resulted from our restructuring efforts in Europe, while the $1.9 million income in 2003 consisted of a $2.8 million gain on the sale of the land and buildings associated with our Australian operations, partially offset by a $0.9 million restructuring charge primarily related to restructuring at our Seneca, South Carolina manufacturing facility.

Loss on abandonment of long-lived assets

Loss on abandonment of long-lived assets totaled $2.2 million in the nine months ended September 30, 2004. There were no such abandonment losses incurred during the nine months ended September 30, 2003. The $2.2 million 2004 charge resulted from the retirement of various manufacturing assets in the United States with a net book value of $2.2 million, which were no longer used in our business.

Other income/expense

Other income/expense decreased from $0.4 million in income during the nine months ended September 30, 2003 to $0.3 million in expense in the same period of 2004, primarily due to an increase in foreign exchange losses.

Income before interest and taxes

Income before interest and taxes decreased from $23.3 million in the nine months ended September 30, 2003 to $14.7 million in the same period of 2004. This decrease is primarily due to segment profit decreases of $11.8 million in North America furnishings, $2.2 million in Australia and a $1.5 million increase in parent company overhead allocations. Partially offsetting these decreases were segment income increases in Brazil, Europe and North America industrial fabrics of $2.3 million, $0.8 million and $0.7 million, respectively, and a $3.1 million difference between the LIFO reserve adjustments.

North America furnishings segment income decreased from $37.0 million in the nine months ended September 30, 2003 to $25.2 million in the nine months ended September 30, 2004 due to delays in passing along the rapidly increasing raw material prices, particularly to our furnishings customers, and higher post retirement and benefit costs. Partially offsetting the decrease in furnishings profitability were higher carpet backing volumes.

North America industrial fabrics segment income improved from an $8.5 million loss in the nine months ended September 30, 2003 to a $7.8 million loss in the nine months ended September 30, 2004, primarily due to an improvement in geotextile volumes and partially offset by rising polypropylene prices that outpaced our increases in product pricing during the period.

Europe segment income improved from a loss of $2.9 million for the nine months ended September 30, 2003 to a loss of $2.1 million in the same period of 2004, reflecting an increase in volume and cost reductions resulting from restructuring efforts at our Gronau, Germany facility. These cost reductions resulted in a decrease in euro-denominated cost of sales during the nine months ended September 30, 2004, despite rising polypropylene costs. Partially offsetting these cost reductions was a $1.1 million restructuring charge in 2004 pertaining to the German restructuring.

Brazil segment income increased from $3.1 million in the nine months ended September 30, 2003 to $5.4 million in the same period of 2004, reflecting both the significantly higher volumes resulting from our Brazil plant expansion and our improved Brazilian product mix with a greater focus on higher-margin products, such as FIBCs and aviary curtain fabrics. Local currency cost of sales increased primarily due to higher volumes, along with higher raw material costs and high inflation.

Australia and other segment income was $2.2 million in the nine months ended September 30, 2003. There was no comparable segment income for the nine months ended September 30, 2004 due to the closure of our Australian operations. The 2003 operating income primarily reflects a $2.8 million gain on the sale of the land and buildings associated with our Australian operations.

The LIFO inventory adjustment decreased from $5.5 million in expense for the nine months ended September 30, 2003 to $2.4 million in expense for the same period of 2004. The allocation of overhead from our corporate parent increased from $2.1 million for the nine months ended September 30, 2003 to $3.6 million for the same period of 2004.

Interest expense, net

Interest expense, net increased from $4.4 million in the nine months ended September 30, 2003 to $4.6 million in the nine months ended September 30, 2004, primarily as a result of a slight decrease in interest income.

Income taxes

The provision for income taxes decreased from $8.3 million in the nine months ended September 30, 2003 to $3.9 million in the nine months ended September 30, 2004, due to a decrease in income before income taxes.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Net revenue

Total net revenue increased $56.4 million, or 12.1%, from $465.9 million in 2002 to $522.3 million in 2003. This revenue increase is primarily due to an increase in North America furnishings net revenue of $40.4 million, along with net revenue increases of $12.0 million in North America industrial fabrics, $6.0 million in Europe and $7.0 million in Brazil. Partially offsetting these net revenue increases was a $9.0 million decrease in Australia and other net revenue due to the closure of our manufacturing operations in Australia.

North America furnishings net revenue increased 14.8% from $273.2 million in 2002 to $313.6 million in 2003 due, in part, to increased sales volumes, as a result of our increased U.S. carpet backing market share and higher industry demand. Partially offsetting the volume effect from carpet backing was a decrease in furniture and bedding volumes due to lower industry demand resulting from soft consumer demand. The remaining net revenue increase resulted from raising prices to our customers, primarily in our carpet backing products, in response to higher raw material prices.

North America industrial fabrics net revenue increased 13.4% from $89.3 million in 2002 to $101.3 million in 2003 due, in part, to volume increases, as sales of geotextile products expanded significantly during the second half of 2003. The remaining net revenue increase resulted from higher selling prices across the industrial fabrics product lines in response to higher raw material costs that we partially passed on to our customers.

Europe net revenue increased 8.1% from $74.3 million in 2002 to $80.3 million in 2003, which is attributed to strengthening of the euro relative to the U.S. dollar. Negatively impacting net revenue was a decrease in volumes due to weakness in the European economy and residential demand for carpet, and a slight decline in euro-denominated unit selling prices caused an additional decrease. However, the strength of the euro versus the U.S. dollar resulted in an increase in net revenue, more than offsetting both the volume and the euro-pricing effects.

Brazil net revenue increased 38.3% from $18.3 million in 2002 to $25.3 million in 2003 due, in part, to higher volumes, reflecting our manufacturing capacity expansion during 2003, our ability to successfully develop new products and Brazil’s high-growth, developing economy. The remaining net revenue increase resulted from higher unit selling prices, reflecting an improved mix of sales of our higher-margin products. Partially offsetting this strong net revenue growth in Brazil was a strengthening of the U.S. dollar versus the Brazilian real.

Australia and other segment net revenue decreased 83.3% from $10.8 million in 2002 to $1.8 million in 2003. In early 2003, we shifted local Australian sales to North American and European export sales as we moved our sales and marketing activities in Australia to a third party distributor arrangement, in connection with the closure of our Australian manufacturing operations in late 2002.

Cost of sales

Cost of sales increased 13.5% from $400.4 million in 2002 to $454.5 million in 2003. The increase in cost of sales primarily reflects the significant increase in our polypropylene costs, higher volume-related costs and the impact of a strengthened euro versus the U.S. dollar, which were partially offset by a decrease in our euro-denominated cost of sales as part of our ongoing restructuring effort. Cost reductions and efficiency improvements across our manufacturing facilities largely offset inflationary pressures on our cost structure. As a percentage of net revenue, cost of sales increased from 85.9% in 2002 to 87.0% in 2003, reflecting the higher raw material costs as well as higher pricing where we passed along a majority of these raw material costs to our customers.

Selling, general and administrative expenses

Selling, general and administrative expenses decreased 2.5% from $51.6 million in 2002 to $50.3 million in 2003. As a percentage of net revenue, selling, general and administrative expenses decreased from 11.1% in 2002 to 9.6% in 2003. In North America, selling and corporate service costs declined $1.3 million, primarily due to efficiency improvements and our insourcing of information technology support services. In Australia, selling and administrative costs declined by $0.9 million with the closure of our Australian internal sales and marketing activities in early 2003. Research and development costs have remained relatively constant, at $7.2 million in 2003 and $7.3 million in 2002.

Restructuring and plant closure costs

Restructuring and plant closure costs totaled income of $1.9 million in 2003, as compared to a loss of $6.8 million in 2002. The $1.9 million income in 2003 consisted of a $2.8 million gain on the sale of the land and buildings associated with our Australian operations, offset by a $0.9 million restructuring charge primarily related to our Seneca, South Carolina manufacturing facility. The $6.8 million charge in 2002 primarily represents restructuring charges and plant closure costs related to our Australian manufacturing operations.

Other income/expense

Other income/expense decreased slightly from $1.2 million in income in 2002 to $0.6 million in income in 2003, due to fluctuations in foreign exchange gains/losses and other miscellaneous items.

Income before interest and taxes

Income before interest and taxes increased from $8.3 million in 2002 to $20.0 million in 2003. This increase is primarily due to an increase in North America furnishings segment income of $17.4 million, along with a segment income increase in Australia and other of $9.3 million. These gains were partially offset by a $4.1 million decrease in European segment income, a $10.2 million increase in the LIFO inventory adjustment, and a $0.9 million increase in parent company overhead allocations.

North America furnishings segment income increased from $22.2 million in 2002 to $39.6 million in 2003, reflecting higher carpet backing volumes and our ability to achieve higher pricing relative to our polypropylene costs. Higher carpet backing earnings resulted from our ability to implement price increases, which we temporarily delayed in 2002 in order to opportunistically grow our market share. Higher furniture and bedding income primarily reflects increased efficiencies from continuing restructuring activities at our Seneca, South Carolina facility.

North America industrial fabrics segment income improved slightly from a $12.8 million loss in 2002 to a $12.7 million loss in 2003. This increase primarily reflects the significant improvement in geotextile volumes, partially offset by higher polypropylene prices.

Europe segment income decreased from income of $1.2 million in 2002 to a loss of $2.9 million in 2003, largely due to the lower industry volumes in carpet backing. Offsetting this volume-driven decrease was a reduction in fixed costs at our Germany facility resulting from a restructuring effort, and a slight increase in geotextile volumes and profitability.

Brazil segment income increased slightly from $4.0 million in 2002 to $4.1 million in 2003. Much of the volume increase from 2002 was offset by higher raw material costs and higher fixed costs resulting from the manufacturing capacity expansion at our Curitiba facility.

Australia and other segment income increased from a loss of $7.3 million in 2002 to a gain of $2.0 million in 2003, attributable primarily to costs related to the closure of our Australian manufacturing operations. 2002 was impacted by a $6.8 million loss related to closing and selling the machinery and equipment associated with our Australian operations, while 2003 benefited from a $2.8 million gain on the sale of the land and buildings associated with the Australian operations.

The LIFO inventory adjustment decreased from $3.1 million in income for 2002 to $7.1 million in expense for 2003. The parent company overhead allocation expense increased from $2.1 million in 2002 to $3.0 million in 2003.

Interest expense, net

Interest expense, net decreased from $7.6 million in 2002 to $5.4 million in 2003, a decrease of 28.9%. Interest expense decreased primarily due to lower interest rates.

Income taxes

The provision for income taxes increased from $4.1 million in 2002 to $5.5 million in 2003 due to an increase in our pre-tax income.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Net revenue

Total net revenue decreased 5.3% from $491.9 million in 2001 to $465.9 million in 2002. This decrease was primarily due to a decrease in North America furnishings net revenue of $21.2 million, along with net revenue decreases of $9.5 million in North America industrial fabrics and $1.0 million in Brazil. Partially offsetting these decreases was a $4.8 million increase in Europe net revenue and a $0.9 million increase in Australia and other net revenue.

North America furnishings net revenue decreased 7.2% from $294.4 million in 2001 to $273.2 million in 2002 due, in part, to lower sales volume due to decreased demand for interior furnishings such as carpeting, furniture and bedding, primarily caused by weakened North American economies. The remaining net revenue decrease resulted from lower selling prices, and temporary delays in passing along polypropylene price increases to our customers in an effort to regain carpet backing market share.

North America industrial fabrics net revenue decreased 9.6% from $98.8 million in 2001 to $89.3 million in 2002 due, in part, to volume decreases, particularly in geotextiles where the weakened economy led to a decrease in spending on commercial and government construction projects. The remaining net revenue decrease was attributable to lower unit selling prices. These lower prices were evident in both geotextiles and packaging due to increased domestic and foreign competition.

Europe net revenue increased 6.9% from $69.5 million in 2001 to $74.3 million in 2002 due, in part, to an increase in carpet backing market share driven by our low cost position in secondary carpet backing, which is produced at our Hungarian facility, and an increase in euro-denomination selling prices. This increase was partially offset by volume declines in primary carpet backing and geotextiles. The remainder of the net revenue increase resulted from the depreciation of the U.S. dollar versus the euro.

Brazil net revenue decreased 5.2% from $19.3 million in 2001 to $18.3 million in 2002, primarily due to foreign exchange fluctuations and increased volumes, as a significant increase in packaging products more than offset a decline in carpet backing products. The increase in packaging volumes reflects the growing Brazilian economy and our success in developing new products for the Brazilian agricultural and industrial fabrics markets. An increase in local selling prices resulted in an increase in local currency denominated net revenue. The appreciation of the U.S. dollar versus the Brazilian real caused net revenue to decrease.

Australia and other segment net revenue increased 9.1% from $9.9 million in 2001 to $10.8 million in 2002, primarily due to foreign exchange fluctuations, which more than offset volume declines and decreases in local currency selling prices.

Cost of sales

Cost of sales decreased 3.5% from $414.9 million in 2001 to $400.4 million in 2002, reflecting a decrease in worldwide sales volumes and a 5.5% reduction in U.S. plant personnel in response to the lower sales volumes. As a percentage of net revenue, cost of sales increased from 84.3% in 2001 to 85.9% in 2002. The increase in cost of sales as a percentage of net revenue primarily reflected our strategic decision to increase our carpet backing market share by temporarily delaying price increases.

Selling, general and administrative expenses

Selling, general and administrative expenses decreased from $54.3 million in 2001 to $51.6 million in 2002, a decrease of 5.0%. As a percentage of net revenue, selling, general and administrative expenses increased from 11.0% in 2001 to 11.1% in 2002. Included within selling, general and administrative expenses is our research and development expense, which totaled $7.3 million in 2002, down from $8.0 million in 2001. As a percentage of net revenue, research and development expenses remained constant at 1.6% in both 2001 and 2002.

Restructuring and other similar costs

Restructuring and plant closure costs totaled $6.8 million in 2002, as compared to $6.1 million in 2001. The 2002 charges primarily represent costs associated with the closure of our Australian manufacturing operations. The 2001 charges, in response to the economic downturn, include $4.6 million of restructuring charges, primarily related to the restructuring at our Seneca, South Carolina facility, and a $1.7 million restructuring charge at our Gronau, Germany facility.

Other income/expense

Other income/expense increased from $0.1 million in income in 2001 to $1.2 million in income in 2002, primarily as a result of an increase in foreign exchange transaction gains.

Income before interest and taxes

Income before interest and taxes decreased from $16.7 million in 2001 to $8.3 million in 2002. This decrease is primarily due to a decrease in North America furnishings segment income of $8.3 million and a decrease in Australia and other segment income of $7.4 million. These declines in segment income were partially offset by segment income increases of $1.7 million in North America industrial fabrics, $3.3 million in Europe and $0.9 million in Brazil, as well as a $0.4 million decrease in the LIFO adjustment and a $1.0 million decrease in parent company overhead allocations.

North America furnishings segment income decreased from $30.5 million in 2001 to $22.2 million in 2002, reflecting a decrease in carpet backing earnings primarily as part of our successful strategic decision to increase market share by temporarily delaying price increases. Despite the temporary decrease in segment income, we believe that the strategy contributed to an increase in our U.S. primary carpet backing market share of approximately 2% by year end 2002 and another 3.5% by mid-2003. A decrease in carpet backing volumes as well as a decrease in our earnings from furniture and bedding contributed to a decrease in income for the North America furnishings segment. Partially offsetting these effects was a decrease in labor costs as a result of the ongoing Seneca, South Carolina plant restructuring.

North America industrial fabrics segment income improved from a $14.5 million loss in 2001 to a $12.8 million loss in 2002, primarily due to a decrease in labor costs as a result of the ongoing Seneca, South Carolina plant restructuring. This increase in segment income was partially offset by a decrease in geotextile volumes due to reduced commercial and government spending and a decrease in packaging and protective covering income.

Europe segment income increased from a loss of $2.1 million in 2001 to income of $1.2 million in 2002, reflecting higher net revenue in 2002 due to our implementation of price increases across all of our European product lines and $1.7 million in restructuring charges at our Gronau, Germany facility in 2001.

Brazil segment income increased from $3.1 million in 2001 to $4.0 million in 2002. Despite a $1.0 million decrease in net revenue, unit selling prices, in local currency, and profitability increased, reflecting our successful new business development process by increasing our focus on specialty products, such as FIBC and aviary curtain fabrics. A decrease in selling, general and administrative expenses in 2002 also contributed to the increase in 2002 segment income.

Australia and other segment income decreased from $0.1 million in 2001 to a loss of $7.3 million in 2002. The 2002 loss largely reflects a $6.8 million loss related to selling the machinery and equipment at our Australian facilities and other costs associated with the closure of these facilities.

The LIFO inventory adjustment increased from $2.7 million in income in 2001 to $3.1 million in income in 2002. The parent company overhead allocation decreased from $3.1 million in 2001 to $2.1 million in 2002.

Interest expense, net

Interest expense, net decreased from $13.6 million in 2001 to $7.6 million in 2002, a decrease of 44.1%, primarily due to lower interest rates.

Income taxes

The provision for income taxes decreased from $6.9 million in 2001 to $4.1 million in 2002 due to lower pre-tax income.

Liquidity and Capital Resources

Historical

Our primary cash needs are working capital, capital expenditures, tax distributions and debt service. We have historically financed these cash requirements through internally generated cash flow and funds borrowed from our corporate parent.

Net working capital is comprised of current assets, minus current liabilities, excluding current maturities of long-term debt and accrued interest. We had net working capital of $120.5 million at September 30, 2004 compared to net working capital of $100.8 million at December 31, 2003 and $92.6 million at December 31, 2002.

We generated cash from operations of $6.2 million for the nine months ended September 30, 2004 compared to $13.8 million for the same period of 2003. Decreases in cash flow were driven by net income decreases of $4.4 million, working capital increases of $13.2 million due to higher polyprolene resin pricing and deferred income tax increases of $4.2 million. These decreases in cash flow were partially offset by lower gains on asset disposals of $2.7 million, a $2.2 million loss on abandonment of long-lived assets in 2004, increases in pension and post retirement liabilities of $5.8 million and other non-cash item increases of $1.3 million.

We generated cash from operations of $26.9 million for 2003 compared to $34.5 million for 2002. Decreases in cash flow were driven by working capital increases of $16.8 million due to higher polypropylene resin pricing along with higher gains on asset disposals of $6.6 million and deferred income tax increases of $4.5 million. These decreases in cash flow were partially offset by net income increases of $12.5 million, increases in pension and post retirement medical liabilities of $6.6 million and non-cash item increases of $1.2 million.

We used cash from investing activities of $3.9 million for the nine months ended September 30, 2004 compared to $0.7 million for the same period of 2003. The increase was related to $0.4 million of miscellaneous surplus equipment sale proceeds in the nine months ended September 30, 2004 compared to $5.4 million of proceeds from the sale of our Australia land and buildings in the nine months ended September 30, 2003. Capital expenditures for the period ended September 30, 2004 were $4.3 million compared to $6.1 million for the period ended September 30, 2003 as we were constrained by our parent from investing in growth and profit improvement projects during 2004 while BP was involved in divesting our business.

We used cash from investing activities of $6.1 million for 2003 compared to $13.0 million for 2002. The decrease was related to $5.9 million of proceeds from the sale of our Australia land and buildings in 2003 compared to $0.3 million of miscellaneous surplus equipment sale proceeds in 2002. Capital expenditures for 2003 were $12.0 million compared to $13.3 million for 2002.

Cash used in financing activities was $2.8 million for the nine months ended September 30, 2004 compared to $15.7 million cash provided for the same period of 2003. The lower cash used in financing activities was due to no principal payments for the nine months ended September 30, 2004 compared to $4.8 million of principal payments for the similar period in 2003. Also, payments to the parent company decreased to $2.8 million for the nine months ended September 30, 2004 compared to $10.9 million for the same period in 2003.

Cash used in financing activities was $22.7 million for 2003 compared to $41.4 million for 2002. Of the cash used in financing activities in 2003, $4.2 million related to net payments of BP affiliate debt compared to $3.8 million in 2002. Our affiliate credit facility consisted of two loan facilities with BP. One loan facility with a variable interest rate equal to 130% of the U.S.

federal discount rate had an outstanding principal balance as of December 31, 2003 and 2002 of $141.3 million. The second loan with a fixed interest rate of 8% had an outstanding principal balance as of December 31, 2003 and 2002 of $11.5 million and $15.4 million, respectively.

Our credit arrangements with BP were cancelled concurrently with the closing of the transactions. We replaced our affiliate credit arrangements with a new credit facility described in ‘‘Description of New Credit Facility’’ and the original notes.

After the acquisition

We intend to fund our ongoing capital and working capital requirements, including our internal growth, through a combination of cash flows from operations and, if necessary, from borrowings under the revolving credit portion of our new credit facility. Concurrently with the acquisition, we issued the original notes and entered into a new $175.0 million senior credit facility. Our new senior credit facility consists of a $110.0 million term loan facility and a $65.0 million revolving credit facility. We borrowed the full amount under the term loan facility and $5.0 million under the revolving credit facility to fund the acquisition. The revolving credit facility provides for borrowings up to $65.0 million including a sublimit for the issuance of letters of credit, $0.5 million of which we issued at closing, subject to compliance with certain financial covenants and the absence of an event of default. The borrowings under the revolving credit facility are available to fund our working capital requirements, capital expenditures and other general corporate needs. The revolving credit facility will mature five years after the closing and has no scheduled amortization or commitment reductions. The new term loan facility will mature seven years after the closing and has quarterly scheduled amortization totaling $5.5 million in 2005, $5.5 million in 2006, $5.5 million in 2007, $5.5 million in 2008, $11.0 million in 2009, $11.0 million in 2010 and $66.0 million in 2011. Interest payments on the notes and required principal and interest payments on borrowings under our new credit facility will substantially increase our cash requirements. Our significant debt service obligations following the acquisition could, under certain circumstances, have material consequences to you. See “Risk Factors—Risks Related to the Notes and Our Other Indebtedness—Our substantial debt could adversely affect our financial health, make us more vulnerable to adverse economic conditions and prevent us from fulfilling our obligations under the notes or our new credit facility.”

In addition, commencing with the year ending December 31, 2005, we will be required to make annual mandatory prepayments of the loans under our new credit facility in an amount equal to (a) 75% of excess cash flow, subject to a reduced percentage upon meeting a specified financial ratio; (b) 100% of the net proceeds from certain equity issuances; (c) 100% of the net cash proceeds of certain debt and preferred stock issuances; (d) 100% of the net cash proceeds of certain asset sales or other dispositions of property; (e) 100% of all unredeployed casualty and condemnation proceeds; and (f) 100% of any working capital adjustment received from the sellers pursuant to the stock purchase agreement. All of these amounts, except for the working capital adjustment, will be applied first to the prepayment of the term loan and thereafter to the prepayment of the revolving loan and the reduction of the commitments under the revolving credit facility.

Our new credit facility and the indenture that governs the notes impose certain restrictions on us, including restrictions on our ability to incur indebtedness, pay dividends, make investments, grant liens, sell our assets and engage in certain other activities. In addition, the new credit facility requires us to comply with the financial ratios described under “Description of New Credit Facility.” Indebtedness under the new credit facility is secured by substantially all of our assets, including our real and personal property, inventory, accounts receivable, intellectual property and other intangibles. In addition, the new credit facility is guaranteed by our parent and secured by its ownership of our equity interests, as well as guaranteed and secured by the equity interests and substantially all of the assets of our current and, if any, future subsidiaries, except that no future foreign subsidiary will be required to provide a guarantee, and no equity interests or assets of a future foreign subsidiary (other than 66% of the equity interests of a first-tier foreign subsidiary) will be required to be pledged to secure, the new credit facility, in either case, if doing so would result in materially adverse tax consequences. See “Description of New Credit Facility.”

We anticipate that the funds generated by operations and funds available under the revolving credit facility will be sufficient to meet working capital requirements and to finance capital expenditures over the next several years.

Impact of the acquisition

As a result of the acquisition, our assets and liabilities were adjusted to their respective fair values as of the closing. We also have increased our aggregate borrowings in connection with the acquisition. Accordingly, our interest expense will be higher in periods following the acquisition. However, we have not yet finalized the allocation of the purchase price.

Contractual Obligations

The following is a summary of our contractual cash obligations, assuming the transactions had occurred on December 31, 2003:

	Payments by Period
	Years 1-2	Years 3-4	Years 5-6	Years 7 and After
	(unaudited)
	(in millions)
Term loan under our new credit facility	$11.0	$11.0	$22.0	$66.0
Advisory services agreement	1.0	1.0	1.0	2.0
Operating leases	1.1	0.9	0.6	0.1
Senior notes	—	—	—	150.0

Total contractual cash obligations	$13.1	$12.9	$23.6	$218.1

Recent Accounting Pronouncements and Guidance

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, or “SFAS 143”. SFAS 143 requires companies to record liabilities equal to the fair value of their asset retirement obligations when they are incurred, which is typically when the asset is installed at the production location. When the liability is initially recorded, companies capitalize an equivalent amount as part of the cost of the asset. Over time the liability is accreted for the change in its present value each period, and the initial capitalized cost is depreciated over the useful life of the related asset. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The adoption was not material to our results of operations or financial position.

In January 2003, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities, or “SFAS 146”. Under SFAS 146, a liability for costs associated with an exit or disposal activity should be recognized when the liability is incurred. Previously, under EITF Issue No. 94-3, such a liability was recognized at the date of commitment to an exit plan. SFAS 146 also makes some changes to the timing of recognizing severance pay costs where benefit arrangements require employees to render future service beyond a minimum retention period. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS 146 did not have a material effect on our financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, or “FIN 46”. FIN 46 expands consolidated financial statements to include certain variable interest entities, referred to as “VIEs”. VIEs are to be consolidated by a company which is considered to be the primary beneficiary of that entity, even if the company does not have majority ownership. FIN 46 is immediately effective for VIEs created or acquired after January 31, 2003 and is effective for us for accounting periods ending after March 31, 2004 for VIEs existing at January 31, 2003. Because we do not have any VIEs, the adoption of this standard had no effect on our earnings or financial position.

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 was enacted in the United States. This act provides a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least equivalent to the benefit provided by Medicare. The postretirement benefit obligation at December 31, 2003 and postretirement benefit expense for the year ended December 31, 2003 do not reflect any effects of this act.

In May 2004, the Financial Accounting Standards Board issued Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP No. 106-2), to provide guidance on the accounting for the effects of this act on postretirement health care plans that offer prescription drug benefits. The adoption of FSP No. 106-2 did not have an impact on the postretirement benefit obligation at September 30, 2004 or on the postretirement benefit expense for the nine month period ended September 30, 2004.

Critical Accounting Policies

The acquisition is being accounted for using the purchase method of accounting. As a result, the acquisition will affect our results of operations in certain significant respects. The purchase price of approximately $348.1 million, including transaction costs, is being allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values as of the date of the acquisition. In addition, due to the effects of the increased borrowings to finance the acquisition, our interest expense will increase significantly in the periods following the acquisition.

In preparing our financial statements in conformity with GAAP, management must make decisions that impact the reported amounts and related disclosures. Such decisions include the selection of the appropriate accounting principles to be applied and the assumptions on which to base estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an on-going basis, our management evaluates its estimates, including those related to retirement benefits, allowance for doubtful accounts, impairment of long-lived assets, impairment of goodwill, income taxes, litigation and contingencies. Management bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Management believes the critical accounting policies described below are the most important to the fair presentation of our financial condition and results or operations because they require management’s more significant judgments and estimates in the preparation of our consolidated financial statements.

Retirement benefits

Pension obligations are actuarially determined and are affected by several assumptions, including discount rate and assumed annual rate of compensation increase for plan employees. Changes in discount rate and differences from actual results for each assumption will affect the amount of pension expense recognized in future periods.

Where we have our own pension and other postretirement benefit arrangements in place for our employees, the cost of providing pensions is charged to income on a systematic basis. Pension surpluses and deficits are amortized over the average expected remaining service lives of current employees. Amounts accrued for both funded and unfunded pension and other postretirement benefit liabilities are included within “Accrued pension and other postretirement benefit liabilities” on the balance sheet.

During 2001, we shared pension and other postretirement benefit arrangements with other BP businesses. We have included an allocated charge in the statement of operations to reflect the costs specifically related to our business. The pension and postretirement plans were administered by BP on a consolidated basis and, as such, separate information relating to assets and liabilities were not available for our business. Our share of pension and other postretirement liabilities associated with such arrangements is not reflected in these combined financial statements for 2001. Such liabilities are represented as a component of BP parent company investment.

Beginning January 1, 2002, BP began tracking financial information relating to the pension and post retirement plans by individual businesses. As such, beginning in 2002, our share of pension and other postretirement liabilities associated with such arrangements is reflected in these combined financial statements for 2002 and beyond. As a result, liabilities totaling $38.6 million ($23.6 million net of tax) were recognized in our balance sheet as of January 1, 2002.

The pension and other postretirement benefit costs included in our statement of operations represent the costs specific to the benefit plans operated for our employees, calculated in accordance with accounting principles generally accepted in the United States using a combination of assumptions specific to our business.

Allowance for doubtful accounts

Management must make estimates of the uncollectibility of our accounts receivable. Management specifically analyzes accounts receivable and historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Actual losses for uncollectible accounts have generally been consistent with management’s estimates. However, deteriorating financial conditions of key customers or a significant slow- down in the economy could have a material negative impact on our ability to collect on accounts, in which case additional allowances may be required. Our accounts receivable balance was $108.3 million as of September 30, 2004 and $71.9 million as of December 31, 2003, net of allowance for doubtful accounts of $3.7 million for both periods.

Impairment of long-lived assets

We assess all our long-lived assets, including definite-lived intangibles, for impairment whenever events or circumstances indicate the carrying value may not be recoverable. Management assesses whether there has been an impairment by comparing estimated undiscounted future cash flows from operating activities with the carrying value of the asset. The factors considered by management in this assessment include operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors. If an impairment is deemed to exist, management records an impairment charge equal to the excess of the carrying value over the fair value of the impaired assets.

Impairment of goodwill and indefinite-lived intangibles

We test goodwill and other indefinite-lived intangible assets for impairment on an annual basis by comparing the fair value of our reporting units to their carrying values. Fair value is determined by the assessment of future discounted cash flows. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors.

As part of the adoption of FAS 142, we performed an initial valuation in 2002 to determine if any impairment of goodwill existed and determined that none existed. In accordance with FAS 142, at year end 2003, we completed our annual impairment test and determined that there was no impairment of goodwill.

Income taxes

We account for income taxes using the asset and liability method. We recognize deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and to operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the effective date of enactment. A valuation allowance is established, when necessary, to reduce deferred tax assets to amounts expected to be realized.

At December 31, 2003, we had net operating loss carryforward benefits for federal income tax purposes of $15.9 million. A portion of the net operating loss carryforwards expire on various dates through 2013. Our management must make estimates regarding the future realization of these net operating loss benefits. Realization of the net operating loss carryforward benefits is dependent upon future profitable operations and reversals of existing temporary differences. Based on this assessment, management has calculated and recorded a $18.3 million valuation allowance against such net operating loss carryforwards and other deferred tax assets.

Litigation and contingent liabilities

From time to time, we are subject to lawsuits, claims, investigations and proceedings, including product liability, personal injury, patent and intellectual property, commercial, contract, environmental, health and safety, and employment matters, all of which are handled and defended in the ordinary course of business. We accrue a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. We believe the amounts reserved are adequate for such contingent matters; however, our results of operations could be negatively affected by significant litigation resulting in judgments adverse to us.

Quantitative and Qualitative Disclosures Regarding Market Risk

We are exposed to various market risks such as fluctuating raw material costs, fluctuating interest rates and changes in foreign currency exchange rates. At present, we do not utilize any derivative instruments to manage these risks.

Raw material risk. The cost of our commodity raw materials is volatile and could have a significant impact on our profitability. In particular, our business requires the purchase of large volumes of polypropylene, a petroleum derivative. Increases in the cost of this raw material could materially adversely affect our business, results of operations and financial condition if we are unable to pass these increases through to our customers. Prices of polypropylene have increased in 2004 and additional increases have been announced. We believe we will be successful in increasing prices to pass along much of this increase in polypropylene costs consistent with historical experience; however, we may not be able to successfully recover such increases in cost.

In addition, unanticipated termination or interruption of our arrangements with third-party suppliers of polypropylene could have a material adverse effect on us. Polypropylene resin is the principal raw material used in our woven and nonwoven fabrics. Our polypropylene is purchased from multiple suppliers. We believe there are generally adequate sources of polypropylene, however, an unanticipated termination or interruption of our supply arrangements could adversely affect our ability to supply products to our customers and could have an adverse impact on the business. We have contracted with multiple suppliers of polypropylene for up to 120% of our expected raw material needs through 2005, where pricing is determined by a combination of formulas based on market indices and monthly negotiated pricing.

Currency translation. The results of operations of our foreign companies are translated into U.S. dollars at the average exchange rates for each period concerned. This translation has no impact on cash flow. The balance sheets of our foreign companies are translated into U.S. dollars at the closing exchange rates. Any adjustments resulting from the translation are recorded as other comprehensive income. Foreign currency exchange rate exposure is most significant with respect to the euro. For 2003, net revenue was positively impacted primarily by the appreciation of the euro versus the U.S. dollar. In 2002, net revenue was negatively impacted, as much of the depreciation of the Brazilian real versus the U.S. dollar was offset by weakening of the U.S. dollar versus the euro.

Currency transaction exposure. Currency transaction exposure arises where sales and purchases are made by a company in a currency other than its own functional currency. The majority of our companies (except for Hungary) source raw materials and sell their products within their local markets in their functional currencies and therefore have limited transaction exposure. Hungary sells most of its products in euros to the European market through its German affiliate. As a result, we do incur limited transaction exposure between the euro and the Hungarian forint.

Interest rate risk. We have incurred a significant amount of debt in connection with the acquisition, with a portion being at variable rates. Of our total long-term debt of approximately $265.0 million, approximately $150.0 million bears interest at a fixed rate and the remaining debt bears interest at variable rates.

On a pro forma basis, after giving effect to our borrowings associated with the acquisition, cash interest expense would have been $22.5 million for 2003. Holding all other variables constant, an increase in the interest rate of 1.0% on our variable rate debt would increase annual interest cost by approximately $1.1 million to $1.2 million. We have not sought to hedge exposure to variable interest rates.

Seasonality

We have historically experienced, and expect to continue to experience, seasonal and quarterly fluctuations in net revenue and operating income. Homebuilding, civil engineering projects and the agricultural cycle all are subject to seasonal influences, characterized by strong sales for the spring and summer months. Pre-season inventory builds along with strong sales during this period combine to favorably impact the first and second quarter results. In addition, our European operations typically experience lower third quarter sales due to the traditional late-summer holiday.

Taxes

We are subject to taxation in multiple jurisdictions throughout the world. Our effective tax rate and tax liability will be affected by a number of factors, such as the amount of taxable income in particular jurisdictions, the tax rates in such jurisdictions, tax treaties between jurisdictions, the extent to which we transfer funds between jurisdictions and repatriate income and changes in law.

Inflation

Inflation can affect the costs of goods and services we use. In the more mature economies in which we operate, from either a manufacturing or sales viewpoint, we have experienced relatively low price inflation in recent years. In more emerging economies, such as Brazil and Hungary, we experience more moderate inflation, but in a lower cost environment.

BUSINESS

Our Company

We are the world’s largest producer of primary and secondary carpet backing, and a leading manufacturer and marketer of polypropylene synthetic fabrics used in a variety of other industrial applications. For the year ended December 31, 2003, we sold 2.6 billion square yards of fabric, generating total revenues and EBITDA of $522.3 million and $44.5 million, respectively. We have been engaged in the textile industry since 1884 and operated primarily under the name Amoco Fabrics and Fibers Company from 1968 until the closing of the acquisition. We pioneered the introduction of synthetic woven polypropylene carpet backing as a replacement to natural jute carpet backing, as well as the development of woven and nonwoven fabrics for other applications.

We operate globally in the three geographic regions of North America, Europe and Brazil, from which we market our products to over 40 countries. In North America, our largest market, our operations consist of two segments: furnishings and industrial fabrics. Within our furnishings segment, we sell both primary and secondary carpet backing as well as nonwoven and some woven synthetic fabrics for use in furniture and bedding internal construction applications. In our industrial fabrics segment, we sell synthetic fabrics for geotextile, packaging and protective covering applications. We market our products under a variety of brands, including Polybac® and Actionbac®, and we believe that many of our products are among the most recognized in the industry and are highly respected for their quality and performance.

We primarily sell our products to leading carpet manufacturers, well-known furniture and bedding manufacturers and distributors of industrial fabrics. We have excellent relationships with our over 300 customers, and we have served many of our key customers for over 30 years. We believe we supply more synthetic fabrics to each of our top ten customers than any other supplier, and these customers represent over 50% of our revenues.

Our diverse line of products is grouped into the following categories:

Furnishings (76% of 2003 revenues)

Carpet Backing (67% of 2003 revenues). We hold the number one market position in the world in both primary and secondary carpet backing. Our primary carpet backing products provide the fundamental support for carpet face yarns, and our secondary carpet backing provides additional structural stability in carpets. We market our carpet backing products under industry leading, universally recognized brand names such as Polybac® and Actionbac®. In 2003, we sold 1.9 billion square yards of carpet backing.

Furniture and Bedding (9% of 2003 revenues). We hold a leading market position for our products used in the manufacture of furniture and bedding applications in North America. Our synthetic fabrics are also used in automotive seating applications. In 2003, we sold 196.6 million square yards of synthetic fabrics to our customers for use in these applications.

Industrial Fabrics (24% of 2003 revenues)

Geotextiles (13% of 2003 revenues). We are a leading provider of geotextile products in North America. Our geotextile products improve structural stability and design performance of many civil engineering structures, including subsurface drains, roadways, railroads, embankments and landfills. In 2003, we sold 215.5 million square yards of geotextile products to our customers for use in these applications.

Packaging and Protective Coverings (11% of 2003 revenues). We are a leading manufacturer of woven synthetic fabrics for industrial, agricultural, construction and packaging applications such as house wrap, cotton bale wrap, synthetic fiber bale wrap and bulk bags. In 2003, we sold 275.1 million square yards of synthetic fabrics to our customers for use in these applications.

We manufacture our products at our nine manufacturing facilities located in the southeastern United States, Germany, Hungary, Brazil and Mexico. Our modern manufacturing facilities employ a wide variety of technologies including extrusion, weaving and needle punched, nonwoven technologies. Our southeastern United States manufacturing facilities accounted for 76.6% of our production in 2003. Our manufacturing system enables us to optimize the amount of production of our various products in order to match the regional demand.

To address the needs of our diverse customer base, we employ a range of marketing, sales and distribution approaches. Our sales forces in North America and Europe are strategically located near the major carpet manufacturing regions.

Our Competitive Strengths

Leading position in each of our markets. We are the leader in both primary and secondary carpet backing in the world and in each of the individual geographic regions we serve. We developed this leadership due to the quality of our products, brand name recognition, manufacturing capability and historical product development capabilities. In North America, we believe we hold the number one market position with approximately 50% market share in each of the two product categories in our furnishings segment, and we believe we hold leading market positions with approximately 25% market share for the applications we provide in our industrial fabrics segment. In Europe and Brazil, we hold a number one or number two market position for each of our product lines. We believe we are the only global provider of synthetic furnishings and industrial fabrics and that this platform enables us to deliver the best value to our customers in each of our markets.

Preferred supplier to our customers. We have strong, long-term relationships with the leading carpet manufacturers and industrial fabrics customers around the world. In 2003, we served over 300 customers globally, and we believe we are the top supplier of synthetic fabrics to each of our top ten customers. We believe we have been the top supplier to leading carpet manufacturers such as Shaw Industries, Inc., Mohawk Industries, Inc. and Beaulieu of America, LLC for over 25 years.

Exceptional customer service. Our ability to meet or exceed the quality and service expectations of our customers has been critical to our success. To continually improve our industry-leading quality standards, we have developed quality processes designed to provide continuous improvements and innovations. In addition, we provide technical support to our manufacturing customers that assists them in operating more efficiently and delivering high quality products to their customers. In the geotextiles area, we offer assistance to customers in their design and use of our products.

Stable demand for furnishings. We have experienced stable demand for our extensive offering of furnishings products in North America and Europe. For example, the North American market for carpets and rugs has grown from 1.36 billion square yards in 1990 to its current size of 1.93 billion square yards.

Capable manufacturing and broad geographic scope. We manufacture and sell similar products across diverse regions. In North America, our manufacturing system enables us to cost effectively shift production to those applications in which product demand and profit opportunities are the strongest. With manufacturing facilities in five countries, we sell our products in North America, South America, Europe, the Middle East, Australia, Asia and Africa. This geographic reach enables us to capitalize on growth opportunities in rapidly developing economies around the world while also providing us the financial stability associated with industry leadership in developed economies, such as the United States and Europe. We believe our broad geographic base further allows access to new customers and opportunities to sell our products and employ our distribution capabilities.

Low cost operations. We believe we are a low cost producer of woven synthetic fabrics in our regional markets. Our cost advantage can be attributed to the following:

•	we have over 30% more carpet backing production capacity than our nearest competitor in North America, allowing us to achieve scale advantages;

•	we have a significant level of industry knowledge and experience, which allows us to extend the life and expand the output of our manufacturing assets;

•	our scale gives us purchasing power for raw materials;

•	we operate primarily in areas with favorable wage rates, such as the southeastern United States, Mexico, Hungary and Brazil;

•	our industry-leading safety record helps us to limit costs associated with employee injuries; and

•	we employ a continuous improvement process to produce ongoing reductions in our conversion costs.

Strong cash flow generation. We have consistently generated a substantial amount of EBITDA, while minimizing our capital expenditures. For the year ended December 31, 2003, our capital expenditures represented 27.0% of our EBITDA. In addition, we have sufficient manufacturing capacity to increase production without incurring significant incremental capital expenditures. We believe this will enable us to increase cash flow in the event that our sales volumes increase due to a strengthening of general economic conditions, additional market penetration with our customers or expansion into new products and geographic markets.

Experienced management and operations team. The members of our senior management team have an average of 27 years of relevant experience. This team has been responsible for developing and executing our growth strategy, which was implemented in 2002. Over this period, Bradford Mortimer, our President, and his team profitably increased volumes by 2.8% from 2.53 billion square yards in 2002 to 2.60 billion square yards in 2003. We believe we are positioned to continue to grow profitably.

Our Strategy

We seek to increase revenues and cash flows by leveraging our leading position in our furnishings segment, particularly as a supplier of primary and secondary carpet backing in North America and Europe, while also growing sales in industrial fabrics across our various geographic regions, particularly Brazil.

Capitalize on favorable growth dynamics. We anticipate continued strength in new sales and remodeling of residential and commercial properties across the U.S. housing and commercial construction industries. We expect this to translate into growth in demand for carpet backings. In addition, we believe that relative to traditional building products, our geotextile products are cost-effective and enhance performance in civil engineering projects, and that these synthetic fabrics will continue to displace and supplement traditional construction materials. We expect to benefit from these market dynamics not only through the realization of volume growth as we maintain our existing market share in these markets, but also by capitalizing on the considerable operating leverage inherent in our business. In the United States, we currently have expandable manufacturing capacity, which would enable us to meet increases in demand without incurring significant incremental capital expenditures.

Maintain low cost position. We believe our extensive industry experience in furnishings, particularly in carpet backing, and the locations of our manufacturing facilities provide us with a low cost advantage. Historically, we have been able to minimize the effects of inflation on our manufacturing costs through a number of efficiency-improvement, cost management programs. Through STEP ONE™, our systematic program designed to improve operating efficiencies and increase the effective capacity of our existing assets, we intend to further improve our cost position in carpet backing and in our other product lines. In Europe, our Hungary facility offers a significant low cost advantage with lower wages relative to other locations regionally. While freight costs from Hungary to our European markets are higher, the incremental freight cost is a small percentage of the labor savings we achieve. We intend to pursue selected opportunities to reduce our cost base by expanding our operations in low cost areas, such as Hungary and Brazil.

Expand our operations in regions with favorable growth dynamics. Our international presence, manufacturing advantage and broad product offering provide us with a significant competitive advantage across our markets. For example, to meet increased market demand we recently added additional loom and extrusion capacity to our Brazilian operations, where our sales have grown at a compounded annual rate of 6.2% from 1999 to 2003. We believe there is a significant opportunity to increase Brazilian sales by adding additional extrusion capacity and circular looms. Within the European secondary carpet backing market, we see significant opportunities to increase sales to our existing customers, due to our low cost manufacturing advantage.

Develop new products. We are committed to developing new products that improve upon our leadership position and generate new sources of revenue and profitability. In our furnishings business, we recently introduced two new products, Polybac® Stitch Lock and Polybac® Berber, designed to provide superior performance in manufacturing high-end carpets. We continue to expand our product offering to meet our customers’ demand for higher value-added products, such as our Polybac® Guideline carpet backing products. We also intend to expand our portfolio of industrial fabrics products by continuing to develop new value-added products and focusing our efforts on supporting strategic customers in key applications. As an example, we jointly developed LOCBAC XP® with Mohawk, which is featured on Mohawk’s fashion brands such as Karastan® and Ralph Lauren®.

Our Products

We manufacture synthetic yarn and fibers which we use to produce our products for specific applications for our two primary product segments, furnishings and industrial fabrics.

Furnishings

Carpet backing

Carpet backing is our largest product category and generated $350.9 million, or 67%, of our net revenue in 2003. We produce both primary and secondary carpet backing in all of our geographic locations. Primary carpet backing is a tightly woven synthetic fabric into which carpet face fibers are tufted in the manufacture of broadloom floor coverings. Secondary carpet backing forms the base of a carpet and is an open-weave fabric that is adhered to the back of tufted broadloom to ensure both carpet integrity and dimensional stability.

Primary and secondary carpet backing are key components in the manufacturing of carpet and represent approximately 7% of the cost to produce carpeting. To meet the needs of our customers, we have a strong track record of successfully commercializing premium carpet backings. Polybac® is the leading synthetic primary backing in the industry and is the most recognized product by our customers. It is a highly durable synthetic woven product with moisture and mildew resistance not present in natural fiber alternatives. The majority of our primary carpet backing product revenues result from sales of the following three product lines: Polybac® fabric, Polybac® Guideline fabric and Polybac® FLW. Polybac® Guideline provides a visual guideline that allows carpet manufacturers to monitor straightness during the manufacturing process. Our customers’ demand for this product has increased steadily since its introduction in 2000. Our Polybac® FLW and Polybac® CLW are designed with a layer of nylon fiber that is dyed with the carpet. We developed this multi-layered product to provide additional bulk, allowing carpet manufacturers to improve their cost structure by using less face yarn. Our $225.5 million of sales of our Polybac® line of carpet backing represented 43.2% of our 2003 net revenue.

Our secondary carpet backing products primarily consist of a range of woven Actionbac® fabrics, along with a number of specialty higher value-added secondary fabrics, such as Raschel™ knitted secondary backing sold in Europe. Actionbac® fabrics are the industry standard in secondary backing, known in our industry for stability over the life of the carpet. We are the sole provider of the LOCBAC XP® carpet backing product, which we jointly developed with Mohawk and is exclusive to Mohawk.

For the year ended December 31, 2003, sales of primary carpet backing accounted for approximately 64% of our carpet backing sales while sales of secondary carpet backing accounted for approximately 36%.

Furniture and bedding

Our furniture and bedding line of products, sold primarily in North America, generated $46.1 million, or approximately 9%, of our 2003 net revenue. We offer an extensive line of synthetic fabric products used primarily in the internal construction of furniture and bedding. Our line of polypropylene fabrics are tough, lightweight materials utilized as internal construction fabrics in bedding, upholstered furniture and automotive seating. In 2003, approximately 65% of our sales to furniture and bedding customers were attributable to bedding products and 35% to furniture products. We sell fabrics directly to customers, such as Simmons, and also to converters, such as Hanes, which convert our bulk products to the many different widths, shapes and roll lengths required by their customers.

Industrial Fabrics

Geotextiles

Our geotextile fabrics are tough, versatile materials that lower the cost, enhance the performance and extend the life of civil engineering projects, with end use applications such as road construction, erosion control, drainage and soil reinforcement. We have a full range of woven and nonwoven polypropylene geotextile products that meet the specifications for application and design of our customers. The proven chemical stability of polypropylene is a key reason for the widespread use of these fabrics. Woven and nonwoven geotextiles are utilized in drainage channels, shorelines, silt fences, and bridge and pier protection systems to prevent subgrade soil erosion and extend the life of these structures.

Our geotextile fabrics are also used in transportation and construction applications, including paving, reinforcement and stabilization. Geotextiles provide consistent and continuous filtering, reduced excavation, reduced environmental impact, simplified, higher quality construction, and a substantial reduction in material costs compared to traditional soil filters. In paving applications, nonwoven specialty paving fabrics, such as our Petromat® paving fabric, and repair membranes are engineered to reduce water infiltration and reflective cracking, thereby saving on costly repaving cycles and extending the life of paved surfaces. In reinforcement applications, geotextiles are utilized as reinforcement in soil wall and slope systems. In stabilization applications, which represent the largest geotextile application, geotextiles are utilized to separate the aggregate base from subgrade soils in roadway and railroad construction. In this application, geotextiles can increase the effective bearing strength of low-strength subgrade soils.

Our geotextile fabrics, sold primarily in North America and Europe, generated $68.2 million, or approximately 13%, of our 2003 net revenue.

Packaging and protective coverings

In North America and Brazil, we sell a wide variety of other industrial synthetic fabrics including protective covers, FIBCs, cotton and synthetic fiber bale covers and other agricultural applications. We market industrial fabrics for the following applications:

•	protective covers, which act as an air vapor and moisture barrier in several applications, such as paper wrap for lumber and steel sheet storage and transportation, insulating housewrap and mobile home underlay for vapor protection and insulation purposes;

•	FIBCs, which are large, woven one to two ton bulk bags utilized for storage and transportation of granular or powdered materials, such as food, pharmaceuticals, minerals and chemicals;

•	bale wraps, which are utilized to wrap and package large bales of cotton or synthetic fibers; and

•	agricultural fabrics, which are used in shipping sacks for produce, crop and livestock shading and growing ornamental plants.

For the year ended December 31, 2003, we generated $57.2 million from packaging and protective coverings, accounting for approximately 11% of our net revenue.

Our Markets

North America

In North America, as in all of the geographic regions we serve, we manufacture and produce polypropylene synthetic fabrics. We primarily sell our products to leading carpet manufacturers, well-known furniture and bedding manufacturers and distributors of industrial fabrics. Our 2003 sales of $414.9 million to North American carpet backing, furniture and bedding and other industrial customers accounted for 79.4% of our total worldwide sales.

Furnishings

Carpet backing. We estimate that the carpet backing market in North America in 2003 was approximately $565 million, composed of approximately $350 million of primary carpet backing and approximately $215 million of secondary carpet backing. We believe we are the largest provider of carpet backing in each of primary and secondary carpet backing with a 49% share of primary carpet backing and a 47% share of secondary carpet backing.

The carpet backing markets differ regionally. Tufted carpets account for approximately 90% of all carpets in North America and approximately 60% in Europe. All tufted carpeting utilizes primary carpet backing. Secondary carpet backing is used in over 86% of tufted carpeting in North America, while in Europe, secondary carpet backing is utilized in virtually all tufted carpet. Woven synthetic materials account for virtually all carpet backing in North America and approximately 77% in Europe. A wider range of materials is used in secondary carpet backing than in primary carpet backing. For example, woven synthetic fabrics are used in approximately 41% of all European secondary carpet backing.

Carpet and carpet backing are part of the broader floor covering industry, which includes carpets and rugs, hardwood floors, ceramic floor and wall, vinyl sheet and floor tile, rubber floor coverings and laminate floorings. Carpet represents the largest product in the overall floor covering market, accounting for 67.8% of U.S. floor covering sales in 2003. Because of the importance of carpet backing in the production of carpet, the demand for carpet backing is closely linked to the demand for carpet. We sell our products primarily for residential and commercial applications, which we estimate account for 55% and 45% of the carpet backing market, respectively. The carpet backing business experienced strong growth in the 1990’s, following closely the growth of carpet sales. Since 1996, sales of carpeting have increased at an average compounded annual growth rate of 2.2% to 1.93 billion square yards in 2003.

The carpet market is driven by the factors that influence the broader market for floor coverings. Floor covering demand is driven largely by home remodeling expenditures which are frequently related to existing home sales, new housing starts and commercial property construction. These demand drivers are influenced by interest rates, consumer and business income growth and consumer confidence. While carpeting lost some ground to other floor covering products throughout the 1990’s, this trend has slowed recently. We believe carpeting should continue to perform well relative to other types of floor coverings due to carpet manufacturers’ commitment to utilizing new innovative patterns, designs and textures. We believe carpeting will also benefit from its attractive cost position relative to other floor coverings and the fact that current economic conditions are favorable for floor covering growth.

While the commercial end use has been challenged in recent years, it appears to have stabilized. As this application rebounds, we believe that higher-margin commercial floor covering sales are likely to rebound as well.

Furniture and bedding. Industry sales in North America of needle punched, nonwoven internal construction fabrics for use in furniture and bedding applications totaled approximately $78 million in 2003. In 2003, approximately 65% of our sales to furniture and bedding customers were attributable to bedding products and 35% to furniture products. We believe our overall share of this market in North America was approximately 59% in 2003.

Like our carpet backing products, demand for our furniture and bedding products generally follows demand for their end use products. The principal macroeconomic factors influencing furniture and bedding sales are housing turnover, the directional movement of consumer confidence expectations and personal income levels. Despite the beneficial trend in home sales, other factors have adversely impacted furniture sales. From 2000 to 2003, due largely to poor consumer economic confidence, limited discretionary expenditures and the increase of foreign imports into the U.S. furniture market, domestic furniture factory shipments in the United States decreased at an average rate of 3.3% per year since 2000 to an estimated $23.1 billion in 2003.

Industrial fabrics

Geotextiles. The overall market for geotextiles in North America is estimated to be $270 million. The markets we serve, which include civil engineering projects, road construction and landfills, represent approximately $207 million of the total market. We believe our market share in our combined market segments is 24%, making us one of the largest providers of geotextile fabrics to our markets.

Demand for woven and nonwoven polypropylene fabrics utilized in geotextile applications has increased over the past decade. A portion of this growth has come from the continued development of new applications for these products. We believe that demand for geotextiles will continue to grow at rates in excess of GDP driven by expected growth in civil construction activity and increased penetration of geotextiles due to their project life cycle cost advantages, as well as environmental regulations related to improving stormwater management and other drainage enhancements.

Packaging and protective coverings. We sell our synthetic fabrics to customers for use in various packaging and protective covering applications. We estimate polypropylene-based sales of industrial packaging and protective covering fabrics for use in these applications totaled approximately $95 million in 2003. We expect continued growth in the sales of our higher-end products, such as our specialty FIBCs. We believe demand for protective covering products will grow steadily with the U.S. economy as the construction industry continues to learn more about the benefits and applications of these synthetic fabrics.

Europe

In Europe our synthetic fabric is sold primarily to two groups of customers, carpet manufacturers and consumers of geotextiles. Our $71 million of carpet backing sales to carpet manufacturers accounted for over 87% of our sales in Europe and 14% of our global sales in 2003.

Carpet backing. The woven carpet backing market in Western Europe was approximately $155 million in 2003, composed of approximately $111 million of primary carpet backing and approximately $44 million of secondary carpet backing. We have the leading market share within Western Europe with a 39% share of primary carpet backing and a 44% share of secondary carpet backing.

Tufted carpeting sales in Western Europe have declined at an annual average of 2.8% since 1999 due to a weakening economy and consumer preference. However, we believe tufted carpeting has started to regain share in floor coverings as the carpeting industry as a whole has focused on promoting the advantages of tufted carpets, including the added comfort, warmth, design and even safety. We believe there is significant growth opportunity in Eastern Europe and other countries of the former Soviet Union as these economies develop.

In Europe, alternative secondary backings, such as foam, jute and felt, are sometimes utilized to provide cushioning; however, several factors are influencing the positive demand for our polypropylene secondary carpet backing. For example, carpets backed with low density foam tend to be extremely difficult to remove, making foam less cost effective than polypropylene backing to consumers. In addition, jute secondary carpet backings are not as cost effective as polypropylene secondary backings because jute backing cannot be applied to latex as quickly as synthetic backings due to the longer drying times of the coating process. Finally, carpet manufacturers must maintain higher inventory levels of jute because of historically unreliable supply, adding to the cost differential.

Geotextiles. Sales from European producers of geotextiles, including strategic exports, totaled over 450 million square yards, for approximately $87 million, in 2003. Our targeted market for woven geotextiles represented approximately $34 million of this total. We had an approximately 26% share of the woven geotextile portion of the market, ranking us second among European manufacturers. Use of woven geotextiles in the overall European geotextiles industry has been roughly flat over the last five years. Similar to the geotextile industry in the United States, there are significant opportunities for increased penetration of these products in the construction industry.

Brazil

In Brazil, we manufacture the same types of synthetic fabric products as in our other regions, but the end use markets are more diversified. The majority of our products sold in Brazil serve needs in various industrial applications including shipping, packaging and agricultural uses. Due to regional preference differences, carpeting is much less common in Brazil than in the other parts of the world in which we market our fabrics.

Due to the growth of the industrial export business in Brazil, we are experiencing a surge in demand for our industrial products. For example, our larger one to two ton FIBCs are replacing smaller sacks and containers. We expect that this product replacement will continue to drive significant growth for our industrial products for the foreseeable future.

We believe we are currently the only domestic producer of carpet backing in the southern portion of the South American market. Our 2003 sales of carpet backing in Brazil were $4.7 million, capturing 91% of the Brazilian carpet backing market.

Manufacturing Facilities and Other Properties

We manufacture our products at our nine manufacturing facilities located in the southeastern United States, Germany, Hungary, Brazil and Mexico. Of our five manufacturing facilities located in the southeastern United States, three are dedicated to manufacturing carpet backing and two manufacture both furnishings and industrial fabrics products. We also have a manufacturing facility in each of Mexico, Germany, Hungary and Brazil. We own each of our manufacturing facilities. Additionally, we own or lease several sales offices and warehouses in Georgia, California, Canada and the United Kingdom. Our locations were chosen for their geographic proximity to our major customers. We believe our owned and leased properties are sufficient to meet our needs for the foreseeable future.

Sales, Marketing and Distribution

As a global leader in the production of synthetic fabrics, we market, sell and distribute all of our products to a broad range of customers. To address the needs of our diverse customer base, we employ a range of marketing, sales and distribution approaches. We believe our multiple marketing, sales and distribution approaches allow us to maximize our ability to serve our diverse customers.

We have two direct sales forces to serve the needs of our carpet backing customers. Our North American sales force is located primarily in Dalton, Georgia, and our European sales force is located in Gronau, Germany. Each sales force is located near major carpet manufacturing regions in North America and Europe, respectively. In North America, our sales force leverages our long-term relationships to work collaboratively with our carpet backing customers. Our sales people work with our customers at their sites to meet their needs as they evolve, including developing new carpet backing products in conjunction with our customers.

We sell our furniture and bedding fabrics directly to manufacturers of mattresses and upholstered furniture components. We have developed a strategy of aligning our sales and distribution efforts with customers that are leaders in their respective fields. We work closely with key customers to develop new products and applications to enable them to meet new safety regulations for their products.

We sell our geotextiles primarily to distributors in both North America and Europe. In North America, we have a network of 47 regional distributors and two primary resellers. In Europe, we typically work with one distributor in each country.

Customers

We derive a significant amount of our revenues from a relatively small number of primary customers. Our top ten customers accounted for 50.8% of our revenues in 2003. Of those top ten customers, all were North American customers and six were carpet backing customers. The remaining 49.2% of our 2003 sales were derived from customers that individually accounted for less than 1.5% of our sales.

Our top two customers are Shaw and Mohawk, which collectively represented 31.0% of our sales in 2003. Shaw and Mohawk are market leaders whose collective sales account for over 60% of the North American carpet market. We have been supplying carpet backing to these customers for over 30 years.

We sell most of our furniture and bedding products to two primary customers, Simmons, a leading mattress manufacturer and Hanes, a leading supplier in the furniture and bedding industries and a key converter of fabrics into automotive applications. We have long-standing relationships with these two key customers, developed over the last 25 years.

Our top ten customers in Europe accounted for 40.9% of our European sales in 2003 and 6.4% of our total 2003 sales.

Our top five customers in Brazil accounted for 36.7% of our Brazilian sales in 2003 and 1.8% of our total 2003 sales.

Competition

We believe we are a leading producer in the majority of our core markets and the only multinational producer of our products. We believe this position gives us a significant advantage relative to our competitors. In North America, we have one primary competitor across all of our product lines. SI Corporation is the second leading producer in each of our North American markets. We compete with a number of other local and regional fabrics producers in each of our other markets.

Raw Materials

Polypropylene, a product of the petrochemical industry , is the base material in all of our products. The cost of manufacturing our products is highly dependent upon polypropylene prices. For our carpet backing products, our sales price typically increases and decreases in response to fluctuating polypropylene raw material costs. It is our experience that carpet customers understand and accept these price fluctuations for three reasons: the prices of the carpet manufacturers’ polymer raw materials for their face yarns are fluctuating equally, there are no competing substitute backing products that are not made out of polypropylene and carpet backing represents a small percentage, approximately 7%, of the cost to produce carpeting. We are generally able to pass through raw material price increases to our carpet backing customers with a one to two month lag. Similar to carpet backing, we are typically able to pass on the increased cost of polypropylene to our furniture and bedding customers, though with longer delays. However, unlike carpet backing and furniture and bedding, it is more difficult to pass through raw material price fluctuations in our other product markets. From December 2003 through August 2004, polypropylene prices increased by 25.8%, to some of the highest levels in 25 years, while our unit net spread, defined as our unit selling price less unit raw material costs, decreased by only 7.7% during the same period.

Major Suppliers

Resin for our manufacturing process is supplied by six primary vendors. Over the last two years, we have transitioned from purchasing most of our required resin from a single source, BP, to now purchasing from six primary vendors, including BP. We currently purchase approximately 25% of our contracted volume for resin from BP and that contract is on an arms-length basis. With our other suppliers, we have renewable multi-year contracts, and across our contracts, we utilize a variety of pricing mechanisms, providing flexibility in the volatile polypropylene markets. We believe we have been able to reduce our resin purchase price relative to industry averages as a result of our new supplier arrangements and proactive procurement management approach since 2001. The minimum and maximum volume requirements in all of our contracts are centered around our forecasted polypropylene needs, helping to ensure security of polypropylene supply. Under these contracts, we have approximately 120% of our forecasted polypropylene demand covered in the current polypropylene market.

Patents and Trademarks

We own or license several United States and foreign patents and have several patent applications currently under file with the United States and foreign patent offices. We also have several registered trademarks that are well-recognized in the markets we serve, such as Polybac® and Actionbac® in carpet backing, Petromat® and Petrotac® in geotextiles, and Duon® in furniture fabrics. A trademark application for registration is currently pending for Curv™ for reinforced thermoplastic materials.

Regulations and Environmental Matters

Our business operations, and our ownership and operation of real property, are subject to a broad range of federal, state, local and foreign environmental, health and safety laws and regulations pertaining to the release, emission and discharge of substances, the remediation of contaminated soil and groundwater, the handling and disposition of wastes, the safety and health of employees, or otherwise relating to pollution, preservation, remediation and protection of the environment, natural resources and human health and safety. To address these detailed and increasingly complex requirements, we have developed and integrated a Health, Safety and Environmental Management System that includes periodic reviews of policies, practices, operations and compliance at our manufacturing facilities, as well as procedures to take corrective or preventive action where necessary. We believe that we are currently in material compliance with these laws and regulations, and capital expenditures relating to environmental matters during 2003 and the nine months ended September 30, 2004 were not material.

The nature of our current and historical operations and ownership and operation of property also expose us to the risk of claims with respect to such laws and regulations, as well as claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, and there can be no assurance that material costs or liabilities will not be incurred as a result of such claims. For example, we are subject to the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or “CERCLA,” which may impose strict, joint and several liability retroactively on past and present owners or operators of facilities at, from or to which a release of hazardous substances has occurred, on parties who generated hazardous substances that were released at such facilities and on parties who arranged for the transportation of hazardous substances to such facilities. We are currently alleged to be a responsible party at the Old Hazelhurst Solid Waste Disposal Site, the Old City Landfill, the Decatur County Landfill and the ITL/Cook Site. However, pursuant to the stock purchase agreement, we will be indemnified by BP Amoco Chemical Holding Company for environmental liabilities arising from these sites, and for off-site disposal liabilities arising from activities or businesses conducted prior to the closing of the acquisition.

We do not currently anticipate any material adverse effect on our operations, financial condition, capital expenditures or competitive position as a result of our efforts to comply with environmental, health and safety requirements. Nevertheless, our business inherently has some risk of environmental liability, and we could become subject to material environmental claims in the future. Further, future actions by federal, state, local and foreign governments concerning environmental matters could result in new laws or regulations, changes to existing laws or regulations, new interpretations of existing laws or regulations, or more vigorous enforcement that could materially increase the cost of compliance, cleanup or production activities or otherwise adversely affect demand for our products.

Employees and Labor Relations

As of September 30, 2004, we had 3,735 employees, of whom 2,685 were located in North America, 742 in Europe and 308 in Brazil. Approximately 708 of our employees are salaried, and the remainder are paid on an hourly basis. Approximately 668 of our employees are unionized or otherwise subject to collective bargaining agreements, all of whom are located in Germany, Mexico, Brazil and Hungary. We believe we have good relations with our employees.

Legal Proceedings

From time to time, we are a party to litigation and legal proceedings that we consider generally to be a part of the ordinary course of business. While no assurance can be given, we believe that, taking into account indemnification provided in the stock purchase agreement and insurance coverage, none of the litigation or legal proceedings in which we are currently involved could reasonably be expected to have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position held by our directors and executive officers, who are also the directors and executive officers of Propex Fabrics Holdings Inc. Each director is elected for a one-year term or until such person’s successor is duly elected and qualified.

Name	Age	Position
Bradford T. Mortimer	52	Director, President and Chief Executive Officer
Philip D. Barnes	49	Chief Financial Officer and Treasurer
Theo Stroot	54	Managing Director, Europe
Joao Alberto Panceri	52	Managing Director, Brazil
John Stover	47	General Counsel and Secretary
George W. Henderson, III	56	Chairman
William C. Oehmig	55	Director
Hunter Nelson	52	Director, Vice President and Assistant Secretary
Jean-Pierre L. Conte	41	Director
Richard D. Paterson	62	Director
Robert T. Ladd	48	Director
Donald G. Mercer	60	Director
Gene G. Stoever	66	Director
John C. Thornton	51	Director

Bradford T. Mortimer joined BP in 1974 and was Business Unit Leader of Amoco Fabrics and Fibers Company from April 2002 until December 1, 2004, at which time he became our President and Chief Executive Officer and one of our directors. Mr. Mortimer was the Director of Organizational Effectiveness from April 2001 to April 2002 and Business Unit Specialty Intermediates from October 2000 to April 2001. From January 1999 to October 2000, he was Director of North American Communication Services, and between December 1996 and January 1999, he was Global Business Manager, PTA. In the past, he has served as a director on the boards of AG International Chemical Company in Japan and Zhuhai Petrochemical in China. He is currently a member of the board of directors of the Georgia Textile Manufacturers Association. Mr. Mortimer has a B.S. in Zoology from Western Illinois University and a B.S. in Chemistry from Elmhurst College.

Philip D. Barnes began his career at BP in 1982 and has been our Chief Financial Officer since October 2004. He also was named our Secretary and Treasurer on December 1, 2004 and our Chief Financial Officer and Treasurer in February 2005. In 2002, he was named Director, Finance of Amoco Fabrics and Fibers Company, a position he held until September 2004. Immediately prior, Mr. Barnes was Manager, Strategy, Planning & Control for Amoco Fabrics and Fibers Company, a position he had held since April 2000. From January 1999 to March 2000, Mr. Barnes was Director, Planning & Control, PTA-Asia for Amoco Chemical Asia Pacific. Throughout 1998, Mr. Barnes was Director, Planning & Finance for Amoco Chemical Asia Pacific Company. He holds a B.S. in Civil Engineering from Stanford University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Theo Stroot joined BP in 1995 and has been Managing Director of our European operations since January 2001. Between October 1999 and January 2001, he was Business Manager of Fabrics Operations at our Gronau, Germany facility. Mr. Stroot has spent his entire career in the textile industry, including positions at Royal Ten Cate and TtC Polyolefins BV, a joint venture between Thiokol Corporation USA and Royal Ten Cate. He graduated from Textile Business College in Enschede, The Netherlands in 1976.

Joao Alberto Panceri joined BP in 1982 and has been Managing Director of our Brazilian operations since 1994. After joining in 1982, he served as accounting manager, administrative and financial manager and marketing manager before assuming the position of Managing Director of our Curitiba, Brazil facility. Mr. Panceri has a degree in accounting from Faculdade Catolica de Administracao e Economica and an M.B.A. from Fundacao Getulio Vargas/ISAE Mercosul.

John Stover became our General Counsel and Secretary in February 2005. He began his career as an attorney with BP’s law department in 1980, a position he held until January 2000. During most of that time, he was chief counsel to Amoco Fabrics and Fibers Company. From January 2000 until December 2001, Mr. Stover was a Senior Financial Manager in BP’s finance group. He was not employed by any company between January 2002 and July 2003 and was an attorney at Sidley, Austin Brown and Wood from July 2003 until November 2003. In December 2003, he was not employed by any company. From January 2004 until rejoining us, he was a Deputy General Counsel for the State of Illinois, Central Management Services. Mr. Stover received a B.B.A. in economics from the University of Oklahoma, a J.D. from Georgetown University, and an M.B.A. from the University of Chicago.

George W. Henderson, III became the chairman of our board of directors on December 1, 2004. He is the retired Chairman of the Board and Chief Executive Officer of Burlington Industries, Inc., a position he held from February 1998 to November 2003. Mr. Henderson joined Burlington Industries, a manufacturer of fabric for apparel and interior furnishings, in 1974. He is currently a member of the board of directors of Jefferson-Pilot Corporation, the board of visitors of the Kenan-Flagler School of Business at the University of North Carolina at Chapel Hill and the board of advisors of Reading Connections of Greensboro. Mr. Henderson earned a B.A. from the University of North Carolina at Chapel Hill and an M.B.A. from Emory University.

William C. Oehmig became one of our directors on December 1, 2004. He has been a Principal with The Sterling Group, L.P., a private equity investment firm, since 1984, having worked previously in banking, mergers and acquisitions, and as Chief Executive Officer and Chief Financial Officer of several private companies. The Sterling Group provides certain services to us pursuant to an advisory services agreement, and an investment entity controlled by The Sterling Group is a stockholder in our parent, Propex Fabrics Holdings Inc. See "Related Transactions—Advisory Services Agreement" and "Summary—The Transactions." Prior to joining Sterling, Mr. Oehmig represented foreign investors in purchasing and managing U.S. companies in the oil field service, manufacturing, distribution, heavy equipment and real estate industries. He began his career in Houston with Texas Commerce Bank in 1974. Mr. Oehmig has previously served as Chairman of Royster-Clark and Purina Mills, chaired the executive committees of Sterling Diagnostic Imaging and Airtron and served on the boards of Walter International, an international oil and gas company, Atlantic Coast Airlines, a regional passenger airline, and Rives Carlberg, an advertising firm. He currently serves on the board of Exopack and North American Energy Partners, previously serving as Chairman of each company, and on the board of trustees at The Baylor School in Chattanooga, Tennessee. Mr. Oehmig received his B.B.A. in economics from Transylvania University and his M.B.A. from the Owen Graduate School of Management at Vanderbilt University.

Hunter Nelson became one of our directors on December 1, 2004. He has been a Principal with The Sterling Group, L.P., a private equity investment firm, since 1989, following the sale of Fiber Industries, Inc., where he served as Vice President of Administration and General Counsel from its formation in 1988. The Sterling Group provides certain services to us pursuant to an advisory services agreement, and an investment entity controlled by The Sterling Group is a stockholder in our parent, Propex Fabrics Holdings Inc. See "Related Transactions—Advisory Services Agreement" and "Summary—The Transactions." Prior to joining Fiber Industries, Mr.

Nelson was a Partner in the law firm of Andrews & Kurth L.L.P., which he joined in 1979. At Andrews & Kurth, Mr. Nelson specialized in mergers and acquisitions, securities and corporate finance and general corporate law. Mr. Nelson previously served on the boards of Sterling Diagnostic Imaging and Sterling Chemicals. He currently serves as vice chairman of the St. Joseph’s Hospital Foundation board of directors and on the foundation board of the University of Texas Medical Branch. Mr. Nelson received a B.B.A. in accounting and a J.D. with honors from the University of Texas at Austin.

Jean-Pierre L. Conte became one of our directors on December 1, 2004. He is currently chairman, managing director, and limited partner of Genstar Capital, L.P., the manager of Genstar Capital Partners III, L.P., a private equity limited partnership. Genstar provides certain services to us pursuant to an advisory services agreement, and an investment entity controlled by Genstar is a stockholder in our parent, Propex Fabrics Holdings Inc. See "Related Transactions—Advisory Services Agreement" and "Summary—The Transactions." Mr. Conte joined Genstar in 1995. Prior to joining Genstar, Mr. Conte was a principal for six years at the NTC Group, Inc., a private equity investment firm. He has served as a director, chairman of the board, and a member of the compensation committee of PRA International, Inc. since 2001. He has also served as a director and member of the compensation committee of BioSource International, Inc. since 2000, and interim chairman, then chairman, of Bio Source’s board of directors since 2001. Mr. Conte has also served as a director and as the chairman of the compensation committee of North American Energy Partners, Inc. since 2003. Mr. Conte has also served as a member of the Management Committee of AP Enterprises Holdings, LLC since May 2004 and as a director of Kilian Manufacturing Corporation since October 2004. Mr. Conte holds an M.B.A. from Harvard University and a B.A. from Colgate University.

Richard D. Paterson became one of our directors on December 1, 2004. He has been a Managing Director of Genstar Capital, L.P. and Genstar Capital LLC, private equity investment firms, since 1996. Genstar provides certain services to us pursuant to an advisory services agreement, and an investment entity controlled by Genstar is a stockholder in our parent, Propex Fabrics Holdings Inc. See "Related Transactions—Advisory Services Agreement" and "Summary—The Transactions." From 1987, Mr. Paterson was Executive Vice President of Genstar Investment Corporation, the Advisor to Genstar Capital Corporation, a private equity investment firm. Mr. Paterson was previously employed by Genstar Corporation, a TSE and NYSE listed company, from 1967 to 1987, having risen to the level of Senior Vice President and Chief Financial Officer. He is Chairman of New A.C. Inc. and serves on the boards of Installs, Inc; Woods Equipment Company; American Pacific Enterprises, LLC; and Kilian Manufacturing Corporation. Mr. Paterson holds a Bachelor of Commerce degree from Concordia University and is a Charted Accountant (Canada).

Robert T. Ladd became one of our directors on December 1, 2004. He is President of Laminar Direct Capital, L.P., a private investment firm and member of the D. E. Shaw group. Laminar provides certain services to us pursuant to an advisory services agreement, and an investment entity controlled by Laminar is a stockholder in our parent, Propex Fabrics Holdings Inc. See "Related Transactions—Advisory Services Agreement" and "Summary—The Transactions." Mr. Ladd joined the D. E. Shaw group in February 2004. Prior to joining Laminar, Mr. Ladd was employed by Duke Energy Corporation where he served as President of Duke Energy North America from January 2003 to January 2004 and President and Chief Executive Officer of Duke Capital Partners from September 2000 to December 2002. From May 1998 to September 2000, Mr. Ladd was Managing Partner with firmwide responsibility for Arthur Andersen’s Corporate Restructuring Group and he was a Partner in other leadership positions at Andersen from 1993 to 1998. Before joining Arthur Andersen, Mr. Ladd was President of First City Asset Servicing Company and Executive Vice President for the Texas Banking Division of First City Bancorporation of Texas. Mr. Ladd received his B.A. in managerial studies and economics from Rice University in 1978, and in 1980 he earned an M.B.A. from The University of Texas at Austin where he was a Sord Scholar and recipient of the Dean’s Award for Academic Achievement.

Gene G. Stoever became one of our directors on December 1, 2004. He was an audit partner with KPMG LLP from 1969 until his retirement in 1993. During his 32-year tenure with KPMG, he served domestic and multinational clients engaged in the manufacturing, refining, oil and gas, distribution, real estate and banking industries. Mr. Stoever currently serves on the boards of directors and chairs the audit committees of Exopack and Natural Gas Systems, Inc., and previously served on the boards and chaired the audit committees of Purina Mills and Sterling Diagnostic Imaging. Mr. Stoever is a certified public accountant and received a B.B.A. in accounting with honors from the University of Texas at Austin.

Donald G. Mercer became one of our directors on December 1, 2004. He has been an investor in private and public companies since he retired from Mohawk Industries, Inc. in 1995. Mr. Mercer was a principal and senior officer of Mohawk between 1985 and 1995. Prior to joining Mohawk, Mr. Mercer held key management positions with Allied Signal Inc. and Salem Carpet Mills.

John C. Thornton became one of our directors on December 1, 2004. He has been Chairman of Thunder Air, Inc., a Chattanooga, Tennessee-based firm involved in development, ranching and investments, since its founding in 1992. Mr. Thornton was the founder and former Chief Executive Officer of American Rug Craftsmen, an area rug manufacturer sold to Mohawk Industries, Inc. in 1993. He is currently a member of the board of trustees of the University of Tennessee.

The Board and Board Committees

Our board supervises the management of Propex Fabrics Inc. as provided by Delaware law.

Propex Fabrics Holdings Inc.’s board expects to establish the following committees:

•	The Executive Committee, which will possess all the powers and authority of Propex Fabrics Holdings Inc.’s board with respect to the management and direction of the business and affairs of Propex Fabrics Holdings Inc., except as limited by Delaware law;

•	The Audit Committee, which will recommend independent public accountants to Propex Fabrics Holdings Inc.’s board, review the annual audit reports of Propex Fabrics Holdings Inc. and review the fees paid to Propex Fabrics Holdings Inc.’s external auditors. The Audit Committee will report its findings and recommendations to the board for ratification; and

•	The Compensation Committee, which will be charged with the responsibility for supervising executive compensation policies for Propex Fabrics Holdings Inc. and its subsidiaries, administering the employee incentive plans, reviewing officers’ salaries, approving significant changes in executive employee benefits and recommending to the board such other forms of remuneration as it deems appropriate.

The composition of the board committees will be determined when such committees are formed.

Propex Fabrics Holdings Inc.’s board, acting as a committee of the whole board, will have the responsibility for considering nominations for prospective board members of each of Propex Fabrics Holdings Inc. and us. The board will consider nominees recommended by other directors, stockholders and management, provided that nominations by stockholders are made in accordance with Propex Fabrics Holdings Inc.’s bylaws and the investor stockholders agreement described under “Related Transactions—Stockholder Agreements”. Propex Fabrics Holdings Inc.’s board may also establish other committees.

Director Compensation

Directors of Propex Fabrics Holdings Inc. and Propex Fabrics Inc. will each receive an annual aggregate retainer of $25,000, and will be reimbursed for reasonable out-of-pocket expenses incurred in connection with their services pursuant to Propex Fabrics Holdings Inc.’s policies. In addition, the directors are expected to participate in an incentive stock option plan. Directors who are also our employees will not receive director compensation.

Executive Compensation

The following summary compensation table sets forth the total value of compensation earned by our chief executive officer and each of the other four most highly compensated executive officers as of December 31, 2003, collectively called the named executive officers, for services rendered in all capacities to us for the years ended December 31, 2003, 2002 and 2001.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (a)	Securities Underlying Stock Options (b)	Payouts	All Other Compensation
Bradford Mortimer President and Chief Executive Officer	2003 2002 2001	$214,225 207,750 199,625	$102,300 103,300 90,900	$104,560 98,981 101,802	4,450 4,450 2,335	$26,985 — —	$51,990 48,179 48,000	(c) (c) (c)

Philip Barnes Chief Financial Officer	2003 2002 2001	166,060 161,250 153,750	41,269 26,080 10,825	— — —	4,750 4,100 3,750	— — —	21,285 45,403 323,099	(d) (d) (d)

Ralph Clements Director, Manufacturing & Engineering	2003 2002 2001	193,721 188,000 183,750	92,600 94,700 64,800	67,950 64,719 60,827	2,450 2,450 2,335	48,476 — —	45,851 42,903 133,191	(e) (e) (e)

Rush Clark Supply Chain Director	2003 2002 2001	187,000 182,000 180,825	85,700 85,400 63,700	65,350 62,434 54,491	2,300 2,300 2,450	26,985 — —	52,531 61,343 136,514	(f) (f) (f)

Theo Stroot Managing Director, Europe	2003 2002 2001	223,020 181,451 152,491	56,196 53,655 36,935	55,550 49,110 54,491	2,750 2,750 —	— — —	10,027 8,152 43,286	(g) (g) (g)

(a)	Consists of grants of performance units under BP p.l.c.’s Long-Term Performance Plan, valued at the face value of the shares into which the performance units are convertible, assuming targeted performance is met during a three year performance period. The grants are also subject to an additional three year holding period.

(b)	Consists of options to purchase BP p.l.c. American depositary shares, except for Mr. Stroot’s options, which are options to purchase BP p.l.c. ordinary shares.

(c)	Includes $14,000, $13,573 and $12,055 of 401(k) plan employer matching contributions in 2003, 2002 and 2001, respectively, and $21,376, $19,423 and $20,504 of non-qualified retirement plan contributions in 2003, 2002 and 2001, respectively.

(d)	Includes $13,450, $11,220 and $11,900 of 401(k) plan employer matching contributions in 2003, 2002 and 2001, respectively, $26,406 and $226,256 of expatriate tax equalization payments in 2002 and 2001, respectively, and $78,000 of retention payments in 2001.

(e)	Includes $14,000, $14,540 and $10,500 of 401(k) plan employer matching contributions in 2003, 2002 and 2001, respectively, $16,686, $16,500 and $16,500 of non-qualified retirement plan contributions in 2003, 2002 and 2001, respectively, and $92,500 of retention payments in 2001.

(f)	Includes $14,000, $13,000 and $10,500 of 401(k) plan employer matching contributions in 2003, 2002 and 2001, respectively, $25,693, $31,266 and $22,292 of non-qualified retirement plan contributions in 2003, 2002 and 2001, respectively, and $91,000 of retention payments in 2001.

(g)	Includes $36,558 of retention payments in 2001.

Option Grants in Last Fiscal Year (a)

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Grant Date Present Value (b)
Bradford Mortimer	4,450	*	$38.10	February 16, 2013	$56,786
Philip Barnes	4,750	*	38.10	February 16, 2013	60,614
Ralph Clements	2,450	*	38.10	February 16, 2013	31,250
Rush Clark	2,300	*	38.10	February 16, 2013	29,350
Theo Stroot	458	*	38.10	February 16, 2013	5,950

*	Less than 1%.

(a)	Consists of options to purchase BP p.l.c. American depositary shares, except for Mr. Stroot’s options, which are options to purchase BP p.l.c. ordinary shares.

(b)	Estimated as the exercise price multiplied by the number of shares underlying the options multiplied by 1/3.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003
			Exercisable	Unexercisable	Exercisable	Unexercisable
Bradford Mortimer	2,500	$64,313	38,721	8,900	$554,943	$51,954
Philip Barnes	—	—	11,220	12,600	74,263	54,209
Ralph Clements	—	—	6,955	4,900	1,449	28,604
Rush Clark	5,822	107,329	39,635	4,600	537,603	26,853
Theo Stroot	—	—	1,583	917	—	—

Long-Term Incentive Plan Awards in Last Fiscal Year

The following table sets forth information regarding the BP p.l.c. Long-Term Performance Plan for the year ended December 31, 2003. Under the plan, executive officers are awarded performance units, which give the officer the right to be considered for an award of BP p.l.c. ordinary shares or American depositary shares at the end of a three year performance period. If target levels of three measures of performance, as compared to BP p.l.c.’s competitors in the energy industry, are achieved by BP p.l.c., the holder of a performance unit will be awarded shares for each performance unit held. Any shares awarded are held by BP p.l.c. during an additional three year retention period before being distributed to the officers.

Name	Number of Units Granted in Fiscal Year	Performance Period (years)	Estimated Future Payouts
			Threshold (a)	Target	Maximum
Bradford Mortimer	16,000	3	$—	$104,560	$209,120
Philip Barnes	—	—	—	—	—
Ralph Clements	10,400	3	—	67,950	135,900
Rush Clark	10,000	3	—	65,350	130,700
Theo Stroot	8,500	3	—	55,550	111,100

(a)	There is no guaranteed minimum payout.

Pension Plan Information

The following table sets forth information regarding estimated annual retirement benefits under the BP p.l.c. Retirement Accumulation Plan. The plan is available to all U.S.-based employees, including the named executive officers, except as noted below. Benefits are computed as a straight life annuity, and offset amounts due to social security are taken into account in computing the estimated annual benefits.

	Years of Service
Compensation (a)	15	20	25	30	35
$125,000	$25,100	$33,500	$41,900	$50,300	$59,200
150,000	31,100	41,500	51,900	62,300	73,200
175,000	37,200	49,500	61,900	74,300	87,200
200,000	43,200	57,600	71,900	86,300	101,300
225,000	49,200	65,600	82,000	98,400	115,300
250,000	55,200	73,600	92,000	110,400	129,300
300,000	67,200	89,600	112,000	134,400	157,400
400,000	91,300	121,700	152,100	182,500	213,500
450,000	103,300	137,700	172,200	206,600	241,600
500,000	115,300	153,800	192,200	230,600	269,600

(a)	Includes base pay, overtime pay, shift differential, equivalency, paid bonus, deferred bonus and deferred salary.

As of December 31, 2003, the named executive officers had the following credited years of service under the pension plan:

Name	Years of Service
Bradford Mortimer	29
Philip Barnes	20
Ralph Clements	13
Rush Clark	34
Theo Stroot (a)	N/A

(a)	Mr. Stroot participates in a pension plan available to German employees.

Other Agreements

Pursuant to agreements between BP Amoco Chemical Holding Company and each of Messrs. Mortimer, Barnes, Clements, Clark and Stroot, BP Amoco Chemical Holding Company paid bonus compensation to each executive in connection with the sale of the fabrics business of BP p.l.c. Each of Messrs. Barnes, Clements, Clark and Stroot received bonus payments equal to 100% of their annual base salary. Mr. Mortimer received $300,000 upon the closing of the sale and $700,000 in January 2005.

Annual Incentive Plan

Propex Fabrics Holdings Inc. expects to establish a management incentive plan. The incentive plan will be administered by the compensation committee of its board of directors. The plan will establish a bonus pool to be paid to participants if a target level of financial performance is achieved. If our actual financial performance exceeds or falls short of the targeted level of performance, the amount of the pool available to be paid will increase or decrease, respectively. The compensation committee will recommend to the board of directors the total pool, the target financial performance, the participants and each participant’s share of the potential pool.

Stock Option Plan

Propex Fabrics Holdings Inc. expects to adopt a stock option plan, subject to the approval by the holders of a majority of its common stock. The stock option plan will be administered by the compensation committee of its board of directors. Option grants under the option plan may be made to directors and key employees selected by the compensation committee. The total number of shares of common stock subject to options granted under the option plan is yet to be determined. The option plan will provide for the discretionary grant of options to purchase common stock. The exercise price of stock options must not be less than the fair market value of the common stock on the date of grant, as determined by the committee in its sole discretion. The committee may provide that the options will vest immediately or in increments over a period of time.

Profit Sharing Plan

Propex Fabrics Holdings Inc. expects to establish a profit sharing plan covering all full-time salaried employees, including executive officers. The profit sharing plan will be administered by the compensation committee. Amounts paid under the profit sharing plan will constitute taxable income in the year received and will be based on our financial performance over a period of time to be determined. The compensation committee will recommend to the board of directors for approval, a target level of financial performance to be achieved and an amount to be set aside for profit sharing if the target is met. If financial performance exceeds this minimum level, we may make distributions to employees. The compensation committee may change the amount set aside for profit sharing and the proportion of such amount allocate to an individual employee or group of employees.

RELATED TRANSACTIONS

Advisory Services Agreement

Pursuant to an agreement among The Sterling Group, L.P., Genstar Capital, L.P. and Laminar Direct Capital, L.P., referred to in the agreement as the “sponsors,” and Propex Fabrics Holdings Inc. and certain of its subsidiaries, including us, referred to in the agreement as the “companies,” the sponsors have agreed to provide consulting and advisory services with respect to the organization of the companies, the structuring of the transactions, employee benefit and compensation arrangements and other matters. The agreement also provides that each of the companies, jointly and severally, will indemnify the sponsors against liabilities relating to their services. For these services, the companies paid, at the closing of the transactions, a one-time transaction fee of $6.8 million to be shared among the sponsors, and the companies reimbursed the sponsors for their expenses. On January 1, 2005, the companies will pay to the sponsors a management fee of $0.5 million. In addition, the agreement provides that on each March 31 from March 31, 2006 through March 31, 2014, we will pay the sponsors whose services have not terminated in accordance with the agreement, as a group, an annual management fee in cash totaling the greater of $0.5 million or 1.0% of our EBITDA for the previous twelve month period ended December 31.

In addition, the agreement provides that if any one or more of the companies determines within ten years of the date of the closing of the transactions to acquire any business or assets having a value of $1.0 million or more, referred to in the agreement as a “future corporate transaction,” or to offer its securities for sale publicly or privately or to otherwise raise any debt or equity financing, referred to in the agreement as a “future securities transaction,” the relevant company will retain one or more of the sponsors, whose services have not been terminated in accordance with the agreement, as a group, as consultants with respect to the transaction. For any future corporate transactions, the relevant sponsors are entitled under the agreement to receive a fee in the amount of 1.0% of the aggregate consideration paid for the acquisition plus the aggregate amount of assumed liabilities and, regardless of whether such future corporate transaction is consummated, any expenses or fees incurred by any sponsor in connection therewith. For any future securities transactions, the relevant sponsors are entitled to receive under the agreement a fee in the amount of 0.5% of the aggregate gross proceeds to the companies from such transaction and, regardless of whether such future securities transaction is consummated, any expenses or fees incurred by any sponsor in connection therewith.

Stockholders Agreements

In connection with the offering of common stock of Propex Fabrics Holdings Inc., employees of Propex Fabrics Holdings Inc. or any of its subsidiaries who purchased common stock in the equity offering entered into an employee stockholders agreement and all other purchasers entered into an investor stockholders agreement. Each stockholders agreement includes specified transfer restrictions, rights of first refusal and drag along rights. The investor stockholders agreement also provides preemptive rights and tag along rights to the stockholders party to the investor stockholders agreement.

The investor stockholders agreement includes provisions relating to the voting of voting common stock. The agreement provides that, as long as the Sterling Group, L.P. investor or the Genstar Capital, L.P. investor, as the case may be, along with its respective affiliates and various permitted transferees, owns at least a specified percentage of the common stock that it initially purchased in the offering of common stock, such stockholder’s representative may designate three directors of Propex Fabrics Holdings Inc., one of which must be independent of any stockholder party to the agreement. In addition, as long as the Laminar Direct Capital, L.P. investor, along with its affiliates and various permitted transferees, owns at least a specified percentage of the common stock that it initially purchased in the offering of common stock, its representative may designate one director of Propex Fabrics Holdings Inc. Each stockholder party to the agreement agrees to vote the common stock held by it for each of the designated directors. The stockholders party to the agreement also agree to vote their common stock in favor of the election of Propex Fabrics Holdings Inc.’s chief executive officer to its board. The agreement also contains similar provisions for the removal of a director designated for removal by the parties to the agreement. The agreement also requires approval by a specified vote to change the size of the board of directors of Propex Fabrics Holdings Inc. and to authorize certain additional issuances of stock; certain acquisitions, investments, loans and advances; capital expenditures over a specified amount; certain dividends and repurchases; certain sales of assets; and certain other significant transactions.

Registration Rights Agreement

Upon consummation of the transactions, Propex Fabrics Holdings Inc. entered into a registration rights agreement with the holders of qualified registrable securities who are signatories thereto. The registration rights agreement includes the following provisions:

•	Piggyback Registrations. After an initial public offering of the common shares of Propex Fabrics Holdings Inc., the holders of qualified registrable securities will have piggyback registration rights when Propex Fabrics Holdings Inc. proposes to register such common equity securities in a qualified registration other than a demand registration.

•	Demand Registrations. Subject to specified restrictions, after an initial public offering, and upon written request, holders of qualified registrable securities have demand registration rights if such registrable securities to be included have, in the good faith opinion of Propex Fabrics Holdings Inc., an aggregate fair market value of at least $20.0 million.

The registration rights agreement also contains customary provisions with respect to registration procedures, indemnification and contribution rights.

BENEFICIAL OWNERSHIP OF PROPEX FABRICS HOLDINGS INC.’S COMMON STOCK

The following table presents certain information regarding the ownership of shares of Propex Fabrics Holdings Inc.’s common stock by the named executive officers, each director of Propex Fabrics Holdings Inc. and Propex Fabrics Inc., all directors and officers as a group and each person who is the beneficial owner of more than 5% of the outstanding common stock of Propex Fabrics Holdings Inc. As of December 1, 2004, Propex Fabrics Holdings Inc. had 683,000 shares of voting common stock and 17,000 shares of non-voting common stock outstanding. All of our capital stock is owned by Propex Fabrics Holdings Inc. Except as otherwise indicated in the footnotes to the table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated common stock. Except as otherwise indicated, the address of each of the beneficial owners is c/o Propex Fabrics Holdings Inc., 260 The Bluffs, Austell, Georgia 30168.

Notwithstanding the beneficial ownership of common stock presented below, the investor stockholders agreement governs the exercise of voting rights of the stockholders party thereto with respect to the election of directors and certain other material events. The parties to the investor stockholders agreement have agreed to vote their shares to elect the board of directors as set forth therein. See “Related Transactions—Stockholders Agreements.”

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		% of Outstanding Voting Common Stock
Bradford T. Mortimer	4,500		0.66
Philip D. Barnes	2,250		0.33
Ralph Clements	—		—
Rush Clark	—		—
Theo Stroot	—		—
George W. Henderson, III	—		—
William C. Oehmig	—		—
Hunter Nelson	—		—
Jean Pierre L. Conte	—		—
Richard D. Paterson	—		—
Robert T. Ladd	—		—
Donald G. Mercer	—		—
Gene G. Stoever	—		—
John C. Thornton	—		—
Directors and executive officers as a group (15 persons)	6,750		0.99
Sterling Group Partners I, L.P. Eight Greenway Plaza, Suite 702 Houston, Texas 77046	271,625	(a)	39.77
Genstar Capital III, L.P. Four Embarcardero Center, Suite 1900 San Francisco, California 94111	271,625	(b)	39.77
Laminar Direct Capital, L.P. 10000 Memorial Drive, Suite 500 Houston, Texas 77024	100,000	(c)	14.64
Paribas North America, Inc. 787 Seventh Avenue New York, New York 10019	50,000	(d)	4.83

(a)	Sterling Group Partners I GP, L.P. is the sole general partner of Sterling Group Partners I, L.P. Sterling Group Partners I GP, L.P. has five general partners, each of which is wholly-owned by one of Frank J. Hevrdejs, William C. Oehmig, T. Hunter Nelson, John D. Hawkins and C. Kevin Garland. Each of these individuals disclaims beneficial ownership of the shares owned by Sterling Group Partners I, L.P.

(b)	Genstar Capital III, L.P. is the sole general partner of each of Genstar Capital Partners III, L.P. and Stargen III, L.P., which will be the record owners of the shares listed. Genstar III GP LLC is the sole general partner of Genstar Capital III, L.P. Jean-Pierre L. Conte, Richard F. Hoskins and Richard D. Paterson are the managing members of Genstar III GP LLC. In such capacity, Messrs. Conte, Hoskins and Paterson may be deemed to beneficially own shares of common stock beneficially owned, or deemed to be beneficially owned, by Genstar III GP LLC, but disclaim such beneficial ownership.

(c)	Laminar Direct Capital GP, Inc. is the general partner of Laminar Direct Capital, L.P. D. E. Shaw & Co., L.P. is the sole shareholder of Laminar Direct Capital GP, Inc. D. E. Shaw & Co. Inc is the general partner of D. E. Shaw & Co., L.P. David E. Shaw is the President and sole shareholder of D. E. Shaw & Co., Inc. None of Laminar Direct Capital GP, Inc., D. E. Shaw & Co., L.P., D. E. Shaw & Co., Inc. and David E. Shaw owns any shares of Propex Fabrics Holdings Inc. directly and each such entity disclaims beneficial ownership of the common stock of Propex Fabrics Holdings Inc. that shall be directly held by Laminar Direct Capital, L.P.

(d)	Due to regulatory requirements applicable to affiliates of Paribas North America, Inc., 17,000 shares of the common stock it owns are non-voting common stock, otherwise like the voting common stock in all material respects, and 33,000 shares are voting common stock.

DESCRIPTION OF NEW CREDIT FACILITY

General

We entered into a new credit facility with a syndicate of lenders arranged and agented by BNP Paribas on December 1, 2004. The following description summarizes the material provisions of the new credit facility and does not purport to be complete. A copy of the new credit facility is filed as an exhibit to the registration statement of which this prospectus is a part.

The new credit facility provides for secured facilities consisting of a $110.0 million senior term loan and a $65.0 million revolving credit facility, of which we drew $5.0 million at the closing of the transactions. See “The Transactions.”

The new credit facility includes a sublimit for the issuance of letters of credit, $0.5 million of which we issued at the closing of the transactions.

We used the proceeds of borrowings under the new credit facility to finance a portion of the purchase price of the acquisition, to pay a portion of the fees and expenses related to the transactions and for working capital and other corporate purposes.

The revolving credit facility and term loan, collectively referred to as the “loans,” may bear interest at the base rate, or at a LIBOR-based rate, in each case plus an applicable margin. The default rate is the sum of the otherwise applicable rate plus 2.00%.

Amortization; Prepayments

All principal on the revolver loan is due on December 1, 2009. All principal on the term loan is due on December 1, 2011 and such term loan is subject to quarterly required amortization totaling $5.5 million in 2005, $5.5 million in 2006, $5.5 million in 2007, $5.5 million in 2008, $11.0 million in 2009, $11.0 million in 2010 and $66.0 million in 2011. Furthermore, the loans are subject to various mandatory prepayments. Mandatory prepayments on the loans are required subject to certain exceptions by an amount equal to: (i) 100% of the net cash proceeds of all asset dispositions we make, (ii) 100% of the net cash proceeds from the issuance of our debt (other than the notes), (iii) 100% of the net cash proceeds from the issuance of our equity, (iv) 100% of all condemnation and insurance proceeds, subject to certain reinvestment rights, (v) 75% of excess cash flow (as defined in the new credit facility) for each fiscal year, subject to a reduced percentage upon meeting a specified financial ratio and (vi) 100% of any working capital adjustment received from the sellers pursuant to the stock purchase agreement. All of these amounts, except for the working capital adjustment, will be applied first to the prepayment of the term loan and thereafter to the prepayment of the revolving loan and the reduction of the commitments under the revolving credit facility. All mandatory prepayments of the term loan will be applied to the remaining scheduled installments thereof on a pro rata basis.

Accrued interest under base rate loans is due quarterly and on the last day of the selected interest period for LIBOR loans but no less frequently than quarterly. The new credit facility allows voluntary prepayments with notice and reimbursement for various costs and payment of accrued interest.

Covenants

The new credit facility contains restrictive covenants limiting our ability, and the ability of our subsidiaries to, subject to various exceptions, among other things:

•	incur debt, enter into sale and leaseback transactions or contractual contingent obligations;

•	prepay, purchase or otherwise acquire or retire prior to stated maturity the notes or certain other debt or amend the indenture;

•	create or allow to exist liens or other encumbrances;

•	transfer our assets;

•	enter into mergers, and consolidations;

•	make investments;

•	sell, transfer or otherwise dispose of any class of stock or the voting rights of any of our subsidiaries or allow subsidiaries to issue stock;

•	enter into transactions with related parties other than in the ordinary course of business on an arm’s-length basis on terms no less favorable to us than those available from third parties;

•	make any material change in the general nature of the business conducted by us; and

•	pay dividends or redeem shares of capital stock.

Under the new credit facility, we are required to satisfy the following financial covenants:

•	a minimum fixed charge coverage ratio of (a) 1.25 to 1.00 through March 31, 2005, (b) 1.25 to 1.00 through June 30, 2005, (c) 1.25 to 1.00 through September 30, 2005, (d) 1.25 to 1.00 for any four-fiscal quarter period ending between October 1, 2005 and June 30, 2006, and (e) 1.50 to 1.00 for any four-fiscal quarter period ending between July 1, 2006 and December 31, 2011;

•	a minimum interest coverage ratio of (a) 2.15 to 1.00 through March 31, 2005, (b) 2.15 to 1.00 through June 30, 2005, (c) 2.15 to 1.00 through September 30, 2005, (d) 2.15 to 1.00 through December 31, 2005, (e) 2.25 to 1.00 for any four-fiscal quarter period ending between January 1, 2006 and June 30, 2006, (f) 2.35 to 1.00 for any four-fiscal quarter period ending between July 1, 2006 and December 31, 2006, (g) 2.50 to 1.00 for any four-fiscal quarter period ending between January 1, 2007 and December 31, 2007, (h) 2.75 to 1.00 for any four-fiscal quarter period ending between January 1, 2008 and September 30, 2008, and (i) 3.00 to 1.00 for any four-fiscal quarter period ending between October 1, 2008 and December 31, 2011;

•

a minimum EBITDA requirement of (a) $46.0 million through March 31, 2005, (b) $46.0 million through June 30, 2005, (c) $46.0 million through September 30, 2005, (d) $46.0 million for the four fiscal quarter period ending December 31, 2005, (e) $47.0 million for the four fiscal quarter period ending March 31, 2006, (f) $50.0 million for the four fiscal quarter period ending June 30, 2006, (g) $51.0 million for the four fiscal quarter period ending September 30, 2006, (h) $52.0 million for the four fiscal quarter period ending December 31, 2006, (i) $54.0 million for the four fiscal quarter period ending March 31, 2007, (j) $55.0 million for the four fiscal quarter period ending June 30, 2007, (k) $56.0 million for the four fiscal quarter period ending September 30, 2007, (l) $57.0 million for the four fiscal quarter period ending December 31, 2007, (m) $58.0 million for the four fiscal quarter period ending March 31, 2008, (n) $59.0 million for each four fiscal quarter period ending between April 1, 2008 and March 31, 2009, (o) $60.0 million for the four fiscal quarter period ending June 30, 2009, (p) $61.0 million for each four fiscal quarter period ending between July 1, 2009 and March 31, 2010, (q) $62.0 million for each four fiscal quarter period ending between April 1, 2010 and December 31, 2010, and (r) $63.0 million for each four fiscal quarter period ending between January 1, 2011 and December 31, 2011;

•	a maximum senior secured leverage ratio of (a) 2.65 to 1.00 on the last day of each fiscal quarter from January 1, 2005 through September 30, 2005, (b) 2.25 to 1.00 on the last day of each fiscal quarter from October 1, 2005 through June 30, 2006, (c) 2.00 to 1.00 on September 30, 2006, (d) 1.75 to 1.00 on December 31, 2006, (e) 1.50 to 1.00 on the last day of each fiscal quarter from January 1, 2007 through December 31, 2007, and (f) 1.25 to 1.00 on the last day of each fiscal quarter from January 1, 2008 through December 31, 2011; and

•	a maximum total leverage ratio of (a) 5.70 to 1.00 on each of March 31, 2005, June 30, 2005 and September 30, 2005, (b) 5.35 to 1.00 on each of December 31, 2005 and March 31, 2006, (c) 5.15 to 1.00 on June 30, 2006, (d) 4.80 to 1.00 on September 30, 2006, (e) 4.45 to 1.00 on December 31, 2006, (f) 4.15 to 1.00 on March 31, 2007, (g) 4.10 to 1.00 on June 30, 2007, (h) 3.90 to 1.00 on September 30, 2007, (i) 3.80 to 1.00 on December 31, 2007, (j) 3.50 to 1.00 on March 31, 2008, (k) 3.40 to 1.00 on June 30, 2008, (l) 3.35 to 1.00 on each of September 30, 2008 and December 31, 2008, (m) 3.00 to 1.00 on each of March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, (n) 2.75 to 1.00 on March 31, 2010, (o) 2.60 to 1.00 on June 30, 2010 and (p) 2.50 to 1.00 on the last day of each fiscal quarter from July 1, 2010 through September 30, 2011.

Additionally, the new credit facility contains customary affirmative covenants.

Security; Guarantees

Obligations under the new credit facility and certain swaps or hedging arrangements are guaranteed by Propex Fabrics Holdings Inc. and the same subsidiaries that guarantee the notes, and are secured by a first priority lien on our capital stock and our subsidiaries’ capital stock and on substantially all of our assets and the assets of our domestic subsidiaries, with pledges of capital stock of foreign subsidiaries limited to 66% of a foreign subsidiary’s issued and outstanding capital stock. The lien on our capital stock was established pursuant to a pledge by Propex Fabrics Holdings Inc.

Events of Default

The new credit facility contains customary events of default, including, but not limited to, failure to pay interest, principal or fees when due, any material inaccuracy of any representation or warranty, failure to comply with covenants, a cross default, insolvency, bankruptcy events, judgments, dissolution, seizure of assets, failure to consummate the acquisition and various material amendments to certain agreements, change of control and impairment of security interests in collateral.

DESCRIPTION OF NOTES

The Company issued the original notes and will issue the exchange notes under an indenture among itself, the Guarantors and Wells Fargo Bank, N.A., as trustee. The following is a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture. We urge you to read the indenture because it, and not this summary, defines your rights. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part. You can find definitions of certain capitalized terms used in this Description of Notes under “—Certain Definitions.” For purposes of this section, references to the “Company” include only Propex Fabrics Inc. and not its Subsidiaries.

Brief Description of the Notes and the Guarantees

The Notes. The original notes and the exchange notes constitute, and any additional notes issued later will constitute, a single series of notes under the indenture. Unless the context otherwise requires, for purposes of this Description of Notes, reference to the notes includes the original notes, the exchange notes and any additional notes issued later.

The notes:

•	are unsecured senior obligations of the Company;

•	are effectively subordinated in right of payment to all existing and future secured senior Indebtedness of the Company, including Indebtedness under our Credit Agreement, to the extent of the value of the collateral securing such Indebtedness;

•	rank equally with all other existing and future unsecured and unsubordinated Indebtedness of the Company; and

•	are unconditionally guaranteed by the Guarantors.

The Guarantees. The notes are jointly and severally guaranteed by all of our current and future Domestic Restricted Subsidiaries.

The guarantees of the notes:

•	are unsecured senior obligations of each Guarantor;

•	are effectively subordinated in right of payment to all existing and future secured senior Indebtedness of each Guarantor;

•	rank equally with all other existing and future unsecured senior Indebtedness of the Guarantors; and

•	are senior in right of payment to any existing and future subordinated Indebtedness of each Guarantor.

As of December 1, 2004, the Company and the Guarantors had $265.0 million of consolidated Indebtedness, including $115.0 million of secured Indebtedness under the Credit Facility. The indenture permits the Company and the Guarantors to incur additional Indebtedness.

As of the date of this prospectus, all of the Company’s Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the subheading

“Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries,” the Company is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the indenture. Unrestricted Subsidiaries, as well as Foreign Restricted Subsidiaries, do not guarantee the notes.

Principal, Maturity and Interest

The notes will mature on December 1, 2012. Additional notes may be issued from time to time, subject to the limitations set forth under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.” Interest on the notes accrues at the rate of 10% per annum and is payable semiannually in cash on each June 1 and December 1 commencing on June 1, 2005, to the persons who are registered Holders at the close of business on the May 15 and November 15 immediately preceding the applicable interest payment date. Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

The notes are not entitled to the benefit of any mandatory sinking fund.

The original notes were, and the exchange notes will be, initially issued only in registered, book-entry form in denominations of $1,000 and integral multiples of $1,000. We will issue global notes in denominations that together equal the total principal amount of the outstanding notes.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the registrar. The Company may change any paying agent and registrar without notice to holders of record of the notes, referred to in this section as the “Holders”, and the Company may act as paying agent or registrar. The Company will pay principal, and premium, if any, on the notes at the paying agent’s corporate office in New York, New York. At the Company’s option, interest and liquidated damages under the registration rights agreement, if any, may be paid at the paying agent’s corporate trust office or by check mailed to the registered address of Holders.

Guarantees

The Guarantors jointly and severally guarantee the Company’s obligations under the indenture and the notes on an unsecured senior basis. Each guarantee ranks equally in right of payment to all other existing and future unsubordinated Indebtedness of the Guarantor. The guarantee of each Guarantor is effectively subordinated to all existing and future senior secured Indebtedness of such Guarantor to the extent of the value of the collateral securing such Indebtedness. The obligations of each Guarantor under its guarantee are limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Risks Related to the Notes and Our Other Indebtedness.”

Each Guarantor may amalgamate or consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company without limitation, or amalgamate, consolidate, merge or sell its assets to other Persons upon the terms and conditions set forth in the indenture. See “Certain Covenants — Merger, Consolidation and Sale of Assets.” In the event all of the Capital Stock of a Guarantor is sold by the Company and the sale complies with the provisions set forth in “Certain Covenants —

Limitation on Asset Sales,” the Guarantor’s guarantee will be released. In addition, if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the indenture, the guarantee of such Guarantor will be released.

Redemption

Optional Redemption. Except as described below, the notes are not redeemable before December 1, 2008. Thereafter, the Company may redeem the notes at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of principal amount) if redeemed during the twelve-month period beginning on December 1 of the year set forth below:

Year	Percentage
2008	105.000%
2009	102.500%
2010 and thereafter	100.000%

In addition, the Company must pay accrued and unpaid interest on the notes redeemed to the applicable redemption date.

Optional Redemption Upon Public Equity Offerings. At any time, or from time to time, on or before December 1, 2007, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings, as defined below, to redeem up to 35% of the principal amount of the notes at a redemption price equal to 110% of the principal amount of the notes redeemed plus accrued and unpaid interest, if any, to the date of redemption; provided that:

•	at least 65% of the principal amount of notes remains outstanding immediately after any such redemption; and

•	the Company makes such redemption within 90 days after the closing of any such Public Equity Offering.

Selection and Notice of Redemption

If less than all of the notes are to be redeemed at any time, selection of the notes for redemption will be made by the trustee either:

•	in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or,

•	on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

No notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of a Public Equity Offering, the trustee will select the notes to be redeemed only on a pro rata basis or on as nearly a pro rata basis as is practicable, subject to DTC procedures. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, then the notice of redemption that relates to such note must state the portion of the principal amount to be redeemed. A new note in a principal amount equal to the unredeemed portion will be issued in the name of the Holder of such note upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price.

Change of Control

If a Change of Control occurs, each Holder will have the right to require that the Company purchase all or a portion of such Holder’s notes, pursuant to the Change of Control Offer, at a purchase price equal to 101% of the principal amount of notes repurchased plus accrued interest to the date of purchase.

Within 30 days following a Change of Control, the Company must mail a notice to each Holder containing the terms of the Change of Control Offer. The notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law, referred to as the “Change of Control Payment Date”. Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

If a Change of Control Offer is made, we cannot assure you that the Company will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. The Credit Agreement contains and future Indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such Indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. In addition, we cannot assure you that in the event of a Change of Control the Company will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness that may prohibit the offer. If the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. We cannot assure you, however, that the Company would be able to obtain such financing. See “Risk Factors Risks Related to the Notes and Our Other Indebtedness—We may be prevented from financing, or may not have the ability to raise funds necessary to finance, the change of control offer required by the indenture.”

Neither the board of directors of the Company nor the trustee may waive the covenant relating to the obligation to make a Change of Control Offer. Restrictions in the indenture on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may make more difficult or discourage a takeover of the Company or Holdings, whether favored or opposed by management of the Company or Holdings. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of Holdings, the Company or any of its Subsidiaries by management. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the indenture by virtue of complying with such laws and regulations.

Certain Covenants

Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); unless

•	no Default or Event of Default shall occur as a consequence of the incurrence of any such Indebtedness, and

•	the Company or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of the Company that is not or will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

The preceding provisions do not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1) Indebtedness under the notes and the related guarantees;

(2) Indebtedness incurred pursuant to (a) the term loan facilities of the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $110.0 million, less the amount of any required prepayments thereunder with the Net Cash Proceeds of Asset Sales, and (b) the revolving portion of the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $65.0 million and (y) the Borrowing Base;

(3) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on December 1, 2004 reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

(4) Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of the incurrence of such obligation, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(5) Indebtedness under Currency Agreements;

(6) Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the indenture, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the indenture; provided that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness in the amount of the Indebtedness no longer so held;

(7) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the indenture, in each case subject to no Lien other than a Lien permitted under the indenture; provided that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by the Company in the amount of the Indebtedness no longer so held;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(9) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of bid or performance bonds, completion guarantees, performance guarantees, standby letters of credit, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect of such overdrafts) in the ordinary course of business;

(10) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed $10.0 million at any one time outstanding;

(11) Refinancing Indebtedness of Indebtedness incurred under clauses (1) and (3) above and this clause (11) and the first paragraph of this “Limitation on Incurrence of Additional Indebtedness” covenant;

(12) Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the indenture;

(13) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets;

(14) Indebtedness of any Foreign Restricted Subsidiary in an aggregate principal amount not to exceed $10.0 million at any one time outstanding; and

(15) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount (or the accreted value, if applicable) not to exceed $20.0 million at any one time outstanding.

For purposes of determining compliance with this “Limitation on Incurrence of Additional Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant and such Indebtedness shall be treated as incurred only once. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this “Limitation on Incurrence of Additional Indebtedness” covenant. Indebtedness under the Credit Agreement outstanding on December 1, 2004 will be deemed incurred for purposes of this covenant under clause (2).

Limitation on Layering. The Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Company or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the notes or the guarantee of such Guarantor, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company or such Guarantor, as the case may be.

Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, unless, if at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing; and

(2) the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; and

(3) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after December 1, 2004 shall not exceed the sum of:

(a) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company for the period commencing with the first full fiscal quarter after December 1, 2004 to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available; plus

(b) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale after December 1, 2004 of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock) and 100% of the principal amount of any Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness that by its terms is subordinated to the notes) that has been converted into or exchanged for Qualified Capital Stock of the Company or Holdings (other than to the extent of any Qualified Capital Stock issued to any Restricted Subsidiary of the Company); plus

(c) without duplication of any amounts included in clause (3)(a) above, 100% of the aggregate net cash proceeds of any equity contribution (or the fair market value of an equity contribution made in the form of Capital Stock of Holdings so long as such Capital Stock is used as consideration paid in an Asset Acquisition or to repay Indebtedness) received by the Company from a holder of the Company’s Capital Stock after December 1, 2004 (excluding, in the case of clauses (3)(a) and (b), any net cash proceeds from a Public Equity Offering to the extent used to redeem the notes in compliance with the provisions set forth under “Redemption—Optional Redemption Upon Public Equity Offerings”); plus

(d) without duplication, the sum of:

• the aggregate amount of the return to capital with respect to any Investment (other than a Permitted Investment) made after December 1, 2004 whether through interest payments, principal payments, dividends or other distributions or payments;

• the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and

• upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary;

provided, however, that the sum produced by adding the amounts computed in the three bullet points above shall not exceed the aggregate amount of all such Investments made after December 1, 2004.

The preceding provisions do not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration of such dividend or distribution if the dividend or distribution would have been permitted on the date of declaration;

(2) the redemption, repurchase, or other acquisition or retirement for value of any shares of Capital Stock of the Company or Holdings, either

•	solely in exchange for shares of Qualified Capital Stock of the Company or Holdings or

•	through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or Holdings;

(3) the defeasance, redemption, repurchase or other acquisition of any Indebtedness that by its terms is subordinated to the notes either

(a) solely in exchange for shares of Qualified Capital Stock of the Company, or

(b) through the application of net proceeds of

•	a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or Holdings, or

•	Refinancing Indebtedness or

(c) with the substantially concurrent receipt of a cash capital contribution from a direct or indirect holder of the Company’s Capital Stock to defease, redeem, repurchase or otherwise acquire such Indebtedness;

(4) if no Default or Event of Default shall have occurred and be continuing, the redemption, repurchase, or other acquisition or retirement for value by the Company of Common Stock of the Company or Holdings from current or former officers, directors and employees of the Company or any of its Subsidiaries at any time or from their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Company, in an aggregate amount not to exceed $2.0 million in any calendar year;

(5) the repurchase of Common Stock deemed to occur upon the exercise of stock options to the extent such Common Stock represents a portion of the exercise price of such stock options;

(6) payments to Holdings to pay its operating and administrative expenses including, without limitation, directors fees, employee salaries and other compensation, legal, accounting and audit expenses, compliance expenses and similar compliance expenses and corporate franchise and other taxes, whether similar or dissimilar, in each case arising from Holdings’ ownership of the Company, or the Company’s businesses of the type permitted by the covenant described under “—Conduct of Business,” in an amount not to exceed $1.0 million per fiscal year;

(7) payments to Holdings pursuant to any reasonable tax sharing agreement or arrangement but only to the extent that amounts payable from time to time by the Company under any such agreement do not exceed the corresponding tax payments that the Company would have been required to make to any relevant taxing authority had the Company not joined in such consolidated or combined return, but instead had filed returns including only the Company;

(8) payments in an amount not to exceed, in the aggregate, in any calendar year, the sum of (a) $1.0 million and (b) any amounts payable by the Company to the Designated Active Sponsors, as defined in the Advisory Services Agreement, in connection with any Future Corporate Transaction or any Future Securities Transaction,

In each case, as defined in the Advisory Services Agreement) to pay advisory services and transactions fees owed to the Equity Investors pursuant to the Advisory Services Agreement; provided, however that payments made pursuant to this clause (b) shall not exceed $5.0 million per any one Future Corporate Transaction or Future Securities Transaction; and

(9) Restricted Payments not to exceed $20.0 million in the aggregate.

In determining the aggregate amount of Restricted Payments made after December 1, 2004 in accordance with clause (3) of the first paragraph of this covenant, amounts expended pursuant to clauses (1), (2)(b), (4), 8(a) and (9) of the second paragraph of this covenant shall be included in such calculation. The amount of any non-cash Restricted Payment shall be its fair market value at the date of the making of such Restricted Payment.

Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of;

(2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash, Cash Equivalents and/or Replacement Assets, as defined below; provided that for purposes of the provision, each of the following will be deemed to be cash:

• the amount of any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or any guarantee of a Guarantor) that are expressly assumed by the transferee of any such assets; and

• any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted (by sale or other disposition) by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of such Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion.

The Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt of such proceeds either:

• to prepay obligations under the term loan portion of the Credit Agreement arising by reason of such Asset Sale or pay obligations under any revolving credit facility that effect a permanent reduction in the availability under such revolving credit facility or permanently repay other Indebtedness of any non-Guarantor Restricted Subsidiary;

• to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used or useful in (or Capital Stock in an entity that is or becomes a Restricted Subsidiary and is engaged in) the business of the Company and its Restricted Subsidiaries as existing on December 1, 2004 or in businesses that are the same, similar, ancillary or reasonably related thereto or are reasonable extensions thereof (“Replacement Assets”); and/or

• a combination of prepayment and investment permitted by the foregoing bullet points.

Pending the final application of such Net Cash Proceeds, the Company may temporarily reduce borrowings under the Credit Agreement or any other revolving credit facility or otherwise use the Net Cash Proceeds in any manner not prohibited by the indenture. On the 366th day after an Asset Sale or such earlier date, if any, as the board of directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in the three bullet points of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), any portion of the Net Cash Proceeds that has not been applied on or before such Net Proceeds Offer Trigger Date as permitted in the three bullet points of the preceding paragraph (each a “Net Proceeds Offer Amount”) shall be subsequently applied by the Company or such Restricted Subsidiary to make offers to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable mailing of the Net Proceeds Offer, from all Holders and all holders of other Indebtedness of the Company ranking pari passu with the notes and containing similar provisions regarding offers to purchase with the net proceeds of the sale of assets, on a pro rata basis, that amount of notes and such other pari passu Indebtedness equal to the Net Proceeds Offer Amount.

The offer price for the notes pursuant to such Net Proceeds Offer will be 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase. If at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the amount of cash received (other than such interest) shall constitute Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales, at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this covenant.

If substantially all, but not all, of the property and assets of the Company and its Restricted Subsidiaries as an entirety is transferred to a Person in a transaction permitted under “—Merger, Consolidation and Sale of Assets”, which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Each Net Proceeds Offer will be mailed to the Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, the trustee will select the notes to be purchased on a pro rata basis. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by the indenture. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the indenture by virtue of complying with such laws and regulations.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock;

(2) make loans or advances to the Company or any other Restricted Subsidiary or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except in each case for such encumbrances or restrictions existing under or by reason of:

(a) applicable law, rule, regulation or order;

(b) the indenture, the notes and the guarantees, or any indenture governing debt securities that are permitted to be incurred under the indenture and are no more restrictive, taken as a whole, with respect to dividend and other payment restrictions affecting Restricted Subsidiaries than those contained in the indenture, the notes and the guarantees;

(c) customary non-assignment provisions of any contract or of any lease governing a leasehold interest of, or any license held by, any Restricted Subsidiary of the Company;

(d) any instrument governing Capital Stock of a Person acquired by the Company or by any Restricted Subsidiary of the Company or governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) agreements existing on December 1, 2004 to the extent and in the manner such agreements were in effect on December 1, 2004;

(f) the Credit Agreement;

(g) restrictions on the transfer of assets subject to any Lien permitted under the indenture imposed by the holder of such Lien;

(h) restrictions imposed by any agreement to sell or dispose of assets or Capital Stock, which sale or disposition is permitted under the indenture, pending the closing of such sale or disposition;

(i) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) or in licenses or leases or in asset or stock sale agreements or agreements similar to any of the preceding entered into in the ordinary course of business;

(j) restrictions on net worth or on cash or other deposits imposed by customers under contracts entered into in the ordinary cause of business;

(k) mortgages, purchase money obligations for property acquired in the ordinary course of business or Capitalized Lease Obligations that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph; and

(l) an agreement amending, supplementing, modifying, restating, renewing, replacing, substituting, refinancing, increasing, refunding, extending, deferring or restructuring an agreement referred to in clauses (b), (d), (e) and (g) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such agreement are no less favorable to the Company in any material respect as determined by the board of directors of the Company in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b), (d), (e) and (g).

Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any Preferred Stock, other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company, or permit any Person, other than the Company or a Wholly Owned Restricted Subsidiary of the Company, to own any Preferred Stock of any Restricted Subsidiary of the Company that is not a Guarantor.

Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries securing Indebtedness or trade payables, other than Permitted Liens, whether owned on or acquired after December 1, 2004, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

• in the case of Liens securing obligations subordinated in right of payment to the notes or the guarantee of a Guarantor, the notes or the guarantee of such Guarantor, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

• in all other cases, the notes or the guarantee of such Guarantor, as the case may be, are equally and ratably secured,

in each case for so long as such obligations are secured by a Lien.

Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, amalgamate, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of, or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of, all or substantially all of the Company’s assets, determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries, to any Person unless:

(1) either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person, if other than the Company, formed by such amalgamation or consolidation or into which the Company is merged or the Person that acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety, referred to as the “Surviving Entity”:

(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume, by supplemental indenture, in form and substance reasonably satisfactory to the trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes, the indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above, including giving effect to any Indebtedness and Acquired Indebtedness incurred in connection with or in respect of such transaction, the Company or such Surviving Entity, as the case may be, shall

(a) have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction, after excluding the effect of reasonable expenses incurred in connection with such transaction, and

(b) be able to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to the “—Limitation on Incurrence of Additional Indebtedness” covenant;

(3) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above, including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction, no Default or Event of Default shall have occurred or be continuing; and

(4) the Company or the Surviving Entity shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such amalgamation, consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

For purposes of the preceding, the transfer, by lease, assignment, sale or otherwise, in a single transaction or series of related transactions, of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Upon any amalgamation, consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the preceding in which the Company is not the continuing corporation, the successor Person formed by such amalgamation or consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the notes with the same effect as if such surviving entity had been named as such.

Each Guarantor, other than any Guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the indenture in connection with any transaction complying with the provisions of “—Limitation on Asset Sales,” will not, and the Company will not cause or permit any Guarantor to, amalgamate or consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1) the entity formed by or surviving any such amalgamation, consolidation or merger, if other than the Guarantor, or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the guarantee;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

Any amalgamation, merger or consolidation of a Guarantor with and into the Company (with, in the case of a merger or consolidation, the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant.

Limitations on Sale and Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction, unless:

(1) the Company or such Restricted Subsidiary could have

• incurred the Indebtedness attributable to such Sale and Leaseback Transaction pursuant to the covenant described under “—Limitation on Incurrence of Additional Indebtedness” and

• incurred a Lien to secure such Indebtedness without equally and ratably securing the notes pursuant to the covenant described under “—Limitation on Liens”;

(2) the consideration received in connection with such Sale and Leaseback Transaction is at least equal to the fair market value of the asset that is the subject of such Sale and Leaseback Transaction; and

(3) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Company or the applicable Restricted Subsidiary applies the proceeds of such transaction in accordance with, the covenant described under “—Limitation on Asset Sales.”

Limitations on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates, each, an “Affiliate Transaction”, on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

An Affiliate Transaction, or a series of related Affiliate Transactions that are part of a common plan, involving aggregate payments or other property with a fair market value in excess of $5.0 million shall be approved by the board of directors of the Company or such

Restricted Subsidiary, as the case may be, such approval to be evidenced by a resolution of the applicable board of directors stating that such board of directors has determined that such transaction complies with the preceding provisions.

An Affiliate Transaction, or a series of related Affiliate Transactions that are part of a common plan, involving an aggregate fair market value of more than $10.0 million, shall, prior to the consummation thereof, require a favorable opinion from an independent financial advisor as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view.

The following items will not be deemed to be Affiliate Transactions and therefore will not be subject to the provisions of the prior paragraph:

(1) reasonable and customary directors’ fees, indemnification and similar arrangements, employees’ salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business and payments under any indemnification arrangements permitted by applicable law, as determined in good faith by the Company’s board of directors;

(2) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by the indenture;

(3) any agreement as in effect as of December 1, 2004 or any amendment, supplement, modification, restatement, renewal, replacement, refinancing, increase, refunding, extension, substitution or restructuring of or to such agreement or any transaction contemplated by any of the preceding, so long as any such amendment, supplement, modification, restatement, renewal, replacement, refinancing, increase, refunding, extension, substitution or restructuring is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on December 1, 2004;

(4) payments to permit payments for Holdings’ employees and officers and directors similar to those provided in clause (1) above and payments in an amount not to exceed, in the aggregate, in any calendar year the sum of

•	$1.0 million and

•	any amounts payable by the Company to the Designated Active Sponsors, as defined in the Advisory Services Agreement, in connection with any Future Corporate Transaction or any Future Securities Transaction, in each case as those terms are defined in the Advisory Services Agreement, to the Equity Investors for advisory services and transaction fees pursuant to the Advisory Services Agreement;

(5) loans or advances to directors, officers or employees in the ordinary course of business in an amount not to exceed $1.0 million per fiscal year;

(6) Restricted Payments, Permitted Investments, other than Permitted Investments under clause 5 of the definition of Permitted Investments, and intercompany Indebtedness permitted by the indenture;

(7) any transaction with an Affiliate where the only consideration paid by the Company or any Restricted Subsidiary is Qualified Capital Stock of the Company or Holdings;

(8) sales of Qualified Capital Stock of the Company or Holdings to Affiliates of the Company; and

(9) payments or other transactions pursuant to any tax sharing agreement approved by the board of directors of the Company or the relevant Restricted Subsidiary between the Company or any Restricted Subsidiary and any other Person with which the Company or Restricted Subsidiary files a consolidated tax return or with which the Company or Restricted Subsidiary is part of a consolidated group for tax purposes, but only to the extent that amounts payable from time to time by the Company under any such agreement do not exceed the corresponding tax payments that the Company would have been required to make to any relevant taxing authority had the Company not joined in such consolidated or combined return, but instead had filed returns including only the Company.

Limitation on Designation of Unrestricted Subsidiaries. The Company may designate any Subsidiary of the Company as an “Unrestricted Subsidiary” only if:

• no Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

• the Company would be permitted to make, at the time of such designation, an Investment pursuant to the first paragraph of “—Limitation on Restricted Payments” above in an amount equal to the fair market value of the Company’s proportionate interest in such Subsidiary on such date.

No Subsidiary shall be designated as an “Unrestricted Subsidiary” unless such Subsidiary:

• has no Indebtedness other than Non-Recourse Debt;

• is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to the Company or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates; and

• is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation to subscribe for additional Capital Stock or to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results.

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if the Indebtedness is not permitted to be incurred under the covenant described under “—Limitation on Incurrence of Additional Indebtedness” or the Lien is not permitted under the covenant described under “—Limitation on Liens,” the Company shall be in default of the applicable covenant.

The Company may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary only if:

• no Default shall have occurred and be continuing at the time of and after giving effect to such redesignation; and

• all Liens or Indebtedness of such Unrestricted Subsidiary outstanding immediately following such redesignation would, if incurred or made at such time, be permitted to be incurred or made under the indenture.

All designations and redesignations of Subsidiaries must be evidenced by a resolution of the board of directors of the Company certifying compliance with the preceding provisions.

On December 1, 2004, all of the Company’s Subsidiaries were Restricted Subsidiaries.

Additional Subsidiary Guarantees. If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property with a book value in excess of $25,000 to any Domestic Restricted Subsidiary that is not a Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in any Domestic Restricted Subsidiary or if any Restricted Subsidiary becomes a Domestic Restricted Subsidiary after December 1, 2004, in each with a book value in excess of $25,000, then such transferee or acquired or other Domestic Restricted Subsidiary shall:

• execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the notes and the indenture on the terms set forth in the indenture; and

• deliver to the trustee an opinion of counsel to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Domestic Restricted Subsidiary, subject to customary exceptions. Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the indenture.

Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses that are not the same, similar, ancillary or reasonably related, to, or reasonable extensions of, as determined in good faith by the board of directors of the Company, businesses in which the Company and its Restricted Subsidiaries were engaged on December 1, 2004.

Payments for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports to Holders. For so long as any notes remain outstanding, the Company will furnish to the Holders of the notes the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company shall file with the SEC and furnish to the Holders of the notes and the trustee:

• within 90 days (or such shorter period as the SEC may require) after the end of each fiscal year, annual reports on Form 10-K or any successor form;

• within 45 days (or such shorter period as the SEC may require) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q, or any successor form,

which, in the case of the two bullet points above, shall contain all annual and quarterly financial information that would be required to be contained in an SEC filing, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and

• within the time period specified by the SEC, all current reports on Form 8-K that would be required to be filed with the SEC if the Company were required to file such reports provided, however, that the Company shall not be obligated to file such reports with the SEC if the SEC does not permit such filings.

Events of Default

Each of the following is an “Event of Default”:

(1) failure to pay interest, including liquidated damages, on any notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise, including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer;

(3) failure to make a Change of Control Offer as described under “—Change of Control,” failure to make a Net Proceeds Offer as described under “—Certain Covenants—Limitation on Asset Sales,” or a default in the observance or performance of the covenants described under “—Certain Covenants—Limitation on Restricted Payments” or “—Limitation on Incurrence of Additional Indebtedness” or “—Merger, Consolidation and Sale of Assets,” which failure or default continues for a period of 30 days after the Company receives written notice specifying the default, and demanding that such default be remedied, from the trustee or the Holders of at least 25% of the outstanding principal amount of the notes, except with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement;

(4) failure to comply with any other covenant or agreement contained in the indenture which default continues for a period of 45 days after the Company receives written notice specifying the default, and demanding that such default be remedied, from the trustee or the Holders of at least 25% of the outstanding principal amount of the notes;

(5) failure to pay at final maturity, giving effect to any applicable grace periods and any extensions thereof, the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated, in each case with respect to which the 20-day period described above has elapsed, aggregates $10.0 million or more at any time;

(6) failure to pay final judgments aggregating in excess of $10.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged in writing) and such judgments remain undischarged, unpaid or unstayed for a period of 60 days;

(7) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries described in the indenture; or

(8) any guarantee of a Significant Subsidiary ceases to be in full force and effect, is declared to be null and void and unenforceable or is found to be invalid, or any Guarantor that is a Significant Subsidiary denies its liability under its guarantee, other than by reason of termination of the indenture or release of a Guarantor from its guarantee in accordance with the terms of the indenture.

If an Event of Default, other than an Event of Default specified in clause (7) above with respect to the Company, shall occur and be continuing, the trustee or the Holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Company and the trustee specifying the respective Event of Default and that it is an Acceleration Notice, and the same shall become immediately due and payable.

If an Event of Default specified in clause (7) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any Holder.

At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, under certain circumstances the Holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences.

The Holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the Trust Indenture Act. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

The Company is required to provide an officers’ certificate to the trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default, provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default, that has occurred and, if applicable, describe such Default or Event of Default and the status thereof. If a Default occurs and is continuing and is known to the trustee, the trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any note, including payments pursuant to the redemption provisions of such Note, the trustee may withhold notice if and so long as it determines in good faith that withholding notice is in the interests of the Holders.

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

No directors, officers, employees, incorporators or stockholders of the Company or any of its Affiliates, as such, shall have any liability for any obligations of the Company or any of its Affiliates under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding notes, referred to as “Legal Defeasance”. Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

• the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

• the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

• the rights, powers, trust, duties and immunities of the trustee and the Company’s obligations in connection therewith; and

• the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the indenture, referred to as “Covenant Defeasance”, and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. If Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

• the Company must irrevocably deposit with the trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

• in the case of Legal Defeasance, the Company shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

• in the case of Covenant Defeasance, the Company shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

• no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

• such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture, other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings, or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

• the Company shall have delivered to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

• the Company shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

• the Company shall have delivered to the trustee an opinion of counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit, after the 91st day following the date of deposit, the funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

Notwithstanding the preceding, the opinion of counsel required by the second bullet point above with respect to a Legal Defeasance need not be delivered if all notes not delivered to the trustee for cancellation (A) have become due and payable or (B) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company.

The Company may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect, except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture, as to all outstanding notes when:

(1) either:

• all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the trustee for cancellation; or

• all notes not delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid all other sums payable under the indenture by the Company; and

(3) the Company has delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification of the Indenture

From time to time, the Company, the Guarantors and the trustee, without the consent of the Holders, may amend the indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the indenture, including consents obtained in connection with a tender offer or exchange offer for the notes, except that, without the consent of each Holder affected thereby, no amendment may:

• reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

• reduce the rate of or change the time for payment of interest, including defaulted interest, if any, on any notes;

• reduce the principal of or change the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

• make any notes payable in money other than that stated in the notes;

• make any change in provisions of the indenture relating to the right of each Holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of notes to waive Defaults or Events of Default;

• after the Company’s obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such

Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

• modify or change any provision of the indenture or the related definitions affecting the ranking of the notes or any guarantee in a manner that adversely affects the Holders; or

• release any Guarantor that is a Significant Subsidiary from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture.

Governing Law

The indenture, the notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

Except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Certain Definitions

Set forth below are certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other capitalized terms used in this Description of Notes for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Advisory Services Agreement” means that certain letter agreement dated October 29, 2004, among the Company, Holdings and the Equity Investors.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the preceding.

“Asset Acquisition” means:

• an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or

• the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) that constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of: (1) any Capital Stock (other than directors’ qualifying shares) of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under “Merger, Consolidation and Sale of Assets;” (c) any Restricted Payment permitted by the “Limitation on Restricted Payments” covenant or that constitutes a Permitted Investment; (d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business; (e) disposals or replacements of damaged, obsolete or worn out equipment; and (f) dispositions in connection with Permitted Liens.

“Borrowing Base” means, as at any date of determination, an aggregate amount equal to (i) 60% of the net book value of all inventory owned by the Company and its Subsidiaries, plus (ii) 85% of the net book value of all accounts receivable of the Company and its Subsidiaries, all calculated on a consolidated basis and in accordance with GAAP.

“Capital Stock” means:

• with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the preceding; and

• with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the preceding.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

• obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States maturing within one year from the date of acquisition thereof;

• in the case of a Foreign Restricted Subsidiary, obligations issued by, or unconditionally guaranteed by, the national government of the country in which such Foreign Restricted Subsidiary is incorporated, or issued by any agency thereof, and backed by the full faith and credit of such national government maturing within 180 days from the date of acquisition thereof;

• commercial paper maturing no more than one year from its date of creation and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Ratings Group or at least P-1 from Moody’s Investors Services, Inc. or, in the case of a Foreign Restricted Subsidiary, reasonably equivalent ratings of another internationally recognized credit rating agency;

• certificates of deposit, eurodollar time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof and overnight bank deposits, in each case issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

• repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) or (4) above entered into with any bank meeting the qualifications specified in clause (4) above; and

• investments in money market funds which invest substantially all their assets in securities of the types described in the five bullet points above.

“Change of Control” means the occurrence of one or more of the following events:

• any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets or properties of the Company and its Subsidiaries, taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act, referred to as a “Group”, together with any Affiliates thereof, whether or not otherwise in compliance with the provisions of the indenture, other than to a Permitted Holder or to Holdings provided that such sale, lease, exchange or other transfer is made in accordance with the covenant described under “—Merger, Consolidation and Sale of Assets”;

• the approval by the holders of Capital Stock of Holdings or the Company, as the case may be, of any plan or proposal for the liquidation or dissolution of Holdings or the Company, as the case may be, whether or not otherwise in compliance with the provisions of the indenture;

• any Person or Group, other than a Permitted Holder and any entity formed by a Permitted Holder solely for the purpose of owning Capital Stock of Holdings, shall become the beneficial owner, directly or indirectly (with beneficial ownership being as defined and calculated as set forth in Rules 13d-3 and 13d-5 under the Exchange Act), of shares representing more than 50% of the Capital Stock (measured by voting power rather than number of shares) that is at the time entitled to vote for the election of the board of directors of Holdings or the Company; or

• during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company or Holdings (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Company or Holdings, as applicable, was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death) to constitute a majority of the board of directors then in office.

Notwithstanding anything to the contrary contained in this definition of “Change of Control,” the transactions that occurred on December 1, 2004, shall not give rise to, or be deemed to result in, a “Change of Control” for all purposes hereunder.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on or issued after December 1, 2004, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum, without duplication, of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

• all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

• Consolidated Interest Expense; and

• Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the latest four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the preceding, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

• the incurrence or repayment, repurchase, defeasance, discharge or other retirement of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment, repurchase, defeasance, discharge or other retirement of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time after the last day of the Four Quarter Period and on or before the Transaction Date, as if such incurrence or repayment, repurchase, defeasance, discharge or other retirement, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

• any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange

Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time after the last day of the Four Quarter Period and on or before the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

• interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

• notwithstanding clause the immediately preceding bullet point, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

• Consolidated Interest Expense; plus

• the product of (a) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid or accrued during such period times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state, provincial, territorial and local income tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

• the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and amortization of deferred financing costs; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

• the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income or loss of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

• after-tax gains or losses from Asset Sales, without regard to the $5.0 million limitation set forth in the definition thereof of Asset Sales, or abandonments or reserves relating thereto;

• after-tax items classified as extraordinary or nonrecurring gains or losses;

• the net income of any Person acquired in a “pooling of interests” transaction accrued before the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

• the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise; provided, however, that such income shall be included in determining Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary to the Company or another Restricted Subsidiary as a dividend in compliance with such restriction;

• the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

• any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time after December 1, 2004;

• income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

• in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation before such consolidation, merger or transfer of assets; and

• the cumulative effect of a change in accounting principles.

“Consolidated Net Tangible Assets” means, as of any date of determination, the total assets, less goodwill and other intangibles (other than patents, trademarks, copyrights, licenses and other intellectual property), net of total liabilities, in each case, as shown on the balance sheet of the Company and its Restricted Subsidiaries for the most recently ended fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge that requires an accrual of or a reserve for cash charges for any future period).

“Credit Agreement” means the Credit Agreement dated as of December 1, 2004, among the Company, the lenders party thereto in their capacities as lenders thereunder, BNP Paribas, as syndication agent, and BNP Paribas, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any deferrals, renewals, amendments and restatements thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, refunding, replacing or otherwise substituting, restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement or agreements and whether by the same or any other agent, lender, creditor or group of lenders or creditors.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values or exchange rates.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default as described above under “Events of Default”.

“Disqualified Capital Stock” means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a Change of Control or an Asset Sale if the terms of such Capital Stock provide that the Company may not purchase or redeem such Capital Stock except in compliance with the Restricted Payments covenant contained herein), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or an Asset Sale if the terms of such Capital Stock provide that the Company may not purchase or redeem such Capital Stock except in compliance with the Restricted Payments covenant contained herein) on or prior to the date on which the notes mature or are redeemed or retired in full.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Company incorporated under the laws of the United States, any State thereof or the District of Columbia.

“Equity Investors” means, collectively, The Sterling Group, L.P., Genstar Capital, L.P., and Laminar Direct Capital, L.P.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board and (iii) in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in each case which were in effect on December 1, 2004.

“guarantee” means a direct or indirect guarantee (other than by endorsement of negotiable instruments in the ordinary course of business) by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person:

• to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to take-or-pay, or to maintain financial statement conditions or otherwise); or

• entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantor” means:

• each of the Company’s Domestic Restricted Subsidiaries existing on December 1, 2004 and named as such in the indenture; and

• each of the Company’s Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of the indenture as a Guarantor;

provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the indenture.

“Holdings” means Propex Fabrics Holdings Inc., the owner of 100% of the outstanding share capital of the Company.

“Indebtedness” means with respect to any Person, without duplication:

(1) all indebtedness of such Person for borrowed money;

(2) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) the deferred purchase price of property, conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) obligations of any other Person of the type referred to in clauses (1) through (6) that are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the obligation so secured;

(8) net obligations under Currency Agreements and Interest Swap Obligations of such Person; and

(9) Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

The “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such price shall be the fair market value thereof.

The amount of any Indebtedness outstanding as of any date will be:

• the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

• the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness;

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall also include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect investment in any other Person in the form of loans, advances or other extensions of credit (including, without limitation, a guarantee) or capital contributions to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for consideration by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in the ordinary course of business. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

• reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions and other direct costs of sale);

• taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

• repayment of Indebtedness that is secured by a Lien on the property or assets that are the subject of such Asset Sale; and

• appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

Further, with respect to an Asset Sale by a Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary, Net Cash Proceeds shall be reduced pro rata for the portion of the equity of such Subsidiary that is not owned by the Company.

“Non-Recourse Debt” means Indebtedness of a Subsidiary:

• as to which neither the Company nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender;

• no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any Indebtedness (other than the notes) of the Company or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable before its stated maturity; and

• as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of the Company or any Restricted Subsidiary.

“Permitted Holders” means the Equity Investors, BNP Paribas Private Capital Group, and their respective Affiliates, in each case, other than their respective portfolio companies.

“Permitted Investments” means:

• Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

• Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the notes and the indenture;

• investments in cash and Cash Equivalents;

• Currency Agreements and Interest Swap Obligations entered into by the Company or its Restricted Subsidiaries and otherwise in compliance with the indenture;

• additional Investments not to exceed $15.0 million at any one time outstanding;

• Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

• receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

• Investments in prepaid expenses, negotiable instruments held for collection or deposit and lease, utility and workers compensation, performance and similar deposits entered into in the ordinary course of business;

• Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

• Investments represented by guarantees that are otherwise permitted under the indenture;

• Investments the payment for which is Qualified Capital Stock of the Company or Holdings;

• any assets acquired as a result of a foreclosure by the Company or any such Restricted Subsidiary with respect to any secured Permitted Investment or other transfer of title with respect to any secured Permitted Investment in default;

• Investments existing on December 1, 2004 and any amendment, extension, substitution, renewal or modification thereof to the extent that any such amendment, extension, substitution, renewal or modification does not require the Company or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith;

• Investments to support bonding arrangements in the ordinary course of business; and

• loans or advances to employees or customers in the ordinary course of business and guarantees or similar obligations with respect to the preceding in an amount not to exceed $1.0 million in each fiscal year.

“Permitted Liens” means the following types of Liens:

• Liens existing as of December 1, 2004 to the extent and in the manner such Liens were in effect on December 1, 2004;

• Liens securing Indebtedness under the Credit Agreement in an amount not to exceed the sum of (i) $110.0 million, plus (ii) the greater of (x) $65.0 million and (y) the Borrowing Base, plus (iii) any interest, fees, premiums, expenses, indemnifications and similar amounts payable in connection with such Indebtedness;

• Liens securing the notes and the guarantees;

• Liens of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

• Liens securing Refinancing Indebtedness that is incurred in accordance with the provisions of the indenture to Refinance any Indebtedness that has been secured by a Lien permitted under the indenture; provided, however, that such Liens: (a) are no less favorable to the Holders in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (b) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

• Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

• statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

• Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

• judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

• easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

• any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

• Liens securing Purchase Money Indebtedness incurred or in the ordinary course of business; provided, however, that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired or constructed and (b) the Lien securing such Purchase Money Indebtedness shall be created within 90 days of such acquisition or construction;

• Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

• Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

• Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set off;

• Liens securing Interest Swap Obligations that relate to Indebtedness that is otherwise permitted under the indenture;

• Liens securing Indebtedness under Currency Agreements;

• Liens securing Acquired Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant; provided that:

(a) such Liens secured such Acquired Indebtedness at the time of and before the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness before the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness before the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company.

• Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under the indenture;

• leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

• banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

• Liens arising from filing financing statements under the Uniform Commercial Code or other applicable personal property security laws regarding leases;

• Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods; and

• additional Liens securing Indebtedness or trade payables in an aggregate amount not to exceed, at any time outstanding, the sum of $20.0 million plus 5% of the increase in the Company’s Consolidated Net Tangible Assets from January 1, 2005 to the end of the latest fiscal quarter for which financial statements are available.

“Person” means an individual, partnership (general or limited), corporation, limited liability company, unincorporated organization, association, joint stock company, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Public Equity Offering” means an underwritten primary public offering of Qualified Capital Stock of Holdings or the Company pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act, excluding registration statements filed on Form S-8; provided that, in the event of a Public Equity Offering by Holdings, Holdings contributes to the capital of the Company the portion of the net cash proceeds of such Public Equity Offering necessary to pay the aggregate redemption price, plus accrued interest to the redemption date, of the notes to be redeemed as described under “Redemption—Optional Redemption Upon Public Equity Offerings”.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property, equipment or a business.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Refinance” means, in respect of any security or Indebtedness, to refinance, restructure, defer, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part.

“Refinancing Indebtedness” means any Indebtedness of the Company or a Restricted Subsidiary issued in exchange for, or the proceeds form the issuance and sale or disbursement of which are used substantially concurrently to Refinance in whole or in part, any Indebtedness of the Company or any Restricted Subsidiary, in each case that does not:

• result in an increase in the aggregate principal amount (or accreted value, if applicable) of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees and expenses incurred by the Company or any Restricted Subsidiary in connection with such Refinancing); or

• create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the notes or any guarantee, then such Refinancing Indebtedness shall be subordinate to the notes or such guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Restricted Payment” means any of the following:

• the declaration or payment of any dividend or making any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to the direct or indirect holders of such Capital Stock;

• the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company;

• the making of any principal payment on, or the purchase, defeasance, redemption, prepayment, decreasing or other acquisition or retirement for value, before any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness that by its terms is subordinated to the notes (other than such Indebtedness that is held by the Company or any Restricted Subsidiary); or

• making of any Investment (other than Permitted Investments).

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at December 1, 2004 or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation was in effect on December 1, 2004.

“Subsidiary”, with respect to any Person, means:

• any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

• any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Unrestricted Subsidiary” means:

• any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors of the Company in accordance with the covenant described under “—Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries” and

• any Subsidiary of an Unrestricted Subsidiary.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing

• the then outstanding aggregate principal amount of such Indebtedness into

• the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than directors’ qualifying shares or an immaterial amount of shares owned by other Persons) are owned by such Person or any Wholly Owned Subsidiary of such Person.

BOOK-ENTRY; DELIVERY AND FORM

Generally, the original notes were, and the exchange notes will be, issued in the form of global notes registered in the name of The Depository Trust Company, called DTC, or its nominee.

Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. Payment of the principal of and interest on certificated notes is subject to the indenture and will be made at the corporate trust office of the trustee or such other office or agency as may be designated by it for such purpose in New York City. Payment of interest on certificated notes will be made to the person in whose name such note is registered at the close of business on the applicable record date. All other terms of the certificated notes are governed by the indenture. Outstanding notes issued in certificated form may be exchanged in the exchange offer for new notes in certificated form.

Except as described below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Initially, the trustee will act as paying agent and registrar for the notes.

Depositary Procedures

DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of participants. The participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

Pursuant to DTC’s procedures, (a) upon deposit of the global notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of global notes and (b) ownership of such interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to participants, or by participants and the indirect participants, with respect to other owners of beneficial interests in the global notes.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interest. For certain other restrictions on the transferability of the notes, see “—Certificated Notes.”

Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payments of principal and premium and liquidated damages, if any, and interest and for any and all other purposes whatsoever. Payments in respect of the principal and premium and liquidated damages, if any, and interest on a global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Consequently, none of us, the trustee nor any of our agents or the trustee’s agents has or will have any responsibility or liability for (a) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes or (b) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC’s current practices for payments of principal, interest, liquidated damages and the like with respect to securities such as the notes are to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the global notes as shown on the records of DTC. Payments by participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

The global notes will trade in DTC’s Same-Day Funds Settlement System and, therefore, transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in immediately available funds. Transfers between indirect participants who hold an interest through a participant will be effected in accordance with the procedures of such participant but generally will settle in immediately available funds.

DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes to which such participant or participants has or have given direction. However, if there is an event of default under the notes, DTC reserves the right to exchange global notes, without the direction of one or more of its participants, for legended notes in certificated form, and to distribute such certificated forms of notes to its participants.

Although DTC has agreed to the preceding procedures to facilitate transfers of interests notes among participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee shall have any responsibility for the performance by DTC or its participants and indirect participants of their respective obligations under the rules and procedures governing any of their operations.

Certificated Notes. Subject to certain conditions, any person having a beneficial interest in the global note may, upon request to the trustee, exchange such beneficial interest for notes in the form of certificated notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of, and cause the same to be delivered to, such person or persons, or the nominee of any of such person or persons. In addition, if

•	we notify the trustee in writing that DTC is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days,

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in the form of certificated notes under the indenture, or

•	DTC will not continue to hold the book-entry interests related to the global notes or is no longer a clearing agency registered under the Exchange Act and we do not replace DTC within 120 days,

then, upon surrender by the global note holder of its global note, notes in such form will be issued to each person that the global note holder and DTC identify as being the beneficial owner of the related notes.

Neither we nor the trustee will be liable for any delay by the global note holder or DTC in identifying the beneficial owners of notes and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the global note holder or DTC for all purposes.

INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

The following discussion summarizes the material United States federal income tax consequences of the exchange of original notes for exchange notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and administrative interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described in this section, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the United States federal tax consequences of the exchange of original notes for exchange notes.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as financial institutions, insurance companies, regulated investment companies, tax exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons subject to the alternative minimum tax or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. This discussion is limited to holders who purchased the original notes for cash at the original offering price and who hold the notes as capital assets within the meaning of section 1221 of the Internal Revenue Code. If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. This discussion also does not address the tax considerations arising under the laws of any foreign, state, local or other jurisdiction.

We encourage holders of original notes to consult their own tax advisors regarding the application of the U.S. federal income tax laws to them of the exchange offer and the applicability and effect of state, local or foreign tax laws and tax treaties.

Treatment of Exchanges under the Exchange Offer. The exchange of original notes for exchange notes under the terms of the exchange offer will not constitute a taxable exchange. As a result,

•	a holder will not recognize taxable gain or loss as a result of exchanging original notes for exchange notes under the terms of the exchange offer,

•	the holding period of the exchange notes will include the holding period of the original notes exchanged for the exchange notes, and

•	the adjusted tax basis for the exchange notes will be the same as the adjusted tax basis, immediately before the exchange, of the original notes exchanged for the exchange notes.

Information Reporting and Backup Withholding. We will, where required, report to the holders of the notes and the Internal Revenue Service the amount of any interest paid on the notes in each calendar year and the amounts of federal income tax withheld, if any, with respect to payments. A noncorporate noteholder may be subject to information reporting and to backup withholding with respect to payments of principal, premium, if any, and interest made on the notes, or on proceeds of the disposition of the notes before maturity, unless the noteholder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information and backup withholding rules.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be refunded or credited against the noteholder’s federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to management. Forward-looking statements are those that do not relate strictly to historical or current facts, and can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate sales, income or cash flow are forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of our operations set forth under “Summary,” “Risk Factors,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Unaudited Pro Forma Financial Information.”

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond management’s ability to control or predict. Specific factors that could cause actual results to vary from those in the forward-looking statements include:

•	changes in the price of polypropylene resin, our primary raw material;

•	changes in building construction and remodeling that affect the demand for carpet;

•	our reliance on a small number of key customers;

•	our reliance on a relatively small number of polypropylene suppliers;

•	additional costs necessary to operate as a stand-alone entity;

•	changes in laws or regulations, third party relations and approvals and decisions of courts, regulators and governmental bodies that may adversely affect our business or the business of the customers we serve;

•	our ability to retain a skilled labor force;

•	economic, competitive and regulatory conditions and developments;

•	technological developments;

•	capital markets conditions;

•	inflation;

•	foreign currency exchange rates;

•	the ability to achieve cost savings and revenue growth;

•	interest rates; and

•	other factors affecting business plans, including the timing and success of business development efforts.

You are cautioned not to put undue reliance on any forward-looking statements, and we undertake no obligation to update those statements.

VALIDITY OF THE EXCHANGE NOTES

The validity of the exchange notes being offered pursuant to this prospectus will be passed upon for us by Bracewell & Patterson, L.L.P., Houston, Texas. Various members of Bracewell & Patterson, L.L.P. own beneficially less than 1% of the common stock of Propex Fabrics Holdings Inc.

EXPERTS

The combined financial statements of the BP Fabrics and Fibers Business as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, appearing in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-4 with the SEC with respect to the exchange notes offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement or the exhibits and schedules that are part of the registration statement. For further information on our company and the exchange notes we are offering, you should review the registration statement. After the effectiveness of this registration statement, we will be required to file reports and other information with the SEC. These reports, the registration statement and other information are or will be available after filing for reading and copying at the SEC Public Reference Room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room and the SEC’s copying charges. The SEC also maintains an Internet site at http://www.sec.gov that contains the registration statement and the reports and other information that we file electronically with the SEC.

The indenture pursuant to which the notes are issued provides that we, whether or not we are subject to Section 13(a) or 15(d) of the Exchange Act, must provide the indenture trustee and holders of notes annual reports on Form 10-K and reports on Form 10-Q which shall contain all annual and quarterly financial information that would be required to be contained in a filing with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and all current reports on Form 8-K that would be required to be filed with the SEC if we were required to file such reports; provided, however, that we shall not be obligated to file such reports with the SEC if the SEC does not permit such filings.

In the event we are no longer required to file reports with the SEC, we may discontinue filing them with the SEC at any time. During the period in which we are not a reporting issuer under the Exchange Act, we have agreed that, for so long as any notes remain outstanding and are “restricted securities” within the meaning of Rule 144 under the Securities Act, we will furnish to the holders of such notes and prospective purchasers of such notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Any such request should be directed to Propex Fabrics Inc., Chief Financial Officer, 260 The Bluffs, Austell, Georgia 30168. Our telephone number is (770) 944-1711.

GLOSSARY

The following are definitions of certain terms commonly used in the polypropylene synthetic fabrics industry and this prospectus.

“Backing” refers to a reinforcing material for the back layer of carpet.

“Broadloom” refers to a carpet woven on a wide loom to mitigate the need for seams.

“FIBCs” means flexible intermediate bulk containers.

“Fiber” is a unit of matter, synthetic or natural, that forms the basic element of fabrics and other textile structures. Fiber is characterized by a very high ratio of length-to-width. Fiber is typically twisted together to make spun yarn or formed into a batt and bonded to make nonwoven fabric.

“Fill yarn” means, in a woven fabric, the yarn that is perpendicular to and woven over and under the warp yarn. Fill yarn can be either tape yarn or spun yarn, depending on the specifications of the woven fabric.

“Jute” is a fiber used for sacking burlap and twine and as a backing for tufted carpeting.

“Nonwoven” means a fabric consisting of an assembly of textile fibers, oriented in one direction or in a random manner, held together by mechanical interlocking; by fusing of thermoplastic fibers; or by bonding with a rubber, starch, glue, casein, latex, or a cellulose derivative or synthetic resin.

“Polypropylene” is a thermoplastic compound obtained by the polymerization of propylene. The catalysts used in polymerization determine the stereochemical structure of the polymer, yielding a wide product range with highly diverse applications. Polypropylene is a primary component of woven and nonwoven fabrics and is typically supplied in the form of solid pellets.

“Primary backing” is a woven or nonwoven fabric through which yarn is inserted by tufting needles. Primary backing allows for positioning of the tufts and holds the tufts in place during processing prior to the application of the secondary backing.

“Secondary backing” is a woven or nonwoven fabric reinforcement that is laminated to the back of the carpet to enhance dimensional stability, strength, stretch resistance and stiffness.

“Stock Keeping Unit” or “SKU” represents products that are, or can be, produced for sale to a customer. The number of SKU’s is a measure of the product-line depth and/or complexity.

“Tufted” means a method of manufacturing carpet. Tufts of fiber are inserted through a carpet backing to create a pile of cut and/or loop ends. Tufts of pile yarn are created by inserting the yarn through primary backing with a needle, forming a loop, then removing the needle. The tufts can then be either cut to form two ends or left as loops.

“Woven” means a fabric which is constructed by weaving interlacing threads or strips of material or other elements into a whole.

Report of Independent Registered Public Accounting Firm

Management of BP Fabrics and Fibers Business:

We have audited the accompanying combined balance sheets as of December 31, 2003 and 2002, of the BP Fabrics and Fibers Business (the Business), and the related combined statements of operations, changes in parent company investment, and cash flows for each of the three years in the period ended December 31, 2003. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position at December 31, 2003 and 2002, of the Business, and the combined results of their operations and their cash flows for the each of the three years in the period ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

ERNST & YOUNG LLP

Chicago, Illinois

April 9, 2004,

Except for Note 14, as to which the date is

December 17, 2004

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Combined Balance Sheets

(In Millions)

	December 31,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$6.6	$8.4
Accounts receivable, net (Note 2)	71.9	64.6
Inventories (Note 3)	56.1	56.3
Deferred income taxes (Note 10)	4.8	3.6
Prepaid expenses and other current assets	3.7	4.2

Total current assets	143.1	137.1

Other assets:
Intangible assets, net (Note 4)	2.8	2.9
Deferred income taxes (Note 10)	30.7	30.3
Other assets	2.6	1.4

	36.1	34.6
Property, plant, and equipment, net (Note 5)	269.8	279.8

Total assets	$449.0	$451.5

Liabilities and Parent company investment
Current liabilities:
Accounts payable: (Note 6)
Trade	$15.6	$11.3
Affiliate	2.8	4.0
Accrued liabilities (Note 6)	20.2	23.0
Current portion of affiliate debt and accrued interest	4.3	4.4
Restructuring and other similar costs (Note 7)	0.9	2.4
Other current liabilities	2.8	3.8

Total current liabilities	46.6	48.9

Affiliate debt (Note 11)	149.0	152.8
Deferred taxes	52.0	52.3
Accrued pension and other postretirement benefit liabilities (Notes 8 and 9)	101.4	91.9
Other noncurrent liabilities	6.9	6.7

	309.3	303.7
Parent company investment:
Accumulated other comprehensive income (loss):
Foreign currency translation adjustment	(13.9)	(19.3)
Minimum pension liability adjustment	(16.5)	(14.7)
Other Business equity	123.5	132.9

	93.1	98.9

Total liabilities and Parent company investment	$449.0	$451.5

The accompanying notes are an integral part of these combined financial statements.

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Combined Statements of Operations

(In Millions)

	Year ended December 31,
	2003	2002	2001
Net revenue	$522.3	$465.9	$491.9
Cost of sales	454.5	400.4	414.9

Gross profit	67.8	65.5	77.0

Operating expenses:
Selling, general, and administrative	50.3	51.6	54.3
Restructuring and other similar costs (credits), net (Note 7)	(1.9)	6.8	6.1

	48.4	58.4	60.4

Other (income) expense:
Interest expense	6.4	9.1	14.8
Interest income	(1.0)	(1.5)	(1.2)
Other income	(0.6)	(1.2)	(0.1)

	4.8	6.4	13.5

Income before income taxes	14.6	0.7	3.1
Income tax provision (Note 10)	5.5	4.1	6.9

Net income (loss)	$9.1	$(3.4)	$(3.8)

The accompanying notes are an integral part of these combined financial statements.

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Combined Statements of Changes in Parent Company Investment

(In Millions)

	Comprehensive Income (Loss)	Accumulated Other Comprehensive Income (Loss)	Other Business Equity	Total Parent Company Investment
Balances at January 1, 2001		$(12.1)	$169.7	$157.6
Net loss	$(3.8)	—	(3.8)	(3.8)
Translation adjustments	(0.8)	(0.8)	—	(0.8)
Effect of legal entity reorganization (see Note 1)	—	—	(13.9)	(13.9)
Net settlements with parent	—	—	42.0	42.0

Comprehensive loss	$(4.6)

Balances at December 31, 2001		$(12.9)	$194.0	$181.1
Net loss	$(3.4)	—	(3.4)	(3.4)
Translation adjustments	(6.4)	(6.4)	—	(6.4)
Recognition of US pension and OPEB liabilities (see Note 1)	—	(3.5)	(20.1)	(23.6)
Minimum pension liability, net of $7.1 tax benefit	(11.2)	(11.2)	—	(11.2)
Net settlements with parent	—	—	(37.6)	(37.6)

Comprehensive loss	$(21.0)

Balances at December 31, 2002		$(34.0)	$132.9	$98.9
Net income	$9.1	—	9.1	9.1
Translation adjustments	5.4	5.4	—	5.4
Minimum pension liability, net of $1.1 tax benefit	(1.8)	(1.8)	—	(1.8)
Net settlements with parent	—	—	(18.5)	(18.5)

Comprehensive income	$12.7

Balances at December 31, 2003		$(30.4)	$123.5	$93.1

The accompanying notes are an integral part of these combined financial statements.

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Combined Statements of Cash Flows

(In Millions)

	Year ended December 31,
	2003	2002	2001
Operating activities
Net income (loss)	$9.1	$(3.4)	$(3.8)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	24.5	23.2	23.6
Non-cash interest on affiliate debt	0.5	0.6	1.7
(Gain) loss on sale of property, plant, and equipment	(2.3)	4.3	(1.1)
Pension and postretirement benefit costs	12.0	5.4	2.4
Deferred income taxes	(1.9)	2.6	2.8
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(5.4)	(1.8)	11.1
Decrease (increase) in inventories	2.4	(1.7)	5.8
Decrease (increase) in prepaid expense and other current assets	(0.5)	2.9	(2.7)
(Decrease) increase in accounts payable	3.1	(2.4)	(3.3)
(Decrease) increase in accrued liabilities	(3.3)	6.7	(5.4)
(Decrease) increase in restructuring accruals	(1.9)	0.5	1.6
(Decrease) increase in other liabilities	(9.4)	(2.4)	6.8

Net cash provided by operating activities	26.9	34.5	39.5

Investing activities
Capital expenditures	(12.0)	(13.3)	(14.7)
Proceeds from sale of property, plant, and equipment	5.9	0.3	1.1

Net cash used in investing activities	(6.1)	(13.0)	(13.6)

Financing activities
Net receipts from (payments to) parent company	(18.5)	(37.6)	42.0
Net payments of affiliate debt	(4.2)	(3.8)	(63.6)

Net cash used in financing activities	(22.7)	(41.4)	(21.6)

Effect of changes in foreign exchange rates on cash	0.1	1.5	(0.1)

Change in cash and cash equivalents	(1.8)	(18.4)	4.2
Cash and cash equivalents—Beginning of year	8.4	26.8	13.8
Effect of legal entity reorganization (Note 1)	—	—	8.8

Cash and cash equivalents—End of year	$6.6	$8.4	$26.8

Supplemental disclosures of cash flow information:
Cash payments of interest	$5.9	$8.5	$13.1

The accompanying notes are an integral part of these combined financial statements.

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements

(Dollars in Millions)

1.    Description of Business and Summary of Significant Accounting Policies

Description of Business

The accompanying combined financial statements present, on an historical cost basis, the combined assets, liabilities, revenues, and expenses related to the BP Fabrics and Fibers Business (the Business) owned by BP p.l.c. (“BP”) and its affiliates. The Business is engaged in the manufacturing and marketing of polypropylene products used in carpet backing and industrial fabrics applications. During 2003, the Business had ongoing manufacturing and/or distribution operations located in the United States, Canada, Mexico, Brazil, Germany and Hungary. During 2002, BP announced the closure of the Business’ operations in Australia as described in Note 7 to these financial statements.

During 2001, BP reorganized its legal entities in Germany and Brazil, resulting in the creation of separate legal entities, comprised exclusively of Fabrics and Fibers Business activities and the financial attributes related thereto. Subsequent to the these reorganizations, the Business is comprised of all assets, liabilities, revenues, and expenses of a group of separate legal entities wholly-owned by BP except for certain assets related to the Business that are legally owned by a non Fabrics and Fibers Business and included in the combined financial statements. These legal-entity reorganizations caused certain assets and liabilities, which were previously reflected as components of parent company investment, to be recognized in the balance sheet of the Business. This resulted in a net decrease to parent company investment of $13.9 million in 2001.

Basis of Presentation

These financial statements include amounts that have been derived from the financial statements and accounting records of BP using the historical results of operations and historical cost basis of the assets and liabilities of the Business.

The accompanying combined balance sheets do not include certain BP assets or liabilities that are not specifically identifiable to the Business. BP performs cash management for the U.S. on a centralized basis and processes certain accounts payable, and other activity for the Business. It is not practicable to identify this portion of cash and accounts payable related to Business. See Note 11 for further description.

The combined statements of operations include all revenues and costs attributable to the Business including a charge or allocation of the costs for BP provided support services and BP corporate costs. See Note 11 for further discussion of charges and allocations relating to the Business’ transactions with BP.

All of the allocations and estimates in the combined statements of operations are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Business had been operated on a stand-alone basis. Because a direct ownership relationship does not exist among all the various entities comprising the Business, BP’s net investment in the Business is shown in lieu of stockholders’ equity in the Business’ financial statements.

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

Principles of Combination

The accompanying combined financial statements are presented on the basis of accounting principles generally accepted in the United States of America. The combined financial statements include the combined assets, liabilities, revenues, and expenses related to the BP Fabrics and Fibers Business for the years ended December 31, 2003, 2002, and 2001. All significant intercompany accounts and transactions have been eliminated except for BP affiliate debt and the accounts payable related to the Business’ polypropylene resin purchases from BP which are discussed more fully in Note 11.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and disclosures in the notes to the combined financial statements. Actual results could differ from the estimates and assumptions used.

Cash and Cash Equivalents

Cash equivalents consist of short-term, highly liquid investments with an original maturity of three months or less. Cash equivalents are stated at cost, which approximates fair value.

Third-Party Receivables

The Business provides an allowance for doubtful accounts equal to estimated losses that will be incurred in the collection of the receivables. Estimated losses are based on historical collection experience, as well as, a review by management of the current status of all receivables.

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined using the last in, first out (LIFO) method for substantially all domestically held raw materials, work in process, and finished goods. Inventories valued under the LIFO method represented 53% and 55% of total inventories at December 31, 2003 and December 31, 2002, respectively. For most other non-U.S. operations, cost is determined using the first in, first out (FIFO) method. Storehouse stock, process material, and packaging inventories are carried at average cost.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the depreciable assets, as follows:

Land	None
Buildings	20 to 40 years
Machinery and equipment	7 to 20 years
Other assets	3 to 14 years

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

Depreciation expense is classified in the income statement as cost of sales and selling, general and administrative expense as appropriate.

Impairment of Long-Lived Assets

Long-lived assets and intangibles subject to amortization are reviewed for impairment when changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the carrying amount of the asset or asset group exceeds the expected undiscounted cash flows of the asset or asset group, an impairment charge is recognized equal to the amount by which the carrying amount exceeds the estimated fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less estimated costs of disposal and are no longer depreciated.

Intangible Assets

Intangible assets consist of goodwill and technology licenses. Effective January 1, 2002, the Business adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142). Under SFAS 142, goodwill is no longer amortized, and is instead subject to annual impairment tests. Other intangible assets continue to be amortized over their useful lives.

Parent Company Investment

The parent company investment included in the balance sheet reflects BP’s investment in the Business, accumulated earnings and losses of the Business, less dividends paid, and accumulated other comprehensive income. Debt instruments issued to BP affiliates and trade payables related to resin purchases from BP affiliates are recognized as liabilities in the combined balance sheet; all other balances with BP affiliates are included within parent company investment. The operations of the Business in the United States participate in BP’s centralized cash management programs. Disbursements are made through centralized accounts payable systems, which are operated by BP. Cash receipts are transferred to centralized accounts, also maintained by BP. As cash is disbursed and received by BP, it is accounted for through parent company investment.

These financial statements include direct charges for certain BP provided services and allocations of BP’s expenses for general corporate expenses, income taxes, and non charged services provided by BP, which are discussed in Note 11 to these financial statements.

Income Taxes

The Business recognized deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts, using enacted statutory tax rates applicable to future years when the temporary difference is expected to reverse. The Business records a valuation allowance when it determines that it is more likely than not that all or a portion of a deferred tax asset will not be realized.

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

The operating results of the Business are included in BP’s consolidated U.S. federal and state tax returns and in the tax returns of certain foreign entities. The provision for income taxes in the accompanying financial statements reflects BP’s allocation of income taxes as if the Business had filed separate tax returns for the periods presented. Income taxes payable in the U.S. are settled with BP through parent company investment.

Foreign Currency Translation

The functional currency for all non-U.S. operations of the Business is the applicable local currency. The functional currency is translated into U.S. dollars for balance sheet accounts using the rates in effect as of the balance sheet date and weighted average exchange rate for revenue and expense accounts for each respective period. The translation adjustments are deferred as a separate component of parent company investment, within other comprehensive income. Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the operations involved are included in other income or expense.

Included in other income are gains (losses) from foreign currency transactions of $1.3 million, $0.3 million, and ($0.8) million for the years ended December 31, 2003, 2002, and 2001, respectively.

Pension and Other Postretirement Benefits

Where the Business has its own pension and other postretirement benefit arrangements in place for its employees, the cost of providing pensions is charged to income on a systematic basis. Pension surpluses and deficits are amortized over the average expected remaining service lives of current employees. Amounts accrued for both funded and unfunded pension and other postretirement benefit liabilities are included within “Accrued pension and other postretirement benefit liabilities.”

During 2001, the Business shared pension and other postretirement benefit arrangements with other BP businesses. The Business has included an allocated charge in the statement of operations to reflect the costs specifically related to the Business. The Pension and postretirement plans were administered by BP on a consolidated basis and, as such, separate information relating to assets and liabilities were not available for the Business. The Business’ share of pension and other postretirement liabilities associated with such arrangements is not reflected in these combined financial statements for 2001. Such liabilities are represented as a component of BP parent company investment.

Beginning January 1, 2002, BP began tracking financial information relating to the pension and post retirement plans by individual businesses. As such, beginning in 2002, the Business’ share of pension and other postretirement liabilities associated with such arrangements is reflected in these combined financial statements for 2002 and beyond. As a result, liabilities totaling $38.6 million ($23.6 million net of tax) were recognized in the Business’ balance sheet as of January 1, 2002.

The pension and other postretirement benefit costs included in the statement of operations of the Business represent the costs specific to the benefit plans operated for employees of the

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

Business, calculated in accordance with accounting principles generally accepted in the United States using a combination of BP and Business-specific assumptions.

Revenue Recognition

The Business recognizes revenue from sales of product when title has passed, which is generally when the product is shipped. The Business has certain sales rebate programs with some customers, which periodically require rebate payments. The Business estimates amounts due under these sales rebate programs at the time of shipment. Net sales relating to any particular shipment are based upon the amount invoiced for the shipped goods, less estimated future rebate payments, allowances, and sales returns. These estimates are based upon the Business’ historical experience. The Business records allowances for discounts and returns based on the historical relationships between shipments and returns. Revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

Cost of Sales

The Business classifies the costs of manufacturing and distributing its products as cost of sales. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Fixed manufacturing costs include, among other things, plant site operating costs and overhead, production planning and logistics, repair and maintenance, plant site purchasing costs, and engineering and technical support costs. Distribution, freight and warehousing costs are also included in cost of sales.

Shipping and Handling Costs

Shipping and handling costs are included within cost of sales and were $15.4 million, $15.7 million, and $18.5 million in 2003, 2002, and 2001, respectively.

Advertising and Sales Promotion Costs

Advertising and sales promotion costs are expensed as incurred and are included in selling, general, and administrative expense. These costs amounted to $0.8 million, $1.0 million, and $1.0 million for the years ended December 31, 2003, 2002, and 2001, respectively.

Research and Development Costs

Research and development costs are expensed as incurred and are included within selling, general, and administrative expense. The Business recognized $7.2 million, $7.3 million, and $8.0 million of research and development costs in 2003, 2002, and 2001, respectively. The Business’ research and technology activities primarily involve providing technical support to manufacturing and customers. Research and technology also develops new products and evolutionary improvements of existing products to better meet customer requirements.

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

Concentration of Credit Risk

Credit is extended by the Business based upon an evaluation of the customer’s financial position, and generally collateral is not required. Credit losses are provided for in the combined financial statements and consistently have been within management’s expectations.

Two customers individually accounted for more than 10% of net sales in 2003, the first amounting to $106.5 million and the second amounting to $55.2 million. In 2002 and 2001, one customer accounted for more than 10% of net sales amounting to $90.9 million and $87.7 million, respectively. These major customers represented approximately 20% and 11%, of the outstanding trade accounts receivable balance respectively as of December 31, 2003 and 17% of the outstanding trade accounts receivable balance at December 31, 2002.

Fair Value of Financial Instruments

The carrying amounts of cash, trade receivables, and trade payables approximated fair values as of December 31, 2003 and 2002. The carrying value of the Business’ affiliate debt of $141.3 million at December 31, 2003 and 2002, approximates fair value as it bears interest at a variable market rate. The fair value of the Business’ 8.0% second loan was $12.3 million at December 31, 2003, as compared to its carrying value of $11.4 million. The fair value of this loan was determined based upon discounted cash flows analysis at prevailing market rates.

Fiscal Year

The Business adheres to a calendar fiscal year ending on December 31. Additionally, quarterly reporting adheres to the calendar quarters of March 31, June 30, and September 30.

Reclassifications

Certain prior period financial statement balances have been reclassified to conform to the current year presentation.

Adoption of New Accounting Pronouncements

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (SFAS 143). SFAS 143 requires companies to record liabilities equal to the fair value of their asset retirement obligations when they are incurred (typically when the asset is installed at the production location). When the liability is initially recorded, companies capitalize an equivalent amount as part of the cost of the asset. Over time the liability is accreted for the change in its present value each period, and the initial capitalized cost is depreciated over the useful life of the related asset. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The adoption was not material to the Business’ results of operations or financial position.

In January 2003, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146). Under FAS 146, a liability for costs associated with an exit or disposal activity should be recognized when the

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

liability is incurred. Previously, under EITF Issue No. 94-3, such a liability was recognized at the date of commitment to an exit plan. SFAS 146 also makes some changes to the timing of recognizing severance pay costs where benefit arrangements require employees to render future service beyond a minimum retention period. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS 146 did not have a material effect on either the Business’ financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). FIN 46 expands consolidated financial statements to include certain variable interest entities (VIEs). VIEs are to be consolidated by a company which is considered to be the primary beneficiary of that entity, even if the company does not have majority ownership. FIN 46 is immediately effective for VIEs created or acquired after January 31, 2003 and is effective for the Business for accounting periods ending after March 31, 2004 for VIEs existing at January 31, 2003. As the Business does not have any VIEs, the adoption of this standard had no effect to its net earnings or financial position.

Recently Issued Accounting Pronouncements and Guidance

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was enacted in the U.S. The Act provides a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least equivalent to the benefit provided by Medicare. The postretirement benefit obligation at December 31, 2003 and postretirement benefit expense for the year ended December 31, 2003 do not reflect any effects of the Act. The FASB is currently considering the accounting for the federal subsidy.

2.    Accounts Receivable

Accounts receivable consist of the following:

	December 31,
	2003	2002
Trade accounts receivable, gross	$76.2	$67.4
Less:
Allowance for discounts and returns	(0.6)	(0.5)
Allowance for doubtful accounts	(3.7)	(2.3)

Accounts receivable, net	$71.9	$64.6

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

3.    Inventories

Inventories consist of the following:

	December 31,
	2003	2002
Raw materials	$12.7	$12.5
Work in process	16.5	13.3
Finished goods	35.8	31.6

	65.0	57.4
Less: LIFO reserve	(14.7)	(7.6)

	50.3	49.8
Storehouse stock and other	5.8	6.5

Total Inventories, net	$56.1	$56.3

The LIFO reserve represents the difference between U.S. inventories valued on a FIFO basis and their LIFO cost. In 2003, 2002 and 2001 inventory quantities decreased and resulted in a liquidation of LIFO inventory quantities carried at costs prevailing in prior years that differ from the cost of purchases in these years. The effect of the liquidations in 2003 and 2002 was not material. The effect of the liquidation in 2001 was to increase income before income taxes by $0.8 million. Inventory balances are shown net of a reserve for obsolescence that was approximately $1.6 million and $1.4 million as of December 31, 2003 and 2002, respectively.

4.    Intangible Assets

Indefinite lived intangible assets consist of goodwill associated with the acquisition of Phillips Fibers Company in 1993 totaling $44.6 million. Effective January 1, 2002, the Business adopted the provisions of SFAS 142, and ceased to amortize goodwill from that date. Accumulated amortization through December 31, 2001 was $42.2 million. Prior to 2002, goodwill was amortized over 10 years on a straight line basis. Had SFAS 142 been adopted for the 2001 accounting period, net loss would have decreased by $1.4 million to $2.4 million.

In 2002 and 2003, the Business completed its annual impairment tests and determined that there was no impairment of goodwill. The Business carries out its annual impairment tests in December.

Definite lived intangible assets consist of a technology license purchased by the Business’ Germany location. The technology license has a 15-year economic life and is being amortized on a straight-line basis.

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

Intangible assets are summarized as follows:

	December 31,
	2003	2002
Intangible asset not subject to amortization
Goodwill	$2.4	$2.4

Intangible assets subject to amortization
Technology license	0.4	0.5

Accumulated amortization	0.0	0.0

Total intangible assets	$2.8	$2.9

5.    Property, Plant, and Equipment

Property, plant, and equipment consisted of the following:

	December 31,
	2003	2002
Land	$11.6	$11.8
Buildings and land improvements	157.0	155.3
Machinery, equipment, and other	600.8	591.5
Construction in progress	14.9	9.9

Total property, plant, and equipment	784.3	768.5
Less: Accumulated depreciation	(514.5)	(488.7)

Property, plant, and equipment, net	$269.8	$279.8

6.    Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses are as follows:

	December 31,
	2003	2002
Trade payables	$15.6	$11.3
BP affiliates	2.8	4.0
Accrued salaries and wages	11.8	11.0
Other	8.4	12.0

Accounts payable and accrued expenses	$38.6	$38.3

7.    Restructuring and Other Similar Costs

In 2003, management restructured the operations of its Seneca plant by changing it from a stand-alone plant to a satellite operation, thereby reducing its management personnel. Additionally, the operations of the plant’s manufacturing processes were streamlined, enabling a reduction in its production personnel. This restructuring was completed by September 2003,

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

and resulted in a pre-tax charge of $0.9 million for the year ended December 31, 2003, which was comprised of severance related costs for approximately 20 employees.

In 2002, BP announced the cessation of manufacturing operations at the Business’ site located in Sydney, Australia. The plant closure was substantially complete by December 31, 2002. Certain assets were relocated within existing operations of the Business, and the remainder were sold or otherwise disposed of. The closure resulted in a pre-tax charge of $6.8 million for the year ended December 31, 2002, which was comprised of severance related costs of $2.1 million for approximately 80 employees, charges of $3.3 million for asset write-offs and $1.4 million in other closure-related costs. Of these amounts, $1.3 million remained unpaid at December 31, 2002, and is included within “Restructuring and other similar costs” accruals; this amount was subsequently paid in 2003. The closure also generated a net pre-tax credit to income of $2.8 million for the year ended December 31, 2003 representing a net gain on the sale of land and buildings in connection with the closure.

In 2001, the Business engaged in restructuring activity in both the U.S. and Europe to respond to the economic downturn that began in 2000. The objective of the restructuring was to eliminate excess capacity across the Business. As a result, the restructuring led to the elimination of certain management and operating personnel across the Business. The Business recognized a pre-tax charge of $6.1 million in connection with such restructuring, the majority of which related to severance related costs for approximately 150 employees. Of this amount, $1.1 million and $.9 million remained unpaid at December 31, 2002 and December 31, 2003, respectively.

The charges for restructuring and other similar costs are comprised of the following:

	Year ended December 31,
	2003	2002	2001
Employee severance and exit costs accrued	$0.9	$2.1	$6.1
Impairment of long-lived assets	—	3.3	—
Amounts expensed as incurred	—	1.4	—

Gain on sale of land and building	(2.8)	—	—

Restructuring and other similar costs per the combined statement of operations.	$(1.9)	$6.8	$6.1

Restructuring accruals are summarized as follows:

	December 31,
	2003	2002
Balance at beginning of period	$2.4	$1.9
Cash payments	(1.9)	(1.6)
Accrue for new committed / announced program	0.9	2.1
Reverse excess accrual	(0.5)	—

Balance at end of period	$0.9	$2.4

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

8.    Pension Benefits

The Business operates two defined benefit pension plans in the U.S. which are eligible to all employees who have completed a qualifying length of service. The Business operates an unfunded defined benefit pension plan in Germany, which is available to all employees with greater than five years of service. Benefits for all plans are generally based on employees’ years of service and salary levels. For the U.S. plans, contribution amounts are determined by independent actuaries using an actuarial method that has an objective of providing an adequate fund to meet pension obligations as they mature. Pension costs have been derived using the projected unit credit method and are based on a combination of BP and Business-specific assumptions that may not necessarily mimic the assumptions of the Business as a stand-alone entity.

The weighted-average assumptions used in calculating the pension obligations as of December 31 (the measurement date), and related net periodic benefit costs were as follows:

	2003		2002		2001
	U.S.	Germany	U.S.	Germany	U.S.	Germany
Used to determine benefit obligations:
Discount rate	6.00%	5.75%	6.75%	6.00%	7.25%	6.00%
Future salary increases	4.00	2.50	4.00	2.50	4.00	2.50

Used to determine net periodic benefit cost:
Discount rate	6.75%	6.00%	6.75%	6.00%	7.5%	6.00%
Expected return on assets.	8.00	N/A	8.00	N/A	10.00	N/A
Compensation increase	4.00	2.00	4.00	2.00	4.00	2.50

The expected long-term return on plan assets reflects management’s expectations of the long-term average returns of each asset class, weighted by the anticipated allocation of pension assets to that asset class. Various independent market forecasts and information are considered when developing the expected return including long-term historical returns, current and expected market conditions and investment strategy.

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

	2003	2002
Change in pension obligation
Pension obligation at beginning of year	$116.6	$27.6
Recognition of U.S. pension plans at January 1, 2002 (see Note 1)	—	79.7
Service cost	3.2	2.7
Interest cost	7.6	7.2
Benefits paid	(9.6)	(8.7)
Plan amendments	0.8	—
Loss on settlement payments	0.8	—
Actuarial loss	9.0	3.0
Impact of changes in foreign exchange rates	6.8	5.1

Pension obligation at end of year	$135.2	$116.6

Change in plan assets
Fair value of plan assets at beginning of year	$48.5	$—
Recognition of U.S. pension plans at January 1, 2002 (see Note 1)	—	62.6
Actual return on plan assets	10.3	(8.0)
Employer contributions	9.9	2.6
Benefits paid	(9.6)	(8.7)

Fair value of plan assets at end of year	$59.1	$48.5

Reconciliation of funded status
Funded status	$(76.1)	$(68.1)
Unrecognized prior service cost	(1.7)	(2.6)
Unrecognized transition obligation	(0.2)	(0.7)
Unrecognized actuarial loss	35.3	33.5

Net amount recognized in the balance sheet	$(42.7)	$(37.9)

Balance sheet components
Accrued pension liability	$(69.8)	$(62.1)
Accumulated other comprehensive income	27.1	24.2

Net amount recognized in the balance sheet	$(42.7)	$(37.9)

	2003	2002	2001
Components of net periodic pension cost
Service cost	$3.2	$2.7	$2.6
Interest cost	7.6	7.2	7.5
Expected return on plan assets	(5.5)	(7.0)	(7.8)
Amortization of transition amount	(0.5)	(0.5)	(0.5)
Amortization of prior service cost	(0.2)	(0.3)	(0.1)
Settlements, curtailments and other	2.6	0.3	2.1
Amortization of unrecognized actuarial (gain)/loss	0.5	(0.1)	0.2

Net periodic pension cost	$7.7	$2.3	$4.0

The accumulated benefit obligation for the defined benefit pension plans was $127.6 million and $109.0 million at December 31, 2003 and 2002, respectively.

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

The increase in the minimum pension liability, included in other comprehensive income, for the years ended December 31, 2003 and 2002 amounted to $2.9 million and $18.3 million, respectively.

The Business expects to contribute $2.6 million to its U.S. pension plans during 2004.

Plan Assets

Pension plan asset allocations at December 31, 2003 and 2002, by asset category, are as follows:

	2003		2002
	Assets	Percent	Assets	Percent
Asset category
U.S. equity	$32.8	55%	$25.3	52%
Non-U.S. equity	12.2	21	9.1	19
Fixed income	8.6	15	8.1	17
Cash	2.1	4	1.2	2
Other	3.4	5	4.8	10

Total	$59.1	100%	$48.5	100%

Pension plan assets are held in a trust. The primary objective of the trust is to accumulate a pool of assets sufficient to meet the obligations of the various plans. BP, on behalf of the Business, invests the assets of the trust in a manner consistent with its fiduciary obligations and principles that reflect current practices in portfolio management.

In order to provide reasonable assurance that no single security or type of security has an unwarranted impact on the total portfolio, the investment portfolio is diversified by asset class exposure. The long-term target asset allocation policy for the plans is as follows:

Asset category	Policy target
U.S. equity	55%
Non-U.S. equity	20%
Fixed income	18%
Cash	—
Other	7%

Variations from the target policy mix are adjusted through the allocation of annual contributions and withdrawals, and transfers between asset classes. Direct investment of trust assets in securities of BP or its affiliates is prohibited.

9.    Other postretirement benefits

The Business provides certain health care and life insurance benefits for retired employees in the United States. Costs borne by the Business for retirees are based on age and length of service at retirement. The health care benefits are provided through the Business’ medical

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

benefit plan, and a BP Group Term Life Insurance Plan in which the Business participates. The other postretirement obligations and related costs reflected in these financial statements for 2003 and 2002 reflect the benefit arrangements specific to the employees of the Business and are based on a combination of BP and Business-specific assumptions that may not necessarily mimic the assumptions of the Business as a stand-alone entity.

	2003	2002
Change in benefit obligation
Benefit obligation at beginning of year	$40.4	$—
Recognition of U.S. benefit plan at January 1, 2002 (see Note 1)	—	31.9
Service cost	1.1	0.8
Interest cost	2.7	2.2
Benefits paid	(2.6)	(2.1)
Actuarial loss	31.9	7.6

Benefit obligation at end of year	$73.5	$40.4

Reconciliation of funded status
Funded status	$(73.5)	$(40.4)
Unrecognized prior service cost	(0.2)	(0.4)
Unrecognized actuarial loss	42.1	11.0

Net amount recognized in the balance sheet	$(31.6)	$(29.8)

	2003	2002	2001
Components of net periodic benefit cost
Service cost	$1.1	$0.8	$1.0
Interest cost	2.7	2.2	3.0
Amortization of prior service cost	(0.2)	(0.2)	(0.2)
Amortization of unrecognized actuarial loss	0.7	0.3	1.3

Net periodic benefit cost	$4.3	$3.1	$5.1

The weighted-average assumptions used in calculating the other postretirement benefit obligations as at December 31 (the measurement date), and related costs were as follows:

	2003	2002	2001
Used to determine benefit obligations:
Discount rate	6.00%	6.75%	7.25%

Used to determine net periodic benefit cost:
Discount rate	6.75%	7.25%	7.50%

The assumed rates of future increases in per capita cost of health care benefits (health care cost trend rate) for 2004 are 11% for those beneficiaries under age 65 and 14% for those beneficiaries aged 65 and over, each declining gradually to 5% and 6% respectively for the year 2009 and subsequent years. The assumed rates of future increases in per capita cost of health care benefits (health care cost trend rate) for 2003 was 12% for those beneficiaries under age 65

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

and 15% for those beneficiaries aged 65 and over, each declining gradually to 5% and 6% respectively for the year 2009 and subsequent years.

Assumed health care cost trend rates have a significant effect on the amounts reported for other postretirement benefits. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	One- Percentage Point
	Increase	Decrease
Effect on total service and interest cost for 2003	$0.5	$(0.4)
Effect on year end 2003 postretirement benefit obligation	10.3	(8.0)

As discussed in Note 1, the postretirement benefit obligation at December 31, 2003 and postretirement benefit expense for the year ended December 31, 2003 do not reflect any effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003.

10.    Income Taxes

Income (loss) before income taxes consisted of the following:

	Year ended December 31,
	2003	2002	2001
U.S. operations	$9.9	$0.5	$(1.6)
Non-U.S. operations	4.7	0.2	4.7

	$14.6	$0.7	$3.1

The provision (benefit) for income taxes consisted of the following:

	Year ended December 31,
	2003	2002	2001
Current:
Federal	$4.5	$0.9	$3.4
State	0.5	0.1	0.4
Non-U.S.	2.1	0.5	4.3

	7.1	1.5	8.1

Deferred:
Federal	(1.6)	(0.5)	(3.7)
State	(0.1)	0.1	(0.4)
Non-U.S.	0.1	3.0	2.9

	(1.6)	2.6	(1.2)

Total	$5.5	$4.1	$6.9

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

The deferred tax charge for the year ended December 31, 2001 includes $2.7 million representing a valuation allowance against a deferred tax asset previously recorded by the Business in Mexico related to net operating loss carryforwards.

The major components of deferred tax assets and liabilities were as follows:

	December 31,
	2003	2002
Deferred tax liabilities:
Property, plant, and equipment	$50.1	$50.8
Other	1.9	1.5

Total deferred tax liabilities	52.0	52.3

Deferred tax assets:
Accrued liabilities	34.0	31.5
Net operating loss carryforwards	15.9	10.3
Recoverable asset tax	3.9	3.9

	53.8	45.7
Valuation allowance	(18.3)	(11.8)

Net deferred tax assets	35.5	33.9

Net deferred tax liability	$16.5	$18.4

The net operating loss carryforwards relate to the operations located in Mexico and Europe. The tax losses of $11.7 million for the operations in Mexico expire on varying dates through 2013; those attributable to the European operations amount to $38.4 million and do not expire.

The provision (benefit) for income taxes differs from the amount computed by applying the U.S. statutory federal income tax rate as follows:

	Year ended December 31,
	2003	2002	2001
Tax computed at statutory rate	$5.1	$0.3	$1.0
Permanent income tax disallowances	(0.3)	(0.2)	2.1
State taxes, net of federal benefit	0.4	0.1	(0.3)
Foreign tax rate differences	(0.3)	(0.2)	(0.7)
Tax settlements	(0.7)	—	0.6
Mexico valuation allowance	—	—	2.7
Other valuation allowances	1.9	3.7	1.4
Other, net	(0.6)	0.4	0.1

	$5.5	$4.1	$6.9

11.    Transactions with BP

For purposes of preparing these combined financial statements, BP has made certain allocations of its expenses to the Business. Management believes the assumptions underlying

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

such allocations of the combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily reflect the Business’ results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Business been a stand-alone company during the periods presented.

Cash Management

The operations of the Business in the United States participate in BP’s centralized cash management programs. Disbursements are made through centralized accounts payable systems which are operated by BP. Cash receipts are transferred to centralized accounts, also maintained by BP. As cash is disbursed and received by BP, it is accounted for through parent company investment. The Business’ operations in Europe also participate in certain aspects of BP’s European cash management programs. Cash and cash equivalents reflected on the combined balance sheet relate to the non-U.S. operations that operate their own cash management systems. The overall level of cash required by the Business’ operations may be greater than the amounts reflected in the financial statements.

A summary of significant transactions with BP is shown below:

	Year ended December 31,
	2003	2002	2001
Purchases of polypropylene resin	$68.1	$80.3	$87.8
BP support services	6.3	8.9	11.9
General corporate expenses	3.0	2.1	3.1
Employee benefits	25.1	22.9	23.6
Interest on affiliate debt	5.3	7.8	15.2

Purchases of Polypropylene Resin

The Business purchases a significant portion of its polypropylene resin, the primary raw material used in products, from BP. Resin purchases from BP are at prices that approximate general market prices.

BP Support Services

During the period covered by these financial statements, BP has provided the Business with certain centralized staff functions such as legal, accounting, tax, human resources, information technology, environmental, health and safety, and management’s stock option expenses. BP has charged the estimated cost of providing these services to the Business in the period in which such services were provided. In isolated instances BP also provides certain services to the Business at no charge which have been estimated and allocated to the Business as a part of general corporate expenses.

General Corporate Expenses

A portion of general BP corporate costs have been allocated to the Business based on the Business’ capital employed, capital spending, headcount, or other appropriate bases and are

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

included in the statement of operations. All of the allocations and estimates in the combined statements of operations are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Business had been operated on a stand-alone basis.

Employee Benefits

The Business participates in defined benefit pension and other postretirement benefit plans, which include plans administered by BP affiliates. These plans cover the bulk of the employees of the Business. In the U.S., the Business has two defined benefit pension plans, a medical benefit plan, and participates in the BP-administered Group Term Life Insurance Plan. Costs associated with the provision of benefits under the pension and other postretirement benefit plans were calculated in accordance with accounting principles generally accepted in the United States, and are disclosed in Note 8 to the financial statements; these costs are excluded from the table above. Other employee benefit costs charged to the Business include medical, dental and life insurance for active employees, 401(k) savings expenses, long-term disability, vision, and payroll taxes.

Affiliate Debt

The Business has certain long-term debt obligations to BP consisting of the following:

The Business entered into a $500 million loan agreement facility (effective December 31, 1995) under which the principal amount outstanding as of December 31, 2003 and 2002 was $141.3 million. Under the terms of the agreement, the business is to repay the principal balance through a balloon payment upon maturity (December 31, 2006) and interest payments at a rate of 130% of the U.S. federal discount rate are to be made semi-annually. Interest payments in the amounts of $4.7 million, $6.9 million, and $14.8 million were made in 2003, 2002, and 2001, respectively and settled through the parent company investment account.

The Business entered into a second loan agreement with BP (effective July 5, 1996) in the principal amount of $50 million that matures on July 5, 2006. Under the terms of the agreement, the business is to make annual payments including both the principal and interest. Interest expense accrues at a fixed rate of 8%. The principal balance outstanding as of December 31, 2003 and 2002 was $11.5 million and $15.4 million respectively. The Business made cash payments for principal and interest totaling $4.9 million, $5.2 million and $5.5 million during the years ended 2003, 2002, and 2001 respectively. Additionally, the Business accrued interest expense in the amount of $0.4 million and $0.5 million in 2003 and 2002, respectively.

These loans are subject to certain affirmative and negative covenants and are subject to customary events of default.

Maturities of long-term debt as of December 31, 2003 are as follows:

	2004	2005	2006
Loan # 1	—	—	$141.3
Loan # 2	$3.8	$3.8	$3.9

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

In 2001, the Business recognized interest expense of $4.0 million relating to debt with BP in connection with a capital lease between BP and the Industrial Development Board of Roanoke, Alabama. The leased assets were pledged as security for the Industrial Development Bonds, which were recorded on the books of BP. In June 2001, BP retired the underlying bonds and recognized a charge of $25.8 million, which is not reflected in these financial statements.

12.    Commitments and Contingencies

The Business is involved in various unresolved legal actions and claims arising in the normal course of business. Although it is not possible to predict with certainty the outcome of the unresolved legal actions, management believes these unresolved legal actions will not have a material effect on the results of operations or financial position of the Business.

Self Insurance

The Business is generally self-insured for general, product and environmental liabilities, workers’ compensation, and certain employee health benefits. However, in certain instances where required by local statute or contract, the Business maintains independent third-party policies. Expenses related to claims against the Business’ self insurance and third party premiums are included in the combined statement of operations. The Business has established accrued liabilities in the amount of $7.8 million and $8.2 million for the years ending December 31, 2003 and 2002, respectively, relating to reserves for workers’ compensation and employee health benefits.

Environmental Matters

The Business is subject to loss contingencies pursuant to various federal, state, and local environmental laws and regulations. These include possible obligations to remove or mitigate the effects on the environment of the placement, storage, disposal, or release of certain chemical or petroleum substances by the Business or other parties.

Environmental remediation liabilities amounted to $0.9 million and $0.5 million at December 31, 2003 and 2002, respectively. These liabilities, which are included within “Other noncurrent liabilities” in the balance sheet, primarily relate to potential claims by the state of Georgia for new landfill caps for two landfill sites and a small, divested warehouse/light manufacturing site where all are recorded on a undiscounted basis.

Prior to 2002, the Business participated in the remediation of a groundwater contamination site for its former manufacturing facility in Hawkesbury, Ontario. During 2001, the town of Hawkesbury purchased the site and assumed the future environmental obligation. The environmental liability recognized in the balance sheet at the date of sale was $2.1 million and was released to “Other (income) expense” in 2001 as part of the gain on disposal of the site.

Leases

The Business leases certain facilities and equipment under noncancelable operating leases expiring at various dates through 2010. A number of these leases contain renewal options. The

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

future minimum payments under noncancelable operating leases are summarized below as of December 31, 2003 (in millions):

2004	$0.6
2005	0.5
2006	0.5
2007	0.4
2008	0.3
Thereafter	0.4

Total minimum lease payments	$2.7

Rent expense for the years ended December 31, 2003, 2002, and 2001 amounted to $2.6 million, $2.9 million, and $2.3 million, respectively.

13.    Business Segment and Geographic Area Information

The Business operates as a collection of regional businesses, and within the North America region, further breaks down its operations into furnishings and industrial fabrics, resulting in the following reportable segments:

•	North America

•	Furnishings

•	Industrial Fabrics

•	Europe

•	Brazil

•	Other

Within North America, the Business operates with two segments—furnishings and industrial products. The furnishings segment includes the manufacture and sale of various woven and nonwoven fabrics primarily to carpet and furniture/bedding manufacturers for incorporation into their various manufactured furnishing products. The industrial fabrics segment includes the manufacture and sale of woven and nonwoven fabrics into various industrial applications such as geotextile end-uses, fabric bags/containers and protective coverings. Consistent with management of the business, this segment also includes all of the Business’ Mexico manufacturing and selling activity because the majority of its activities relate to industrial fabric products.

The Europe regional segment primarily sells furnishing products (carpet backing only), which accounted for more than 85% of its revenues in 2003, along with some industrial fabric geotextile products and insignificant revenues related to a new developmental product.

The Brazil regional segment primarily sells industrial fabrics products (which accounted for more than 80% of its revenues in 2003) along with some furnishing products (carpet backing only).

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

The Other category captures the Australian regional segment. Prior to early 2003, the Australian regional segment included manufacturing, sales and marketing activities. In late 2002 and concluding in early 2003, the Business closed its Australia manufacturing facilities and subsequently discontinued its wholly owned sales/marketing activities there. Since cessation of the Business’ wholly owned sales/marketing activities in early 2003, the Business continues to sell to Australia and other Asia customers with U.S. and European exported products marketed through a third-party distributor.

Segment sales are based on the location of the selling entity rather than the location of the customer. For example, European export sales to customers in Egypt or Australia are included in the Europe regional segment results.

Measure of Segment Profit or Loss and Segment Assets

Segment profitability is measured by pre-tax earnings from continuing operations less net interest expense, allocated BP corporate costs and the U.S. LIFO adjustment. All revenues and costs except BP corporate costs are allocated to a segment. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

Intersegment sales and transfers are recorded at cost plus an agreed upon intercompany profit on intersegment sales or transfers.

The Business’ assets, which are recorded by country, are not allocated to product segments within the North America regional segment.

Two external customers within the furnishings segment individually accounted for more than 10% of net sales in 2003, the first amounting to $106.5 million and the second amounting to $55.2 million. In 2002 and 2001, one customer within the furnishings segment accounted for more than 10% of net revenue amounting to $90.9 million and $87.7 million, respectively.

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

	Years ended December 31,
	2003	2002	2001
Revenues
Revenues from external customers:
North America
Furnishings	$313.6	$273.2	$294.4
Industrial Fabrics	101.3	89.3	98.8
Europe	80.3	74.3	69.5
Brazil	25.3	18.3	19.3
Other	1.8	10.8	9.9

Total revenues from external customers	$522.3	$465.9	$491.9

Intersegment sales:
North America
Furnishings	$0.9	$2.0	$0.6
Industrial Fabrics	4.2	2.2	2.4
Europe	0.9	1.5	1.8
Brazil	—	—	—
Other	—	—	—

Total intersegment sales	$6.0	$5.7	$4.8

Total revenues	$528.3	$471.6	$496.7

Reconciling items
Intersegment revenues	$6.0	$5.7	$4.8

Total consolidated revenues	$522.3	$465.9	$491.9

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

	Years ended December 31,
	2003	2002	2001
Depreciation and amortization expense
North America
Furnishings	$13.8	$12.3	$13.9
Industrial Fabrics	5.8	5.6	6.6
Europe	4.6	4.5	2.2
Brazil	0.3	0.2	0.3
Other	—	0.6	0.6

Total depreciation and amortization expense	$24.5	$23.2	$23.6

Total consolidated depreciation and amortization expense	$24.5	$23.2	$23.6

Segment profit
North America
Furnishings	$39.6	$22.2	$30.5
Industrial Fabrics	(12.7)	(12.8)	(14.5)
Europe	(2.9)	1.2	(2.1)
Brazil	4.1	4.0	3.1
Other	2.0	(7.3)	0.1

Total segment profit	$30.1	$7.3	$17.1

Reconciling items
LIFO expense	$7.1	$(3.1)	$(2.7)
BP corporate costs	3.0	2.1	3.1
Interest expense	6.4	9.1	14.8
Interest income	(1.0)	(1.5)	(1.2)

Total consolidated earnings before income taxes	$14.6	$0.7	$3.1

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

Enterprise wide information

The net revenues are attributed to countries and regions based on the Business’ selling location rather than the customers’ buying location. However, given the small magnitude of exports, the following table also provides a close approximation of net revenues by customers’ location.

	Years ended December 31,
	2003	2002	2001
Revenues
Net Revenues by product
Furnishings	$393.0	$360.0	$378.7
Industrial Fabrics	129.3	105.9	113.2

Total	$522.3	$465.9	$491.9
Net Revenues by Geography
US	$380.7	$326.9	$359.0
Other North America	34.2	35.6	34.2

Total North America	414.9	362.5	393.2
Europe	80.3	74.3	69.5
Brazil	25.3	18.3	19.3
Other	1.8	10.8	9.9

Total	$522.3	$465.9	$491.9

	December 31,
	2003	2002
Long-lived assets
US	$190.8	$202.4
Other North America	9.7	11.2

Total North America	200.5	213.6
Europe	59.4	57.3
Brazil	9.9	6.7
Other	—	2.2

Total	$269.8	$279.8

14.     Sale of the Business

On October 4, 2004, Propex Fabrics Inc. (the “Company”) entered into a stock purchase agreement with BP Amoco Chemical Holding Company, an indirect subsidiary of BP p.l.c. Pursuant to the stock purchase agreement, BP sold to the Company the Business. Total consideration received by BP for the sale of the Business was approximately $340.0 million.

On December 1, 2004, the Company consummated the acquisition of the Business, with a portion of the purchase price having been financed with the proceeds of $150 million 10% Senior Notes due 2012 (the “Notes”), issued by the Company concurrent with the acquisition.

Effective with the acquisition, the Company reorganized the Business’ corporate structure and began operating under the name of Propex Fabrics Inc. The Company also formed two domestic subsidiary holding companies (“Propex Fabrics International Holdings I Inc.” and

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

“Propex Fabrics International Holdings II Inc.”, collectively the “Guarantors”) to own the capital stock of its foreign subsidiaries. These domestic subsidiaries guarantee the Notes on a joint and several basis. The Company’s foreign subsidiaries do not guarantee the Notes, and these foreign subsidiaries are included in the following tables on a combined basis as the Nonguarantor subsidiaries.

The following tables set forth the Company’s combined condensed financial position as of September 30, 2004 and December 31, 2003 and 2002, and the combined condensed results of operations and related cash flows for the nine months ended September 30, 2003 and 2004 and years ended December 31, 2003, 2002 and 2001. Amounts reflected in the “Company” column include those of the issuer of the Notes, combined with amounts related to the Guarantors for the corresponding period, and excluding amounts related to the Nonguarantor subsidiaries, which are presented separately. As the Guarantors did not exist during the periods presented in these financial statements, separate financial information related thereto has not been included in the tables. Finally, inter-company eliminating amounts have been presented to derive the Business’ financial information on a combined basis for all periods presented.

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

Condensed Combined Balance Sheet

September 30, 2004

	Company	Nonguarantor Subsidiaries	Eliminations	Combined
Assets
Current assets:
Cash and cash equivalents	$(0.3)	$6.4	$—	$6.1
Accounts receivable, net	73.4	34.9	—	108.3
Accounts receivable, affiliates	3.5	4.8	(8.3)	—
Inventories	35.6	27.8	—	63.4
Deferred income taxes	3.7	—	—	3.7
Prepaid expenses and other current assets	0.1	3.7	—	3.8

Total current assets	116.0	77.6	(8.3)	185.3

Other assets:
Intangible assets, net	2.4	0.3	—	2.7
Deferred income taxes	27.5	6.5	—	34.0
Other assets	19.1	1.2	(17.2)	3.1

Property, plant, and equipment, net	176.0	75.5	—	251.5

Total assets	$341.0	$161.1	$(25.5)	$476.6

Liabilities and Parent company investment
Current liabilities:
Accounts payable:
Trade	$29.6	$7.3	$—	36.9
Affiliates	6.0	5.8	(9.0)	2.8
Accrued liabilities	10.1	8.9	—	19.0
Current portion of debt and accrued interest —Affiliate	—	5.3	—	5.3
Restructuring and other similar accruals	—	1.5	—	1.5
Other current liabilities	2.8	1.8	—	4.6

Total current liabilities	48.5	30.6	(9.0)	70.1

Affiliate debt	141.3	7.7	—	149.0
Deferred taxes	42.6	7.4	—	50.0
Accrued pension and other postretirement benefit liabilities	64.4	45.1	—	109.5
Other noncurrent liabilities	6.2	0.3	—	6.5

Parent company investment	38.0	70.0	(16.5)	91.5

Total liabilities and Parent company investment	$341.0	$161.1	$(25.5)	$476.6

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

Condensed Combined Balance Sheet

December 31, 2003

	Company	Nonguarantor Subsidiaries	Eliminations	Combined
Assets
Current assets:
Cash and cash equivalents	$(0.3)	$6.9	$—	$6.6
Accounts receivable, net	46.0	25.9	—	71.9
Accounts receivable, affiliates	2.4	—	(2.4)	—
Inventories	33.5	22.6	—	56.1
Deferred income taxes	4.8	—	—	4.8
Prepaid expenses and other current assets	0.1	3.6	—	3.7

Total current assets	86.5	59.0	(2.4)	143.1

Other assets:

Intangible assets, net	2.4	0.4	—	2.8
Deferred income taxes	24.4	6.3	—	30.7
Other assets	17.9	1.9	(17.2)	2.6

Property, plant, and equipment, net	190.7	79.1	—	269.8
Total assets	$321.9	$146.7	$(19.6)	$449.0

Liabilities and Parent company investment
Current liabilities:
Accounts payable:
Trade	$13.2	$2.4	$—	15.6
Affiliates	3.2	0.8	(1.2)	2.8
Accrued liabilities	15.9	4.3	—	20.2
Current portion of debt and accrued interest – Affiliate	—	4.3	—	4.3
Restructuring and other similar accruals	—	0.9	—	0.9
Other current liabilities	1.1	1.7	—	2.8

Total current liabilities	33.4	14.4	(1.2)	46.6

Affiliate debt	141.3	7.7	—	149.0
Deferred taxes	44.8	7.2	—	52.0
Accrued pension and other postretirement benefit liabilities	56.9	44.5	—	101.4
Other noncurrent liabilities	6.4	0.5	—	6.9

Parent company investment	39.1	72.4	(18.4)	93.1

Total liabilities and Parent company investment	$321.9	$146.7	$(19.6)	$449.0

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

Condensed Combined Balance Sheet

December 31, 2002

	Company	Nonguarantor Subsidiaries	Eliminations	Combined
Assets
Current assets:
Cash and cash equivalents	$(0.3)	$8.7	$—	$8.4
Accounts receivable, net	38.6	26.0	—	64.6
Accounts receivable, affiliates	3.5	0.4	(3.9)	—
Inventories	35.6	20.7	—	56.3
Deferred income taxes	3.6	—	—	3.6
Prepaid expenses and other current assets	0.1	4.1	—	4.2

Total current assets	81.1	59.9	(3.9)	137.1

Other assets:
Intangible assets, net	2.4	0.5	—	2.9
Deferred income taxes	24.3	6.0	—	30.3
Other assets	17.4	1.2	(17.2)	1.4

Property, plant, and equipment, net	201.7	78.1	—	279.8

Total assets	$326.9	$145.7	$(21.1)	$451.5

Liabilities and Parent company investment
Current liabilities:
Accounts payable:
Trade	$9.1	$2.2	$—	$11.3
Affiliates	4.3	3.6	(3.9)	4.0
Accrued liabilities	17.3	6.5	—	23.8
Current portion of debt and accrued interest – Affiliate	—	4.4	—	4.4
Restructuring and other similar accruals	—	2.4	—	2.4
Other current liabilities	—	3.0	—	3.0

Total current liabilities	30.7	22.1	(3.9)	48.9

Affiliate debt	141.3	11.5	—	152.8
Deferred taxes	46.5	5.8	—	52.3
Accrued pension and other postretirement benefit liabilities	55.4	36.5	—	91.9
Other noncurrent liabilities	5.4	1.3	—	6.7

Parent company investment	47.6	68.5	(17.2)	98.9

Total liabilities and Parent company investment	$326.9	$145.7	$(21.1)	451.5

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

Condensed Combined Statement of Operations

Nine Months Ended September 30, 2004

	Company	Nonguarantor Subsidiaries	Eliminations	Combined
Net revenue	$349.3	$125.1	$(15.1)	$459.3
Cost of sales	311.5	108.7	(15.1)	405.1

Gross profit	37.8	16.4	—	54.2

Operating expenses:
Selling, general, and administrative	25.9	10.0	—	35.9
Restructuring and other similar expenses (credits)	—	1.1	—	1.1
Loss on abandonment of long-lived assets	2.2	—	—	2.2

Other (income) expense:
Interest expense	4.4	0.7	—	5.1
Interest income	—	(0.5)	—	(0.5)
Other expense (income)	—	0.3	—	0.3

Income before income taxes	5.3	4.8	—	10.1
Income tax provision	2.6	1.3	—	3.9

Net income	$2.7	3.5	—	$6.2

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

Condensed Combined Statement of Operations

Year Ended December 31, 2003

	Company	Nonguarantor Subsidiaries	Eliminations	Combined
Net revenue	$399.7	142.6	(20.0)	$522.3
Cost of sales	346.6	127.9	(20.0)	454.5

Gross profit	53.1	14.7	—	67.8

Operating expenses:
Selling, general, and administrative	37.0	13.3	—	50.3
Restructuring and other similar expenses (credits)	0.9	(2.8)	—	(1.9)
Loss on abandonment of long-lived assets	—	—	—	—

Other (income) expense:
Interest expense	5.3	1.1	—	6.4
Interest income	—	(1.0)	—	(1.0)
Other expense (income)	—	(0.6)	—	(0.6)

Income before income taxes	9.9	4.7	—	14.6
Income tax provision	3.2	2.3	—	5.5

Net income	$6.7	2.4	—	$9.1

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

Condensed Combined Statement of Operations

Nine Months Ended September 30, 2003

	Company	Nonguarantor Subsidiaries	Eliminations	Combined
Net revenue	$306.8	$106.1	$(15.3)	$397.6
Cost of sales	261.5	94.6	(15.3)	340.8

Gross profit	45.3	11.5	—	56.8

Operating expenses:
Selling, general, and administrative	25.0	10.8	—	35.8
Restructuring and other similar expenses (credits)	0.9	(2.8)	—	(1.9)
Loss on abandonment of long-lived assets	—	—	—	—

Other (income) expense:
Interest expense	4.3	0.9	—	5.2
Interest income	—	(0.8)	—	(0.8)
Other expense (income)	—	(0.4)	—	(0.4)

Income before income taxes	15.1	3.8	—	18.9
Income tax provision	6.0	2.3	—	8.3

Net income	$9.1	1.5	—	$10.6

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

Condensed Combined Statement of Operations

Year Ended December 31, 2002

	Company	Nonguarantor Subsidiaries	Eliminations	Combined
Net revenue	$349.5	$138.9	$(22.5)	$465.9
Cost of sales	301.4	121.5	(22.5)	400.4

Gross profit	48.1	17.4	—	65.5

Operating expenses:
Selling, general, and administrative	39.2	12.4	—	51.6
Restructuring and other similar expenses (credits)	0.1	6.7	—	6.8
Loss on abandonment of long-lived assets	—	–	—	—

Other (income) expense:
Interest expense	6.9	2.2	—	9.1
Interest income	(0.1)	(1.4)	—	(1.5)
Other expense (income)	—	(1.2)	—	(1.2)

Income before income taxes	2.0	(1.3)	—	0.7
Income tax provision	0.6	3.5	—	4.1

Net income	$1.4	(4.8)	—	$(3.4)

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

Condensed Combined Statement of Operations

Year Ended December 31, 2001

	Company	Nonguarantor Subsidiaries	Eliminations	Combined
Net revenue	$376.2	$133.8	$(18.1)	$491.9
Cost of sales	320.3	112.7	(18.1)	414.9

Gross profit	55.9	21.1	—	77.0

Operating expenses:
Selling, general, and administrative	40.7	13.6	—	54.3
Restructuring and other similar expenses (credits)	4.5	1.6	—	6.1
Loss on abandonment of long-lived assets	—	—	—	—

Other (income) expense:
Interest expense	13.3	1.5	—	14.8
Interest income	—	(1.2)	—	(1.2)
Other expense (income)	(1.3)	1.2	—	(0.1)

Income before income taxes	(1.3)	4.4	—	3.1
Income tax provision	(0.2)	7.1	—	6.9

Net income	$(1.1)	(2.7)	—	$(3.8)

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

Condensed Combined Statement of Cash Flows

Nine Months Ended September 30, 2004

	Company	Nonguarantor Subsidiaries	Combined
Operating activities
Net income	$2.7	$3.5	$6.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13.6	4.3	17.9

Noncash interest on related party debt	0.7	0.4	1.1
Gain on sale of property, plant, and equipment	—	(0.2)	(0.2)
Loss on abandonment of long-lived assets	2.2	—	2.2
Pension and postretirement benefit costs	7.5	0.6	8.1
Deferred income taxes	(4.1)	(1.9)	(6.0)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(27.4)	(10.0)	(37.4)
Decrease (increase) in inventories	(2.1)	(5.6)	(7.7)
Decrease (increase) in prepaid expenses and other assets	(0.1)	(0.6)	(0.7)
(Decrease) increase in accounts payable	19.2	1.9	21.1
(Decrease) increase in accrued liabilities	(5.8)	5.1	(0.7)
(Decrease) increase in restructuring accruals	—	0.7	0.7
(Decrease) increase in other liabilities	1.5	0.1	1.6

Net cash provided by operating activities	7.9	(1.7)	6.2

Investing activities
Capital expenditures	(2.3)	(2.0)	(4.3)
Proceeds from sale of property, plant, and equipment	—	0.4	0.4

Net cash used in investing activities	(2.3)	(1.6)	(3.9)

Financing activities
Net payments to parent company	(5.6)	2.8	(2.8)
Net payments of affiliate debt	—	—	—

Net cash used in financing activities	(5.6)	2.8	(2.8)
Effect of changes in foreign exchange rates on cash	—	—	—

Change in cash and cash equivalents	—	(0.5)	(0.5)
Cash and cash equivalents – Beginning of period	(0.3)	6.9	6.6

Cash and cash equivalents – End of period	$(0.3)	$6.4	$6.1

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

Condensed Combined Statement of Cash Flows

Year Ended December 31, 2003

	Company	Nonguarantor Subsidiaries	Combined
Operating activities
Net income	$6.7	$2.4	$9.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18.3	6.2	24.5
Noncash interest on related party debt	—	0.5	0.5
Gain on sale of property, plant, and equipment	—	(2.3)	(2.3)
Loss on abandonment of long-lived assets	—	—	—
Pension and postretirement benefit costs	1.5	10.5	12.0
Deferred income taxes	(3.0)	1.1	(1.9)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(7.4)	2.0	(5.4)
Decrease (increase) in inventories	2.1	0.3	2.4
Decrease (increase) in prepaid expenses and other assets	(0.4)	(0.1)	(0.5)
(Decrease) increase in accounts payable	3.0	0.1	3.1
(Decrease) increase in accrued liabilities	(1.4)	(1.9)	(3.3)
(Decrease) increase in restructuring accruals	—	(1.9)	(1.9)
(Decrease) increase in other liabilities	2.1	(11.5)	(9.4)

Net cash provided by operating activities	21.5	5.4	26.9

Investing activities
Capital expenditures	(7.5)	(4.5)	(12.0)
Proceeds from sale of property, plant, and equipment	0.6	5.3	5.9

Net cash used in investing activities	(6.9)	0.8	(6.1)

Financing activities
Net payments to parent company	(14.6)	(3.9)	(18.5)
Net payments of affiliate debt	—	(4.2)	(4.2)

Net cash used in financing activities	(14.6)	(8.1)	(22.7)
Effect of changes in foreign exchange rates on cash	—	0.1	0.1

Change in cash and cash equivalents	—	(1.8)	(1.8)
Cash and cash equivalents – Beginning of period	(0.3)	8.7	8.4

Cash and cash equivalents – End of period	$(0.3)	$6.9	$6.6

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

Condensed Combined Statement of Cash Flows

Nine Months Ended September 30, 2003

	Company	Nonguarantor Subsidiaries	Combined
Operating activities
Net income	$9.1	$1.5	$10.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13.2	4.1	17.3
Noncash interest on related party debt	—	0.4	0.4
Gain on sale of property, plant, and equipment	—	(2.9)	(2.9)
Loss on abandonment of long-lived assets	—	—	—
Pension and postretirement benefit costs	3.2	(0.9)	2.3
Deferred income taxes	(2.8)	1.0	(1.8)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(30.3)	3.1	(27.2)
Decrease (increase) in inventories	0.7	(1.8)	(1.1)
Decrease (increase) in prepaid expenses and other assets	(0.6)	0.4	(0.2)
(Decrease) increase in accounts payable	11.5	0.8	12.3
(Decrease) increase in accrued liabilities	4.3	0.8	5.1
(Decrease) increase in restructuring accruals	0.1	(1.4)	(1.3)
(Decrease) increase in other liabilities	2.9	(2.6)	0.3

Net cash provided by operating activities	11.3	2.5	13.8

Investing activities
Capital expenditures	(3.7)	(2.4)	(6.1)

Proceeds from sale of property, plant, and equipment	0.3	5.1	5.4

Net cash used in investing activities	(3.4)	2.7	(0.7)

Financing activities
Net payments to parent company	(7.9)	(3.0)	(10.9)
Net payments of affiliate debt	—	(4.8)	(4.8)

Net cash used in financing activities	(7.9)	(7.8)	(15.7)
Effect of changes in foreign exchange rates on cash	—	(1.0)	(1.0)

Change in cash and cash equivalents	—	(3.6)	(3.6)
Cash and cash equivalents – Beginning of period	(0.3)	8.7	8.4

Cash and cash equivalents – End of period	$(0.3)	$5.1	$4.8

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

Condensed Combined Statement of Cash Flows

Year Ended December 31, 2002

	Company	Nonguarantor Subsidiaries	Combined
Operating activities
Net income	$1.4	$(4.8)	$(3.4)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17.7	5.5	23.2
Noncash interest on related party debt	—	0.6	0.6
Gain on sale of property, plant, and equipment	1.0	3.3	4.3
Loss on abandonment of long-lived assets	—	—	—
Pension and postretirement benefit costs	—	5.4	5.4
Deferred income taxes	(5.7)	8.3	2.6
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	3.7	(5.5)	(1.8)
Decrease (increase) in inventories	1.1	(2.8)	(1.7)
Decrease (increase) in prepaid expenses and other assets	0.4	2.5	2.9
(Decrease) increase in accounts payable	0.3	(2.7)	(2.4)
(Decrease) increase in accrued liabilities	1.4	5.3	6.7
(Decrease) increase in restructuring accruals	(0.4)	0.9	0.5
(Decrease) increase in other liabilities	2.9	(5.3)	(2.4)

Net cash provided by operating activities	23.8	10.7	34.5

Investing activities
Capital expenditures	(6.0)	(7.3)	(13.3)
Proceeds from sale of property, plant, and equipment	0.1	0.2	0.3

Net cash used in investing activities	(5.9)	(7.1)	(13.0)

Financing activities
Net payments to parent company	(18.0)	(19.6)	(37.6)
Net payments of affiliate debt	—	(3.8)	(3.8)

Net cash used in financing activities	(18.0)	(23.4)	(41.4)
Effect of changes in foreign exchange rates on cash	—	1.5	1.5

Change in cash and cash equivalents	(0.1)	(18.3)	(18.4)
Cash and cash equivalents – Beginning of period	(0.2)	27.0	26.8

Cash and cash equivalents – End of period	$(0.3)	$8.7	$8.4

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

Condensed Combined Statement of Cash Flows

Year Ended December 31, 2001

	Company	Nonguarantor Subsidiaries	Combined
Operating activities
Net income	$(1.1)	$(2.7)	$(3.8)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19.4	4.2	23.6
Noncash interest on related party debt	1.5	0.2	1.7
Gain on sale of property, plant, and equipment	1.2	(2.3)	(1.1)
Loss on abandonment of long-lived assets	—	—	—
Pension and postretirement benefit costs	—	2.4	2.4
Deferred income taxes	(11.5)	14.3	2.8
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	9.4	1.7	11.1
Decrease (increase) in inventories	5.6	0.2	5.8
Decrease (increase) in prepaid expenses and other assets	(0.5)	(2.2)	(2.7)
(Decrease) increase in accounts payable	0.7	(4.0)	(3.3)
(Decrease) increase in accrued liabilities	2.6	(8.0)	(5.4)
(Decrease) increase in restructuring accruals	—	1.6	1.6
(Decrease) increase in other liabilities	(3.5)	10.3	6.8

Net cash provided by operating activities	23.8	15.7	39.5

Investing activities
Capital expenditures	(7.8)	(6.9)	(14.7)
Proceeds from sale of property, plant, and equipment	—	1.1	1.1

Net cash used in investing activities	(7.8)	(5.8)	(13.6)

Financing activities
Net payments to parent company	43.7	(1.7)	42.0
Net payments of affiliate debt	(59.8)	(3.8)	(63.6)

Net cash used in financing activities	(16.1)	(5.5)	(21.6)
Effect of changes in foreign exchange rates on cash	—	(0.1)	(0.1)

Change in cash and cash equivalents	(0.1)	4.3	4.2
Effect of legal entity reorganization	—	8.8	8.8
Cash and cash equivalents – Beginning of period	(0.1)	13.9	13.8

Cash and cash equivalents – End of period	$(0.2)	$27.0	$26.8

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Combined Balance Sheet (Unaudited)

(In Millions)

September 30, 2004

Assets
Current assets:
Cash and cash equivalents	$6.1
Accounts receivable, net	108.3
Inventories (Note 4)	63.4
Deferred income taxes	3.7
Prepaid expenses and other current assets	3.8

Total current assets	185.3

Other assets:

Intangible assets, net	2.7
Deferred income taxes	34.0
Other assets	3.1

39.8

Property, plant, and equipment, net	251.5

Total assets	$476.6

Liabilities and Parent company investment
Current liabilities:
Accounts payable:
Trade	$36.9
Affiliates	2.8
Accrued liabilities	19.0
Current portion of debt and accrued interest—Affiliate	5.3
Restructuring and other similar costs	1.5
Other current liabilities	4.6

Total current liabilities	70.1

Affiliate debt	149.0
Deferred taxes	50.0
Accrued pension and other postretirement benefit liabilities	109.5
Other noncurrent liabilities	6.5

315.0
Parent company investment
Accumulated other comprehensive income (loss):
Foreign currency translation adjustments	(18.8)
Minimum pension liability adjustment	(16.5)
Other Business equity	126.8

91.5

Total liabilities and Parent company investment	$476.6

See accompanying notes to unaudited combined financial statements.

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Combined Statements of Operations

(Unaudited)

(In Millions)

	Nine months ended
	September 30, 2004	September 30, 2003
Net revenue	$459.3	$397.6
Cost of sales	405.1	340.8

Gross profit	54.2	56.8

Operating expenses:
Selling, general, and administrative	35.9	35.8
Restructuring and other similar costs (credits)	1.1	(1.9)
Loss on abandonment of long-lived assets	2.2	—

	39.2	33.9

Other (income) expense:
Interest expense	5.1	5.2
Interest income	(0.5)	(0.8)
Other expense (income)	0.3	(0.4)

	4.9	4.0

Income before income taxes	10.1	18.9
Income tax provision	3.9	8.3

Net income	$6.2	$10.6

See accompanying notes to unaudited combined financial statements.

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Combined Statements of Cash Flows

(Unaudited)

(In Millions)

	Nine months ended
	September 30, 2004	September 30, 2003
Operating activities
Net income	$6.2	$10.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17.9	17.3
Noncash interest on related party debt	1.1	0.4
Gain on sale of property, plant, and equipment	(0.2)	(2.9)
Loss on abandonment of long-lived assets	2.2	—
Pension and postretirement benefit costs	8.1	2.3
Deferred income taxes	(6.0)	(1.8)
Changes in operating assets and liabilities:
Increase in accounts receivable	(37.4)	(27.2)
Increase in inventories	(7.7)	(1.1)
Increase in prepaid expenses and other assets	(0.7)	(0.2)
Increase in accounts payable	21.1	12.3
Increase in accrued liabilities	(0.7)	5.1
(Decrease) increase in restructuring accruals	0.7	(1.3)
(Decrease) increase in other liabilities	1.6	0.3

Net cash provided by operating activities	6.2	13.8

Investing activities
Capital expenditures	(4.3)	(6.1)
Proceeds from sale of property, plant, and equipment	0.4	5.4

Net cash used in investing activities	(3.9)	(0.7)

Financing activities
Net payments to parent company	(2.8)	(10.9)
Net payments of affiliate debt	—	(4.8)

Net cash used in financing activities	(2.8)	(15.7)
Effect of changes in foreign exchange rates on cash	—	(1.0)

Change in cash and cash equivalents	(0.5)	(3.6)
Cash and cash equivalents—Beginning of period	6.6	8.4

Cash and cash equivalents—End of period	$6.1	$4.8

See accompanying notes to unaudited combined financial statements.

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements

(Dollars in Millions)

(Unaudited)

1.    Basis of Presentation

These financial statements include amounts that have been derived from the financial statements and accounting records of BP using the historical results of operations and historical basis of the assets and liabilities of the Business.

The accompanying combined balance sheets do not include certain BP assets or liabilities that are not specifically identifiable to the Business. BP performs cash management for the U.S. on a centralized basis and processes certain accounts payable, and other activity for the Business. It is not practicable to identify this portion of cash and accounts payable related to Business. See Note 11 for further description.

The combined statements of operations include all revenues and costs attributable to the Business including a charge or allocation of the costs for BP provided support services and BP corporate costs. See Note 11 for further discussion of charges and allocations relating to the Business’ transactions with BP.

All of the allocations and estimates in the combined statements of operations are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Business had been operated on a stand-alone basis. Because a direct ownership relationship does not exist among all the various entities comprising the Business, BP’s net investment in the Business is shown in lieu of stockholders’ equity in the financial statements.

2.    Interim Financial Statements

The accompanying combined financial statements and related notes for the nine month periods ended September 30, 2004 and 2003 are unaudited and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of the Business. The operating results for the interim periods are not necessarily indicative of the operating results to be expected for a full year or for other interim periods. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to instructions, rules and regulations prescribed by the Securities and Exchange Commission (“SEC”). Although management believes that the disclosures provided are adequate to make the information presented not misleading, management recommends that these unaudited combined financial statements be read in conjunction with the audited combined financial statements and the related footnotes for the year ended December 31, 2003.

3.    Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and disclosures in the notes to the combined financial statements. Actual results could differ from the estimates and assumptions used.

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

(Unaudited)

4.    Inventories

Inventories consisted of the following:

	September 30,		December 31, 2003
	2004	2003
Raw materials	$15.5	$12.3	$12.7
Work in process	17.9	16.6	16.5
Finished goods	40.9	37.2	35.8

	74.3	66.1	65.0
Less: LIFO reserve	(17.1)	(13.1)	(14.7)

	57.2	53.0	50.3
Storehouse stock and other	6.2	6.4	5.8

Inventories (net)	$63.4	$59.4	$56.1

The LIFO reserve represents the difference between U.S. inventories valued on a FIFO basis and their LIFO cost. Inventory balances are shown net of a reserve for obsolescence that was approximately $1.6 million as of September 30, 2004 and December 31, 2003 and $1.4 million as of September 30, 2003.

5.    Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) is comprised of foreign currency translation adjustments and minimum pension liability adjustments. The following table sets forth the changes in accumulated other comprehensive income (loss), net of tax (in millions):

	Nine months ended September 30,
	2004	2003
Foreign currency translation (losses) gains	$(4.9)	$2.3
Net earnings	6.2	10.6

Comprehensive income	$1.3	$12.9

	September 30, 2004	September 30, 2003
Supplemental comprehensive income information:
Cumulative foreign currency translation gains	$(18.8)	$(17.0)
Cumulative minimum pension liability adjustments	(16.5)	(14.7)

Accumulated other comprehensive income	$(35.3)	$(31.7)

6.    Pension Benefits

The Business operates two defined benefit pension plans in the U.S. which are available to all employees who have completed a qualifying length of service. The Business sponsors an unfunded defined benefit pension plan in Germany, which is available to all employees with greater than five years of service. Benefits for all plans are generally based on employees’ years

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

(Unaudited)

of service and salary levels. For the U.S. plans, contribution amounts are determined by independent actuaries using an actuarial method that has an objective of providing an adequate fund to meet pension obligations as they mature. Pension costs have been derived using the projected unit credit method and are based on a combination of BP and Business-specific assumptions that may not necessarily mimic the assumptions of the Business as a stand-alone entity.

The components of the pension costs for the nine-month periods ended September 30, 2004 and 2003 were as follows:

	Nine months ended September 30,
	2004	2003
Service cost	$2.6	$2.3
Interest cost	5.7	5.5
Expected return on plan assets	(4.3)	(4.1)
Amortization of transition amount	(0.0)	(0.1)
Amortization of prior service cost	(0.1)	(0.2)
Amortization of unrecognized actuarial loss	0.7	0.4

Net periodic pension cost	$4.6	$3.8

During the nine month period ended September 30, 2004, the Business contributed $3.9 million to the U.S. pension plans. The Business expects to contribute $.7 million to its U.S. pension plans during the fourth quarter of fiscal year 2004.

7.    Other postretirement benefits

The Business provides certain health care and life insurance benefits for retired employees in the United States. Costs borne by the Business for retirees are based on age and length of service at retirement. The health care benefits are provided through the Business’ medical benefit plan, and a BP Group Term Life Insurance Plan in which the Business participates. The other postretirement obligations and related costs reflected in these financial statements for the nine months ending September 2004 and 2003 and for the years ended 2003 and 2002 reflect the benefit arrangements specific to the employees of the Business and are based on a combination of BP and Business-specific assumptions that may not necessarily mimic the assumptions of the Business as a stand-alone entity.

The components of the net postretirement benefit for the nine-month periods ended September 30, 2004 and 2003 were as follows:

	Nine months ended September 30,
	2004	2003
Components of net periodic benefit cost
Service cost	$2.0	$0.8
Interest cost	3.2	2.0
Amortization of prior service cost	—	(0.2)
Amortization of unrecognized actuarial loss	2.4	0.6

Net periodic benefit cost	$7.6	$3.2

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

(Unaudited)

Postretirement claims are paid as incurred.

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was enacted in the U.S. The Act provides a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least equivalent to the benefit provided by Medicare.

In May 2004, the Financial Accounting Standards Board issued Staff Position No. 106-2 “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP No. 106-2) to provide guidance on the accounting for the effects of the Act on postretirement health care plans that offer prescription drug benefits. The adoption of FSP No. 106-2 did not have an impact on the postretirement benefit obligation at September 30, 2004 or on the postretirement benefit expense for the nine month period ended September 30, 2004.

8.    Restructuring and other similar costs

In 2004, the Business engaged in restructuring activity in Europe to respond to declining European product demand and continued weakness in the European economy. The Business recognized a $1.1 million charge related to employee severance costs, with $.6 million unpaid at September 30, 2004.

In 2001, the Business engaged in restructuring activity in both the U.S. and Europe to respond to the economic downturn that began in 2000. The Business recognized a pre-tax charge of $6.1 million in connection with such restructuring, the majority of which related to severance related costs for approximately 150 employees. Of this amount, $.7 million and $.9 million remained unpaid at September 30, 2004 and December 31, 2003, respectively.

9.    Loss on abandonment of long-lived assets

During the second quarter of 2004, management conducted an evaluation of certain long-lived assets which had been removed from service. In connection with this evaluation, management concluded that certain of these assets would be permanently idled. As a result, these assets were treated as abandoned in June 2004, and the Business has recorded a loss on the abandonment of long-lived assets of approximately $2.2 million.

10.    Income Taxes

The Business’ effective income tax rate was 38.6% and 43.9% for the first nine months of 2004 and 2003, respectively. The provision for income taxes differs from the amount computed by applying the U.S. statutory federal income tax rate as follows:

	Nine months ended September 30,
	2004	2003
Tax computed at statutory rate	$3.5	$6.6
Permanent income tax disallowances	(0.3)	(0.3)
State taxes, net of federal benefit	0.4	0.6
Foreign tax rate differences	(0.2)	(0.3)
Other, net	0.5	1.7

	$3.9	$8.3

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

(Unaudited)

11.    Transactions with BP

For purposes of preparing these combined financial statements, BP has made certain allocations of its expenses to the Business. Management believes the assumptions underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily reflect the Business’ results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Business been a stand-alone company during the periods presented.

Cash Management

The operations of the Business in the United States participate in BP’s centralized cash management programs. Disbursements are made through centralized accounts payable systems which are operated by BP. Cash receipts are transferred to centralized accounts, also maintained by BP. As cash is disbursed and received by BP, it is accounted for through parent company investment.

A summary of significant transactions with BP is shown below:

	Nine months ended September 30,
	2004	2003
Purchases of polypropylene resin	$34.4	$42.8
BP support services	4.3	4.8
General corporate expenses	3.6	2.1
Employee benefits	21.5	19.0
Interest on affiliate debt	3.9	3.6

12.    Commitments and Contingencies

The Business is involved in various unresolved legal actions and claims arising in the normal course of business. Although it is not possible to predict with certainty the outcome of the unresolved legal actions, management believes these unresolved legal actions will not have a material effect on the results of operations or financial position of the Business.

Self Insurance

The Business is self-insured for general, product and environmental liabilities, workers’ compensation, and certain employee health benefits. Additionally, in certain instances where required by local statute or contract, the Business maintains other independent third-party policies. Expenses for the Business’ self insurance and third party premiums are included in the combined statement of operations.

Environmental Matters

The Business is subject to loss contingencies pursuant to various federal, state, and local environmental laws and regulations. These include possible obligations to remove or mitigate the effects on the environment of the placement, storage, disposal, or release of certain chemical or petroleum substances by the Business or other parties.

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

(Unaudited)

Environmental remediation liabilities amounted to $.9 million at both September 30, 2004 and December 31, 2003. These liabilities, which are included within “Other noncurrent liabilities” in the balance sheet, primarily relate to potential claims by the state of Georgia for new landfill caps for two landfill sites and a small, divested warehouse/light manufacturing site where all are recorded on a undiscounted basis.

13.    Business Segment Information

The Business operates as a collection of regional businesses, and within the North America region, further breaks down its operations into furnishings and industrial fabrics, resulting in the following reportable segments:

•	North America

•	Furnishings

•	Industrial Fabrics

•	Europe

•	Brazil

•	Other

Within North America, the business operates with two segments—furnishings and industrial products. The furnishings segment includes the manufacture and sale of various woven and nonwoven fabrics to primarily to carpet and furniture/bedding manufacturers for incorporation into their various manufactured furnishing products. The industrial fabrics segment includes the manufacture and sale of woven and nonwoven fabrics into various industrial applications such as geotextile end-uses, fabric bags/containers and protective coverings.

BP Fabrics and Fibers Business

(a business of BP p.l.c.)

Notes to Combined Financial Statements—(continued)

(Dollars in Millions)

(Unaudited)

Measure of Segment Profit or Loss and Segment Assets

Segment profitability is measured by pre-tax earnings from continuing operations less net interest expense, allocated BP corporate costs, and the U.S. LIFO adjustment.

The Business’ assets, which are recorded by country, are not allocated to product segments within the North America regional segment.

	Nine months ended September 30,
	2004	2003
Revenues
Revenues from external customers:
North America
Furnishings	$268.7	$239.8
Industrial Fabrics	93.9	78.1
Europe	67.9	59.4
Brazil	28.8	18.5
Other	—	1.8

Total revenues from external customers	459.3	397.6

Intersegment sales	0.2	1.1

Total revenues	459.5	398.7

Reconciling items

Intersegment revenues	0.2	1.1

Total consolidated revenues	459.3	397.6

Segment profit
North America
Furnishings	25.2	37.0
Industrial Fabrics	(7.8)	(8.5)
Europe	(2.1)	(2.9)
Brazil	5.4	3.1
Other	—	2.2

Total segment profit	20.7	30.9

Reconciling items
LIFO expense	2.4	5.5
BP corporate costs	3.6	2.1
Interest expense	5.1	5.2
Interest income	(0.5)	(0.8)

	10.6	12.0

Total consolidated income before income taxes	10.1	18.9

ANNEX A

PROPEX FABRICS INC.

LETTER OF TRANSMITTAL

LETTER OF TRANSMITTAL

To Tender for Exchange

10% Senior Notes due 2012

of

Propex Fabrics Inc.

Pursuant to the Prospectus dated             , 2005.

THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON             , 2005 UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (THE “EXPIRATION DATE”). TENDERS OF ORIGINAL NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

The Exchange Agent for the Exchange Offer is:

Wells Fargo Bank, N.A.

By Overnight Delivery or Regular Mail: Wells Fargo Bank, N.A. Corporate Trust Operations Sixth and Marquette MAC N9303-121 Minneapolis, MN 55479	By Facsimile: (612) 667-4927 Confirm by Telephone: (800) 344-5128	By Registered or Certified Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480-1517

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

HOLDERS WHO WISH TO BE ELIGIBLE TO RECEIVE EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER MUST VALIDLY TENDER (AND NOT WITHDRAW) THEIR ORIGINAL NOTES TO THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

This Letter of Transmittal is to be used by holders (“Holders”) of 10% Senior Notes due 2012 (the “Original Notes”) of Propex Fabrics Inc. (the “Company”) to receive 10% Exchange Senior Notes due 2012 (the “Exchange Notes”) of the Company if: (i) certificates representing Original Notes are to be physically delivered to the Exchange Agent herewith by such Holder; (ii) tender of Original Notes is to be made by book-entry transfer to the Exchange Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth under the caption “The Exchange Offer—Procedures for Tendering Original Notes—Book-Entry Delivery Procedures” in the Prospectus dated         , 2005 (the “Prospectus”); or (iii) tender of Original Notes is to be made according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery” in the Prospectus.

The undersigned hereby acknowledges receipt of the Prospectus. All capitalized terms used herein and not defined shall have the meanings ascribed to them in the Prospectus.

DTC participants that are accepting the exchange offer as set forth in the Prospectus and this Letter of Transmittal (which together constitute the “Exchange Offer”) must transmit their acceptance to DTC which will edit and verify the acceptance and execute a book-entry delivery to the Exchange Agent’s account at DTC. DTC will then send an agent’s message to the Exchange Agent for its acceptance. Delivery of the agent’s message by DTC will satisfy the terms of the Exchange Offer as to execution and delivery of a Letter of Transmittal by the participant identified in the agent’s message. By tendering Original Notes pursuant to the book- entry procedures established by DTC, the participant agrees to be bound by the terms of this Letter of Transmittal as if such participant had signed and physically delivered such document to the Exchange Agent.

Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

If a Holder wishes to surrender Original Notes pursuant to the Exchange Offer and cannot meet the Expiration Date deadline, or cannot deliver the Original Notes, the Letter of Transmittal or any other documentation on time, then the Holder must surrender the Original Notes according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery” in the Prospectus. See Instruction 2.

The undersigned should complete, execute and deliver this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer.

TENDER OF ORIGINAL NOTES
☐	CHECK HERE IF TENDERED ORIGINAL NOTES ARE ENCLOSED HEREWITH.

☐	CHECK HERE IF TENDERED ORIGINAL NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:

Name of Tendering Institution:

DTC Account Number:

Transaction Code Number:

☐	CHECK HERE AND ENCLOSE A PHOTOCOPY OF THE NOTICE OF GUARANTEED DELIVERY IF TENDERED ORIGINAL NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING:

Name(s) of Registered Holder(s):

Window Ticker Number (if any):

Date of Execution of Notice of Guaranteed Delivery:

Name of Eligible Institution that Guaranteed Delivery:

List below the Original Notes to which this Letter of Transmittal relates. The name(s) and address(es) of the registered Holder(s) should be printed, if not already printed below, exactly as they appear on the Original Notes tendered herewith. The Original Notes and the principal amount of Original Notes that the undersigned wishes to tender should be indicated in the appropriate boxes. If the space provided is inadequate, list the certificate number(s) and principal amount(s) on a separately executed schedule and affix the schedule to this Letter of Transmittal.

DESCRIPTION OF ORIGINAL NOTES

Name(s) and Address(es) of Registered Holder(s) (Please fill in if blank) See Instruction 3	Certificate Number(s)*	Aggregate Principal Amount Represented**	Principal Amount Tendered**

Total Principal Amount of Original Notes

*       Need not be completed by Holders tendering by book-entry transfer.

**    Unless otherwise specified, the entire aggregate principal amount represented by the Original Notes described above will be deemed to be rendered. See Instruction 4.

NOTE: SIGNATURES MUST BE PROVIDED BELOW.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies	and Gentlemen:

The undersigned hereby tenders to Propex Fabrics Inc. (the “Company”), upon the terms and subject to the conditions set forth in its Prospectus dated             , 2005 (the “Prospectus”), receipt of which is hereby acknowledged, and in accordance with this Letter of Transmittal (which together constitute the “Exchange Offer”), the principal amount of Original Notes indicated in the preceding table entitled “Description of Original Notes” under the column heading “Principal Amount Tendered.”

Subject to, and effective upon, the acceptance for purchase of the principal amount of Original Notes tendered herewith in accordance with the terms and subject to the conditions of the Exchange Offer, the undersigned hereby sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all of the Original Notes tendered hereby. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent as the true and lawful agent and attorney-in-fact of the undersigned (with full knowledge that the Exchange Agent also acts as the agent of the Company) with respect to such Original Notes, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) present such Original Notes and all evidences of transfer and authenticity to, or transfer ownership of, such Original Notes on the account books maintained by DTC to, or upon the order of, the Company, (ii) present such Original Notes for transfer of ownership on the books of the Company, and (iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Original Notes, all in accordance with the terms and conditions of the Exchange Offer as described in the Prospectus.

The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Original Notes tendered hereby and that the Company will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim, when the same are accepted by the Company. The undersigned also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or by the Company to be necessary or desirable to complete the sale, exchange, assignment and transfer of the Original Notes tendered hereby. The undersigned hereby further represents that any Exchange Notes acquired in exchange for Original Notes tendered hereby will have been acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the undersigned, that neither the holder of such Original Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the Holder of such Original Notes nor any such other person is an “affiliate,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), of the Company or a broker-dealer tendering the Original Notes acquired directly from the Company for its own account.

The undersigned also acknowledges that this Exchange Offer is being made in reliance on interpretations by the staff of the Securities and Exchange Commission (the “SEC”), as set forth in no-action letters issued to third parties, that the Exchange Notes issued in exchange for the Original Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an “affiliate” of the Company within the meaning of Rule 405 under the provisions of the Securities Act), provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes. The Company, however, does not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in other circumstances. If the undersigned is not a broker-dealer, the undersigned represents that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes and has no arrangement or understanding to participate in a distribution of Exchange Notes. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. If the undersigned is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes acquired as a result of market-making or other trading activities (a “Participating Broker-Dealer”), it represents that the Original Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making or other trading activities and acknowledges that it will deliver a prospectus (as amended or supplemented from time to time) in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such Participating Broker-Dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The Company has agreed that, subject to the provisions of the Registration Rights Agreement, dated November 26, 2003, among the Company, the guarantors named therein and the initial purchasers, the Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Original Notes which were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities, for a period ending on the earlier of (i) 180 days from the date the registration statement, of which the Prospectus is a part, is declared effective and (ii) the date on which a Participating Broker-Dealer is no longer required to deliver a Prospectus in order to resell the Exchange Notes or in connection with market-making or other trading activities. In that regard, each Participating Broker-Dealer by tendering such Original Notes and executing this Letter of Transmittal, agrees that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in the Prospectus untrue in any material respect or which causes the Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference therein, in light of the circumstances under which they were made, not misleading, such Participating Broker-Dealer will suspend the sale of Exchange Notes pursuant to the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to the Participating Broker-Dealer or the Company has given notice that the sale of the Exchange Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the Exchange Notes, it shall extend the period referred to above during which Participating Broker-Dealers are entitled to use the Prospectus in connection with the resale of Exchange Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the Exchange Notes or to and including the date on which the Company has given notice that the sale of Exchange Notes may be resumed, as the case may be.

Tenders of Original Notes may be withdrawn by written or facsimile transmission notice of withdrawal received by the Exchange Agent at any time prior to the Expiration Date. In the event of a termination of the Exchange Offer, the Original Notes tendered pursuant to the Exchange Offer will be returned to the tendering Holders promptly, at no cost (or, in the case of Original Notes tendered by book-entry transfer, such Original Notes will be credited to the account maintained at DTC from which such Original Notes were delivered). If the waiver of an unsatisfied condition by the Company constitutes a material change to the Exchange Offer, the Company will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer to the extent required by law.

The tender of Original Notes pursuant to any of the procedures set forth in the Prospectus and in the instructions hereto will constitute the undersigned’s acceptance of the terms and conditions of the Exchange Offer. The Company’s acceptance for exchange of Original Notes tendered pursuant to any of the procedures described in the Prospectus will constitute a binding agreement between the undersigned and the Company in accordance with the terms and subject to the conditions of the Exchange Offer. Under certain circumstances set forth in the prospectus, the Company may not be required to accept for exchange any of the Original Notes tendered hereby.

All authority conferred or agreed to be conferred by this Letter of Transmittal shall not be affected by, and shall survive the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned.

The delivery and surrender of any Original Notes is not effective, and the risk of loss of the Original Notes does not pass to the Exchange Agent or the Company, until receipt by the Exchange Agent of this Letter of Transmittal, or a manually signed facsimile hereof, properly completed and duly executed, together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company. All questions as to the validity, form, acceptance, withdrawal and eligibility, including time of receipt of surrendered original notes, will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Original Notes not properly surrendered, to reject any Original Notes if acceptance of them would, in the opinion of the Company’s counsel, be unlawful and to waive any defects, irregularities or conditions of surrender as to particular Original Notes.

Unless waived, the undersigned must cure any defects or irregularities in connection with surrenders of Original Notes on or before the Expiration Date. Although the Company intends to notify Holders of defects or irregularities in connection with surrenders of Original Notes, neither the Company, the Exchange Agent nor anyone else will be liable for failure to give such notice. Surrenders of Original Notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

Unless otherwise indicated herein under “Special Issuance Instructions,” the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for exchange be issued in the name(s) of the undersigned (and in the case of Original Notes tendered by book-entry transfer, by credit to the account of DTC), and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be issued to the undersigned. Similarly, unless otherwise indicated herein under “Special Delivery Instructions,” the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for exchange and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be delivered to the undersigned at the address shown below the undersigned’s signature(s). In the event that the “Special Issuance Instructions” box or the “Special Delivery Instructions” box is, or both are, completed, the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for purchase be issued in the name(s) of, certificates for such Original Notes be delivered to, and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be issued in the name(s) of, and be delivered to, the person(s) at the address(es) so indicated, as applicable. The Company has no obligation pursuant to the “Special Issuance Instructions” box or “Special Delivery Instructions” box to transfer any Original Notes from the name of the registered Holder(s) thereof if the Company does not accept for exchange any of the principal amount of such Original Notes so tendered.

☐	CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES IS AN AFFILIATE OF THE COMPANY.

☐	CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES DIRECTLY FROM THE COMPANY OR AN AFFILIATE OF THE COMPANY.

☐	CHECK HERE AND COMPLETE THE LINES BELOW IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES IN MARKET-MAKING OR OTHER TRADING ACTIVITIES. IF THIS BOX IS CHECKED, THE COMPANY WILL SEND 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO TO YOU OR SUCH BENEFICIAL OWNER AT THE ADDRESS SPECIFIED IN THE FOLLOWING LINES.

Name:

Address:

SPECIAL ISSUANCE INSTRUCTIONS

(See Instructions 1, 5, 6 and 7)

To be completed ONLY if Original Notes in a principal amount not tendered or not accepted for exchange are to be issued in the name of, or Exchange Notes are to be issued in the name of, someone other than the person(s) whose signature(s) appear(s) within this Letter of Transmittal or issued to an address different from that shown in the box entitled “Description of Original Notes” within this Letter of Transmittal.

Issue:  ☐      Original Notes

               ☐      Exchange Notes

(check as applicable)

Name:

(Please Print)

Address:

(Please Print)

(Zip Code)

(Tax Identification or Social Security Number)

(See Substitute Form W-9 herein)

SPECIAL DELIVERY INSTRUCTIONS

(See Instructions 1, 5, 6 and 7)

To be completed ONLY if Original Notes in a principal amount not tendered or not accepted for exchange or Exchange Notes are to be sent to someone other than the person(s) whose signature(s) appear(s) within this Letter of Transmittal or to an address different from that shown in the box entitled “Description of Original Notes” within this Letter of Transmittal.

Issue:  ☐      Original Notes

               ☐      Exchange Notes

(check as applicable)

Name:

(Please Print)

Address:

(Please Print)

(Zip Code)

(Tax Identification or Social Security Number)

(See Substitute Form W-9 herein)

PLEASE SIGN HERE

(To be completed by all tendering Holders of Original Notes

regardless of whether Original Notes are being physically delivered herewith)

This Letter of Transmittal must be signed by the registered Holder(s) exactly as name(s) appear(s) on certificate(s) for Original Notes or, if tendered by a participant in DTC, exactly as such participant’s name appears on a security position listing as owner of Original Notes, or by the person(s) authorized to become registered Holder(s) by endorsements and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 5.

Signature(s) of Registered Holder(s) or Authorized Signatory

(See guarantee requirement below)

Dated:

Name(s):

(Please Print)

Capacity (Full Title):

Address:

(Including Zip Code)

Area Code and Telephone Number:

Tax Identification or Social Security Number:

(Complete Accompanying Substitute Form W-9)

SIGNATURE GUARANTEE

(IF REQUIRED—SEE INSTRUCTIONS 1 AND 5)

Authorized Signature

Name of Firm

[place seal here]

INSTRUCTIONS

Forming Part of the Terms and Conditions of the Exchange Offer

1.    Signature Guarantees.    In the event that signatures on this letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be made by an Eligible Institution. As used herein and in the Prospectus, “Eligible Institution” means a firm or other entity identified in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, as “an eligible guarantor institution,” including (as such terms are defined therein) (1) a bank; (2) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (3) a credit union; (4) a national securities exchange, registered securities association or clearing agency; or (5) a savings association. Signatures on this Letter of Transmittal must be guaranteed by an Eligible Institution unless the Original Notes surrendered hereby are surrendered (i) by a registered Holder of Original Notes that has not completed the box titled “Special Delivery Instructions” on this Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 5.

2.    Delivery of Letter of Transmittal and Original Notes.    This Letter of Transmittal is to be completed by Holders if (i) certificates representing Original Notes are to be physically delivered to the Exchange Agent herewith by such Holders; (ii) tender of Original Notes is to be made by book-entry transfer to the Exchange Agent’s account at DTC pursuant to the procedures set forth under the caption “The Exchange Offer—Procedures for Tendering Original Notes—Book-Entry Delivery Procedures” in the Prospectus, or (iii) tender of Original Notes is to be made according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery” in the Prospectus. All physically delivered Original Notes, or a confirmation of a book-entry transfer into the Exchange Agent’s account at DTC of all Original Notes delivered electronically, as well as a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), any required signature guarantees and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth on the cover page hereto on or prior to the Expiration Date, or the tendering Holder must comply with the guaranteed delivery procedures set forth below. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

If a Holder desires to tender Original Notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Original Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Holder must tender such Original Notes pursuant to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery” in the Prospectus. Pursuant to such procedures:

(i) such tender must be made by or through an Eligible Institution,

(ii) prior to the Expiration Date, the Exchange Agent must receive from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Original Notes and the principal amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange (“NYSE”) trading days after the Expiration Date, this Letter of Transmittal (or facsimile hereof), together with the certificate(s) for all physically tendered Original Notes, or a book-entry confirmation, and any other documents required by this Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent, and

(iii) a properly executed Letter of Transmittal, as well as the certificate(s) for all physically tendered Original Notes in proper form for transfer or book-entry confirmation, as the case may be, and all other documents required by this Letter of Transmittal, must be received by the Exchange Agent within five NYSE trading days after the Expiration Date.

Any Holder of Original Notes who wishes to tender his Original Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery prior to 5:00 P.M., New York City time, on the Expiration Date. The Exchange Agent will send a notice of guaranteed delivery upon request if Original Notes are surrendered according to the guaranteed delivery procedures set forth above.

The method of delivery of this Letter of Transmittal, the Original Notes and all other required documents, including delivery through DTC, is at the election and risk of the tendering Holder and, except as otherwise provided in this Instruction 2, delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to such date.

No alternative, conditional or contingent tenders will be accepted. All tendering Holders, by execution of this Letter of Transmittal (or a facsimile thereof), waive any right to receive any notice of the acceptance of their Original Notes for exchange.

3.    Inadequate Space.    If the space provided herein is inadequate, the certificate numbers and/or the principal amount represented by Original Notes should be listed on a separate signed schedule attached hereto.

4.    Partial Tenders.    (Not applicable to Holders who tender by book-entry transfer). If Holders wish to tender less than the entire principal amount evidenced by an Original Note submitted, such Holders must fill in the principal amount that is to be tendered in the “Principal Amount Tendered” column of the box entitled “Description of Original Notes” on page 3 of this Letter of Transmittal. The minimum permitted tender is $1,000 in principal amount of Original Notes. All other tenders must be in integral multiples of $1,000 in principal amount. In the case of a partial tender of Original Notes, as soon as practicable after the Expiration Date, new certificates for the remainder of the Original Notes that were evidenced by such Holder’s old certificates will be sent to such Holder, unless otherwise provided in the appropriate box on this Letter of Transmittal. The entire principal amount that is represented by Original Notes delivered to the Exchange Agent will be deemed to have been tendered, unless otherwise indicated.

5.    Signatures on Letter of Transmittal, Instruments of Transfer and Endorsements.    If this Letter of Transmittal is signed by the registered Holder(s) of the Original Notes tendered hereby, the signatures must correspond exactly with the name(s) as written on the face of the certificate(s) without alteration, enlargement or any change whatsoever. If this Letter of Transmittal is signed by a participant in DTC whose name is shown as the owner of the Original Notes tendered hereby, the signature must correspond with the name shown on the security position listing as the owner of the Original Notes.

If any of the Original Notes tendered hereby are registered in the name of two or more Holders, all such Holders must sign this Letter of Transmittal. If any of the Original Notes tendered hereby are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

If this Letter of Transmittal or any certificates or bond powers or any Original Note or instrument of transfer is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of such person’s authority to so act must be submitted. Unless waived by the Company, such person must submit with this Letter of Transmittal evidence satisfactory to the Company of such person’s authority to act in the particular capacity.

When this Letter of Transmittal is signed by the registered Holder(s) of the Original Notes listed herein and transmitted hereby, no endorsements of Original Notes or separate instruments of transfer are required unless Exchange Notes are to be issued, or Original Notes not tendered or exchanged are to be issued, to a person other than the registered Holder(s), in which case signatures on such Original Notes or instruments of transfer must be guaranteed by an Eligible Institution.

If this Letter of Transmittal is signed other than by the registered Holder of any Original Notes listed in this Letter of Transmittal, then such Original Notes must be endorsed or accompanied by a properly completed bond power. The bond power must authorize the party signing this Letter of Transmittal to tender the Original Notes on behalf of the registered Holder and must be signed by the registered Holder as the registered Holder’s name appears on the Original Notes. Signatures on such certificate(s) must be guaranteed by an Eligible Institution.

6.    Special Issuance and Delivery Instructions.    If certificates for Exchange Notes or unexchanged or untendered Original Notes are to be issued in the name of a person other than the signer of this Letter of Transmittal, or if Exchange Notes or such Original Notes are to be sent to someone other than the signer of this Letter of Transmittal or to an address other than that shown herein, the appropriate boxes on this Letter of Transmittal should be completed. All Original Notes tendered by book-entry transfer and not accepted for payment will be returned by crediting the account at DTC designated herein as the account for which such Original Notes were delivered.

7.    Transfer Taxes.    The Company will pay all transfer taxes, if any, applicable to the transfer of Original Notes to it or its order pursuant to the Exchange Offer. If, however, Exchange Notes and/or substitute Original Notes not exchanged are to be delivered to, or are to be registered or issued in the name of, any person other than the Holder of the Original Notes tendered hereby, or if tendered Original Notes are registered in the name of any person other than the person signing this Letter of Transmittal, or if a transfer tax is imposed for any reason other than the transfer of Original Notes to the Company or its order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted herewith, the amount of such transfer taxes will be billed directly to such tendering Holder.

Except as provided in this Instruction 7, it will not be necessary for transfer tax stamps to be affixed to the Original Notes specified in this Letter of Transmittal.

8.    Waiver of Conditions.    The conditions of the Exchange Offer may be amended or waived by the Company in whole or in part at any time and from time to time in the Company’s sole discretion in the case of any Original Notes tendered.

9.    Substitute Form W-9.    Each tendering owner of an Original Note (or other payee) is required to provide the Exchange Agent with a correct taxpayer identification number (“TIN”), generally the owner’s social security or federal employer identification number, and with certain other information, on Substitute Form W-9, which is provided hereafter under “Important Tax Information,” and to certify that the owner (or other payee) is not subject to backup withholding. Failure to provide the information on the Substitute Form W-9 may subject the tendering owner (or other payee) to a $50 penalty imposed by the Internal Revenue Service and 28% federal income tax withholding. The box in Part 3 of the Substitute Form W-9 may be checked if the tendering owner (or other payee) has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is checked and the Exchange Agent is not provided with a TIN within 60 days of the date on the Substitute Form W-9, the Exchange Agent will withhold 28% until a TIN is provided to the Exchange Agent.

10.    Broker-dealers Participating in the Exchange Offer.    If no broker-dealer checks the last box on page 7 of this Letter of Transmittal, the Company has no obligation under the Registration Rights Agreement to allow the use of the Prospectus for resales of the Exchange Notes by broker-dealers or to maintain the effectiveness of the Registration Statement of which the Prospectus is a part after the consummation of the Exchange Offer.

11.    Irregularities.    The Company will determine, in its sole discretion, all questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Original Notes, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for which, may, in the view of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer set forth in the Prospectus under the caption “The Exchange Offer” or any conditions or irregularity in any tender of Original Notes of any particular Holder whether or not similar conditions or irregularities are waived in the case of other Holders.

The Company’s interpretation of the terms and conditions of the Exchange Offer (including this Letter of Transmittal and the instructions hereto) will be final and binding. No tender of Original Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Original Notes, neither the Company, any employees, agents, affiliates or assigns of the Company, the Exchange Agent, nor any other person shall be under any duty to give notification of any irregularities in tenders or incur any liability for failure to give such notification.

12.    No Conditional Tenders.    No alternative, conditional, irregular or contingent tenders will be accepted. All tendering Holders of Original Notes, by execution of this Letter of Transmittal, shall waive any right to receive notice of the acceptance of their Original Notes for exchange.

13.    Mutilated, Lost, Stolen or Destroyed Original Notes.    Any tendering Holder whose Original Notes have been mutilated, lost, stolen or destroyed should contact the Exchange Agent at the address indicated on the front of this Letter of Transmittal for further instructions.

14.    Requests for Assistance or Additional Copies.    Any questions or requests for assistance or additional copies of the Prospectus, this Letter of Transmittal or the notice of guaranteed delivery may be directed to the Exchange Agent at the telephone numbers and location listed on the cover page of this Letter of Transmittal. A Holder or owner may also contact such Holder’s or owner’s broker, dealer, commercial bank or trust company or nominee for assistance concerning the Exchange Offer.

15.    Incorporation of Letter of Transmittal.    This Letter of Transmittal shall be deemed to be incorporated in any tender of Original Notes by any DTC participant effected through procedures established by DTC and, by virtue of such tender, such participant shall be deemed to have acknowledged and accepted this Letter of Transmittal on behalf of itself and the beneficial owners of any Original Notes so tendered. By tendering Original Notes pursuant to book-entry procedures established by DTC, the DTC participant agrees to be bound by the terms of this Letter of Transmittal as if such participant had signed and physically delivered such document to the Exchange Agent.

IMPORTANT:  This Letter of Transmittal (or a facsimile hereof), together with certificates representing the Original Notes and all other required documents or the notice of guaranteed delivery, must be received by the Exchange Agent on or prior to the Expiration Date.

IMPORTANT TAX INFORMATION

Under federal income tax law, an owner of Original Notes whose tendered Original Notes are accepted for exchange is required to provide the Exchange Agent with such owner’s current TIN on Substitute Form W-9 below. If such owner is an individual, the TIN is his or her social security number. If the Exchange Agent is not provided with the correct TIN, the owner or other recipient of Exchange Notes may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, any interest on Exchange Notes paid to such owner or other recipient may be subject to 28% backup withholding tax.

Certain owners of Notes (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that owner must submit to the Exchange Agent a properly completed Internal Revenue Service Forms W-8ECI, W-8BEN, W-8EXP or W-8IMY (collectively, a “Form W-8”), signed under penalties of perjury attesting to that individual’s exempt status. Failure to provide the information required by Form W-8 may subject the tendering owner (or other payee) to a $50 penalty imposed by the Internal Revenue Service and 28% federal income tax withholding. A Form W-8 can be obtained from the Exchange Agent.

Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

Purpose of Substitute Form W-9

To prevent backup withholding the owner is required to notify the Exchange Agent of the owner’s current TIN (or the TIN of any other payee) by completing the following form, certifying that the TIN provided on Substitute Form W-9 is correct (or that such owner is awaiting a TIN), and that (i) the owner is exempt from withholding, (ii) the owner has not been notified by the Internal Revenue Service that the owner is subject to backup withholding as a result of failure to report all interest or dividends or (iii) the Internal Revenue Service has notified the owner that the owner is no longer subject to backup withholding. See the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for additional instructions.

What Number to Give the Exchange Agent

The Holder is required to give the Exchange Agent the TIN (e.g., social security number or employer identification number) of the owner of the Original Notes. If the Original Notes are registered in more than one name or are not registered in the name of the actual owner consult the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9,” for additional guidance on which number to report.

PAYEE’S NAME:

SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (“TIN”)	Part 1—PLEASE PROVIDE YOUR TIN IN THE BOX AT THE RIGHT AND CERTIFY BY SIGNING AND DATING BELOW.	Social Security Number(s) OR Employer Identification Number(s)

Part 2—Certifications—Under penalties of perjury, I certify that:

(1)    The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me) and

(2)    I am not subject to backup withholding because: (a) I am exempt from backup Number (“TIN”) withholding, or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

(3)    I am a U.S. person (including a U.S. resident alien).

Certification Instructions—You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because of under-reporting interest or dividends on your tax return.

Signature:                                                  Date:

Part 3— Awaiting TIN ☐

NOTE:	FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN A $50 PENALTY IMPOSED BY THE INTERNAL REVENUE SERVICE AND BACKUP WITHHOLDING OF 28%. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF SUBSTITUTE FORM W-9.

CERTIFICATE	OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office, or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days of the date in this form, 28% of all reportable cash payments made to me will be withheld until I provide a taxpayer identification number.

Signature:	Date:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Bylaws of Propex Fabrics Inc. contain provisions that provide for indemnification of officers and directors to the fullest extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, Propex Fabrics Inc.’s Certificate of Incorporation contains a provision eliminating the personal liability of a director to Propex Fabrics Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

Propex Fabrics Inc. has entered into indemnification agreements with certain of its officers and directors that provide for indemnification of such officers and directors to the fullest extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

Propex Fabrics Inc. maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

Pursuant to the registration rights agreement, Propex Fabrics Inc. has agreed to indemnify holders of registrable notes against certain liabilities. Also pursuant to the registration rights agreement, Propex Fabrics Inc. and certain broker-dealers, including certain persons associated with such broker-dealers, have agreed to indemnify each other against certain liabilities.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number		Description

3.1	—	Certificate of Ownership and Merger Merging Propex Fabrics Inc. into Amoco Fabrics and Fibers Company, filed with the Secretary of State of the State of Delaware on December 1, 2004.

3.2	—	Bylaws of Propex Fabrics Inc.

3.3	—	Certificate of Incorporation of Propex Fabrics International Holdings I Inc., filed with the Secretary of State of the State of Delaware on September 3, 2004, together with amendments thereto.

3.4	—	Bylaws of Propex Fabrics International Holdings I Inc.

3.5	—	Certificate of Incorporation of Propex Fabrics International Holdings II Inc., filed with the Secretary of State of the State of Delaware on September 3, 2004, together with amendments thereto.

3.6	—	Bylaws of Propex Fabrics International Holdings II Inc.

4.1	—	Indenture, dated as of December 1, 2004, among Propex Fabrics Inc., the guarantors named therein and Wells Fargo Bank, N.A., as Trustee.

4.2	—	Form of 10% Senior Note due 2012 (contained in the Indenture filed as Exhibit 4.1).

4.3	—	Registration Rights Agreement, dated as of December 1, 2003, among Propex Fabrics Inc., the guarantors named therein and BNP Paribas Securities Corp

5.1	—	Opinion of Bracewell & Patterson, L.L.P.

10.1	—	Credit Agreement, dated as of December 1, 2004, among Propex Fabrics Inc., Amoco Fabrics and Fibers Company, the lenders named therein and BNP Paribas, as Administrative Agent.

12.1	—	Computation of Ratio of Earnings to Fixed Charges.

21.1	—	Subsidiaries of Propex Fabrics Inc.

23.1	—	Consent of Ernst & Young LLP.

23.2	—	Consent of Bracewell & Patterson, L.L.P. (included in their opinion filed as Exhibit 5.1).

24.1	—	Powers of attorney.

25.1	—	Form T-1 Statement of Eligibility Under the Trust Indenture Act of 1939 of Wells Fargo Bank, N.A.

99.1	—	Form of Notice of Guaranteed Delivery.

99.2	—	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

(b) Financial Statement Schedules

Schedule II — Valuation and Qualifying Accounts

Item 22.	Undertakings

1. (a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3. The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

4. The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austell, Georgia, on February 11, 2005.

PROPEX FABRICS INC.

By:	/s/ PHILIP D. BARNES
Philip D. Barnes Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on February 11, 2005.

Name	Title

/s/ BRADFORD T. MORTIMER Bradford T. Mortimer	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ PHILIP D. BARNES Philip D. Barnes	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

* George W. Henderson, III	Chairman

* William C. Oehmig	Director

* Hunter Nelson	Director

* Jean-Pierre L. Conte	Director

* Richard D. Paterson	Director

* Robert T. Ladd	Director

* Donald G. Mercer	Director

* Gene G. Stoever	Director

* John C. Thornton	Director

*By:	/s/ JOHN D. HAWKINS
John D. Hawkins Attorney-in-fact for persons indicated

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austell, Georgia, on February 11, 2005.

PROPEX FABRICS INTERNATIONAL HOLDINGS I INC.

By:	/s/ PHILIP D. BARNES
Philip D. Barnes Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on February 11, 2005.

Signature	Title

/s/ BRADFORD T. MORTIMER Bradford T. Mortimer	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ PHILIP D. BARNES Philip D. Barnes	Director, Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austell, Georgia, on February 11, 2005.

PROPEX FABRICS INTERNATIONAL HOLDINGS II INC.

By:	/s/ PHILIP D. BARNES
Philip D. Barnes Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on February 11, 2005.

Signature	Title

/s/ BRADFORD T. MORTIMER Bradford T. Mortimer	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ PHILIP D. BARNES Philip D. Barnes	Director, Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

Report of Independent Registered Public Accounting Firm on Schedule

Management of BP Fabrics and Fibers Business:

We have audited the accompanying combined balance sheets as of December 31, 2003 and 2002, of the BP Fabrics and Fibers Business (the Business), and the related combined statements of operations, changes in parent company investment, and cash flows for each of the three years in the period ended December 31, 2003, and have issued our report thereon dated April 9, 2004 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21 of this Registration Statement. This schedule is the responsibility of the Business’ management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

ERNST & YOUNG LLP

Chicago, Illinois

April 9, 2004,

S-1

Schedule II – Valuation and Qualifying Accounts

(In Millions)

Description	Balance at January 1,	Additions charged to costs and expenses	Deductions for payments or write- offs	Balance at December 31,
2003
Allowance for doubtful accounts	2.3	1.5	(.1)	3.7
Allowance for discounts and returns	.6	—	—	.6
Inventory reserve	1.5	.1	—	1.6
Deferred tax asset valuation allowance	12.1	6.5	—	18.6

2002
Allowance for doubtful accounts	1.9	1.1	(.7)	2.3
Allowance for discounts and returns	.9	—	(.3)	.6
Inventory reserve	1.6	1.0	(1.1)	1.5
Deferred tax asset valuation allowance	13.9	—	(1.8)	12.1

2001
Allowance for doubtful accounts	2.3	.5	(.9)	1.9
Allowance for discounts and returns	.6	.3	—	.9
Inventory reserve	2.4	(.4)	(.4)	1.6
Deferred tax asset valuation allowance	4.6	9.3	—	13.9

S-2

Exhibit Index

Exhibit Number		Description

3.1	—	Certificate of Ownership and Merger Merging Propex Fabrics Inc. into Amoco Fabrics and Fibers Company, filed with the Secretary of State of the State of Delaware on December 1, 2004.

3.2	—	Bylaws of Propex Fabrics Inc.

3.3	—	Certificate of Incorporation of Propex Fabrics International Holdings I Inc., filed with the Secretary of State of the State of Delaware on September 3, 2004, together with amendments thereto.

3.4	—	Bylaws of Propex Fabrics International Holdings I Inc.

3.5	—	Certificate of Incorporation of Propex Fabrics International Holdings II Inc., filed with the Secretary of State of the State of Delaware on September 3, 2004, together with amendments thereto.

3.6	—	Bylaws of Propex Fabrics International Holdings II Inc.

4.1	—	Indenture, dated as of December 1, 2004, among Propex Fabrics Inc., the guarantors named therein and Wells Fargo Bank, N.A., as Trustee.

4.2	—	Form of 10% Senior Note due 2012 (contained in the Indenture filed as Exhibit 4.1).

4.3	—	Registration Rights Agreement, dated as of December 1, 2003, among Propex Fabrics Inc., the guarantors named therein and BNP Paribas Securities Corp

5.1	—	Opinion of Bracewell & Patterson, L.L.P.

10.1	—	Credit Agreement, dated as of December 1, 2004, among Propex Fabrics Inc., Amoco Fabrics and Fibers Company, the lenders named therein and BNP Paribas, as Administrative Agent.

12.1	—	Computation of Ratio of Earnings to Fixed Charges.

21.1	—	Subsidiaries of Propex Fabrics Inc.

23.1	—	Consent of Ernst & Young LLP.

23.2	—	Consent of Bracewell & Patterson, L.L.P. (included in their opinion filed as Exhibit 5.1).

24.1	—	Powers of attorney.

25.1	—	Form T-1 Statement of Eligibility Under the Trust Indenture Act of 1939 of Wells Fargo Bank, N.A.

99.1	—	Form of Notice of Guaranteed Delivery.

99.2	—	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.